Exhibit 10.26

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WTH “**”.  AN UNREDACTED VERSION OF THIS DOCUMENT HAS ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

Dated                 2004

GEFA International Holdings, Inc.

and

GE Capital Corporation

Framework Agreement

Linklaters

One Silk Street

London EC2Y 8HQ

Telephone (44-20) 7456 2000

TABLE OF CONTENTS

1	Definitions And Interpretation

2	Local Agreements

3	Exclusive Appointment

4	Regulatory Requirements

5	Financial Terms

6	Pricing - Profit Share and Financial Performance

7	Marketing

8	Non Solicit

9	Service Levels, Service Credits, Product Development and Good Industry Practice

10	Intellectual Property, Data and Data Protection

11	Data Protection

12	Gross Written Premiums and Collection

13	Cancellations and Cancellation Fees

14	Default Interest

15	Relationship Managers, and Informal Dispute Resolution and Arbitration

16	Performance Meetings And Report Outs

17	Accounts, Records and Access to Information

18	Assignment, Agents and Sub-Contracting

19	Warranty of Authority

20	Commencement, Term and Termination

21	Consequences of Termination

22	Force Majeure

23	Confidential Information

24	Waiver

25	Entire Agreement

26	Costs and Expenses

27	No Partnership

28	Notices

29	Invalidity and Severability

i

ii

Facsimile (44-20) 7456 2222

Ref

2

THIS AGREEMENT is made the                               2004

BETWEEN:

(1)                                 GEFA INTERNATIONAL HOLDINGS, INC. whose registered office is at 6604 West Broad Street, Richmond, VA 23230, USA (“GEFA”); and

(2)                                 GE CAPITAL CORPORATION whose registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware (“GECC”).

Collectively GEFA and GECC shall be referred to as “the Parties” and each as a “Party”.

RECITALS:

(A)                              GEFA is or will become the holding company of each GEFA Company.

(B)                                GECF is the holding company of each GECF Group Company who is party to existing insurance arrangements with GEFA Companies.

(C)                                As at the date of this agreement certain GEFA Companies provide Existing Payment Protection Products to certain GECF Group Companies under the Existing Local Agreements.

(D)                               GECC intends to appoint the GEFA Companies as the exclusive provider of Payment Protection Products to the GECF Group Companies in the Territories subject to the terms and conditions of this agreement and in return GEFA has agreed to provide market leading products and services and to deliver its services hereunder to a world class standard.

(E)                                 The Parties have entered into this agreement to give effect to their intention in relation to the Existing Local Agreements and in relation to New Local Agreements and New Territories.

THE PARTIES AGREE AS FOLLOWS:

1                                         Definitions And Interpretation

1.1                               Definitions

The following words and expressions shall, unless the context otherwise requires, have the following meanings:

“Acquired GECF Business” has the meaning given to it in Clause 3.2.6;

“Amended New Business Proposal” has the meaning given to it in paragraph 8.1 of Part A of Schedule 5;

“Applicable Laws” means any of the following in force from time to time in any of the Territories: any common law, statute, statutory instrument, treaty, rule, regulation,

directive, guideline, guidance, decision, bylaw, code, order, notice, demand, decree, resolution or judgement or licence conditions, or anything similar to any of the above in each case of a Governmental Authority and which is binding on GECC or any GECF Group Company or GEFA or any GEFA Company;

“Approved Subcontractor” means any of (i) the existing sub-contractors used by GEFA or a GEFA Company in connection with the provision of services to GECC or a GECF Group Company at the Commencement Date; (ii) the persons, from time to time, listed on the General Electric Group’s list of approved subcontractors; or (iii) any other person who in the reasonable opinion of the parties meets the due diligence requirements set out in Schedule 13 of this agreement;

“Benchmarking Pool” means any company or organisation that offers Payment Protection Products to consumers in one or more Territories;

“Best in Class” means service levels, product development and related services that are in the top 10 per cent. of Payment Protection Product providers in the relevant Territory;

“Business” means the provision, selling or distribution of Payment Protection Products by the GECF Group Companies provided by the GEFA Companies under this agreement;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which banks are open for business in London and, in relation to a GEFA Company or GECF Group Company, a day (other than a Saturday, Sunday or public holiday) on which banks are open for business in the place of business of that GEFA Company or GECF Group Company;

“Claims Frequency” means number of claims with a date of loss in the period under investigation divided by Earned Exposure in the same period;

“Claims Incurred” means claim payments plus Claims Reserves at the end of the period under investigation minus Claims Reserves at the beginning of the period under investigation;

“Claims Performance Statement” means the statement to be prepared by GEFA in accordance with clause 6.2 and Schedule 4;

“Claims Reserves” means the provisions held in GEFA’s US GAAP balance sheet in respect of all future payments on claims with a date of loss before the balance date;

“Commencement Date” means 1 January, 2004;

“Committed Payments Product” means any of the following:

(a)                                  a product which protects regular financial commitments due to a third party including gas, electricity, water and telecommunications companies; and

(b)                                 an extension of or variation to any other Payment Protection Product distributed by GECF to protect payment obligations due to persons other than GECF Group Companies;

“Comparable GWP” means the aggregate GWP accruing to GEFA and the GEFA Companies during the Previous Relevant Period in respect of all Policies in all Territories sold during the Previous Relevant Period (excluding GWP which accrued to GEFA and the GEFA Companies in relation to any Local Agreements which were terminated pursuant to clause 20.4 during the course of the Previous Relevant Period);

“Confidential Information” means:

(a)                                  in relation to GEFA, all information relating to GEFA’s or to any GEFA Company’s business, customers or financial or other affairs which is not publicly known including information relating to:

(i)                                     customer and supplier names and other details of customers and suppliers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys; and

(ii)                                  future projects, business development or planning, commercial relationships and negotiations or any insurance product concepts, ideas or proposals of GEFA or any GEFA Company; and

(iii)                               designs, formulae, inventions or improvements relating to products or prospective products designed or sold by GEFA or any GEFA Company  or any other trade secrets or know-how or financial information in relation to the businesses, finances, dealings or affairs of GEFA or any GEFA Company;

(b)                                 in relation to GECC, all information relating to any GECF Group Company’s business or financial or other affairs which is not publicly known including information relating to:

(i)                                     customer and supplier names and other details of customers and suppliers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys; and

(ii)                                  future projects, business development or planning, commercial relationships and negotiations or any insurance product concepts, ideas or proposals of any GECF Group Company; and

(iii)                               designs, formulae, inventions or improvements relating to products or prospective products designed or sold by any GECF Group Company or any other trade secrets or know-how or financial information in relation to the businesses or finances of any GECF Group Company;

“Contract Year” means each consecutive 12 month period from the Commencement Date or its anniversary (as the case may be) until the next anniversary;

“Control” means:

(a)                                  in relation to a body corporate, the ability of a person (either alone or in conjunction with another person pursuant to some agreement, arrangement or understanding) to ensure that the activities and business of that body corporate are conducted in accordance with the wishes of that person, and, without limitation, a person shall be deemed to have “Control” of a body corporate if:

(i)                                     that person (either alone or in conjunction with another person pursuant to some agreement, arrangement or understanding) is entitled to exercise 50 per cent. or more of the voting rights which are ordinarily exercisable in a general meeting of that body corporate;

(ii)                                  that person (either alone or in conjunction with another person pursuant to some agreement, arrangement or understanding) is entitled to appoint a majority of the board of directors of the body corporate;

(iii)                               in the case of a body corporate whose shares are not listed, quoted or dealt in on any securities or investment exchange or quotation system that person (either alone or in conjunction with another person pursuant to some agreement, arrangement or understanding) has the right to receive the majority of the income of that body corporate on any distribution by it of all of its income or the majority of its assets on a winding-up; or

(b)                                 in relation to an entity not being a body corporate, the power (either alone or in conjunction with another person pursuant to some agreement, arrangement or understanding) to direct the management or policies of such person, whether by operation of law, by contract or otherwise;

“Data Protection Legislation” means the Data Protection Act 1998 (UK), all applicable legislation implementing European Community Directives 95/46 and 97/66 for EU countries and all applicable data protection legislation in any of the Territories;

“Dispute” has the meaning given to it in clause 15.3;

“Earned Claims Fund” means Gross Earned Premium less Sales Commission incurred less Earned Retention;

“Earned Exposure” means the number of equivalent annual Policies in the period under investigation;

“Eligible GWP” means the aggregate GWP accruing to GEFA and the GEFA Companies during the Relevant Period in respect of all Policies in all Territories  sold during the Relevant Period;

“Earned Retention” means an amount withheld by GEFA to cover the cost of underwriting the Business expressed as a percentage of Gross Earned Premium (the “Retention Rate”) to be subtracted from the Gross Earned Premium when calculating the underwriting profit;

“Existing Business” means the Existing Direct Business and Existing Reinsured Business at the rates in existence at the Commencement Date to include any renaming, rebranding, product change or variation thereto (including any Substitute Business);

“Existing Direct Business” means the Schemes in existence at the Commencement Date as identified in Schedule 1 Part A;

“Existing Local Agreements” means the agreements in place in each Existing Territory at the Commencement Date, including any addendum thereto, and as listed in Schedule 8;

“Existing Payment Protection Products” means the payment protection insurance policies and schemes in the Existing Territories as set out in parts A and B of Schedule 1;

“Existing Reinsured Business” means the Schemes in existence at the Commencement Date as identified in Schedule 1 Part B;

“Existing Territories” means Italy, Spain, Portugal, Norway, Denmark, Sweden, United Kingdom, Ireland, Switzerland, Germany and France;

“Exit Phase” means:

(a)                                  in the context of expiry of this agreement or a Local Agreement, the period of 12 months prior to the date on which this agreement or the relevant Local Agreement (as the case may be) expires; and

(b)                                 in any other case, the period (with a minimum of 90 days) stipulated in the relevant notice of termination of this agreement or the relevant Local Agreement (as the case may be);

“Exit Plan” has the meaning given to that term in clause 21.3.1;

“Financial Services Regulator” means the Financial Services Authority in the United Kingdom or any successor or replacement thereof or, in the case of a Territory other than the United Kingdom, its equivalent;

“GECF Captive” means a captive insurance company to be established by GECC;

“GECF Group” means any subsidiary of GECC from time to time (other than Acquired GECF Business or GEFA Companies) who, from time to time, distributes Payment Protection Products in conjunction with entering into consumer financing agreements or arrangements where the relevant GECF Group Company (or a member of its Group) acts as the provider of finance. “GECF Group Company” shall be construed accordingly;  Where GECF is successful in procuring that Acquired GECF Business appoints a GEFA

Company as its exclusive provider of Payment Protection Products pursuant to Clause 3.2.3, then this definition shall automatically include such Acquired GECF Business;

“GECF Marks” means the marks owned by the GECF Group or another member of the General Electric Group which are used by the GEFA Group as at the Commencement Date to fulfil their obligations under this agreement or any Local Agreement and any additional marks agreed in writing between the Parties from time to time;

“GEFA Company” means each of the companies listed in Schedule 9 and any additional company as notified in writing to GECC by GEFA from time to time;

“GEFA Group” means GEFA and each of the GEFA Companies;

“GEFA Marks” means the marks owned by Genworth Financial, Inc. or a member of its Group which are used by the GECF Group as at the Commencement Date to fulfil their obligations under this agreement or any Local Agreement and any additional marks agreed in writing between the parties from time to time;

“GEFI Guernsey” means Financial Insurance Guernsey PCC Limited;

“Good Industry Practice” means, in relation to any particular circumstances, the degree of skill, diligence, prudence, foresight and operating practice which would reasonably and ordinarily be expected from a reasonably skilled and experienced provider of Payment Protection Products and related services of a similar type to the Payment Protection Products  and related services provided pursuant to this agreement under the same or similar circumstances;

“Governmental Authority” means any court, government, regulatory agency or regulatory authority (in each case whether international, national or local and in any jurisdiction), including the Financial Services Regulator;

“Group” means, in relation to any person, that person, its holding companies and the subsidiaries and subsidiary undertakings from time to time of such holding companies, all of them and each of them as the context admits including any joint venture companies, business relationships or any other business relationship;

“Gross Earned Premium” means the earning of the Gross Written Premium according to the GEFA balance sheet for US GAAP results reporting purposes;

“Gross Loss Ratio” means Ultimate Claims Cost  divided by Gross Earned Premium;

“Gross Written Premium” (or “GWP”) means, in relation to any Policy, the total premium payable by an Insured Customer in respect thereof less any Tax/levy and cancellations/refunds;

“Identified New Business” means the Schemes as identified in Schedule 1 Part C;

“Incentive Threshold” has the meaning given to it in clause 5.3;

“Insolvent” means in the case of any party the appointment of, the application for the appointment of or any step taken with a view to the appointment of, a liquidator, provisional liquidator, administrator, administrative receiver or receiver or equivalent officer, the entering into or the taking of any step with a view to the entering into of a scheme of arrangement or composition for the benefit of creditors generally (including a voluntary arrangement under Part 1 of the Insolvency Act 1986), any re-organisation, moratorium or other administration involving its creditors or any class of its creditors, the proposal or passing of a resolution or the convening of a meeting to consider a proposal to wind it up (other than a voluntary winding-up as part of a reorganisation) or the company becoming unable or being deemed to be unable to pay its debts as and when they fall due within the meaning of section  123 of the Insolvency Act 1986 or anything equivalent or analogous to any of the foregoing occurring in any jurisdiction;

“Insured” and “Insured Customer” means any GECF Group Company customer who has entered into a Policy provided:

(i)                                     by GEFA or a GEFA Company as the primary insurer; or

(ii)                                  by a primary insurer for which GEFA or a GEFA Company acts as a reinsurer;

“Key Service Levels” means the Service Levels specified in Table B of Schedule 2;

“Key Territories” means United Kingdom, Germany and France and any other Territory which accounts for more than 21,900,000 Euros of GWP in a Relevant Period;

“Local Addendum” means the addendum in the form set out in Schedule 11 to be entered into by the relevant GECF Group Companies with the relevant GEFA Companies in accordance with clause 2.1 or 5.4.3 (as the case may be);

“Local Agreements” means the Existing Local Agreements and the New Local Agreements;

“Local Comparable GWP” means the aggregate GWP accruing to a GEFA Company during the Previous Relevant Period in respect of all Policies sold during the Previous Relevant Period which relate to a particular Local Agreement the “Relevant Local Agreement”;

“Local Eligible GWP” means the aggregate GWP accruing to a GEFA Company during the Relevant Period in respect of all Policies sold during the Relevant Period which relate to the Relevant Local Agreement;

“Local Material Change” has the meaning given to it in clause 20.4.4;

“Loss Ratio” means either Claims Incurred divided by the Earned Claims Fund as calculated from the Profit Share Account or Ultimate Claims Cost divided by Earned Claims Fund, as calculated in the Claims Performance Statement;

“Material Change” has the meaning given to it in clause 20.2.3;

“Net Premium” means Gross Written Premium less any Sales Commission;

“New Business” has the meaning given to it in clause 3.2.2 and, for the avoidance of doubt, shall exclude Substitute Business;

“New Business Proposal” has the meaning given to it in paragraph 5 of Part A of Schedule 5;

“New Captive” means any entity forming part of an Acquired GECF Business which is the captive insurer of the Acquired GECF Business;

“New Direct Business” means all New Business that is not New Reinsurance Business and as agreed from time to time between the parties pursuant to clause 5.4.1;

“New Local Agreement” has the meaning given to it in clause 5.4.2;

“New Payment Protection Products” means products within the definition of Payment Protection Products but which are not Existing Payment Protection Products;

“New Reinsurance Business” means any New Business as agreed to be New Reinsurance Business from time to time between the parties pursuant to clause 5;

“New Territories” means **, and such other countries as may be agreed in writing between the Parties from time to time;

“Payment Protection Products” means any of the following:

(a)                                  any insurance, guarantee or waiver style product (howsoever described) which assists consumers in meeting some or all of their payment obligations under financial commitments  (including without limitation mortgages, personal and car loans and credit cards) which is linked to, or forms part of or is financed under any underlying financing or credit agreement  or is a Committed Payments Product but excluding mortgage indemnity insurance, GAP insurance, long term care insurance and free-standing term life products and investment products, warranty, auto insurance covering damage to car or property, personal accident, travel insurance, and health cash plan; or

(b)                                 any product (howsoever described) which provides for the suspension or forgiveness either temporarily or permanently of any sort of debt owing by a consumer,

in each case including any derivatives or variations of any such products and/or the administration and management of any such products.

“Policies” means the Payment Protection Products provided by GEFA Companies as either the primary insurer or provider or the reinsurer (including the existing product details set out in Schedule 1) and such Payment Protection Products which GECF Group Companies are authorised to market and sell and which are brought within the scope of this agreement from time to time by the execution of an addendum and “Policy” shall be construed accordingly;

“Potential New Business” has the meaning given to it in clause 3.2.1;

“Potential Substitute Business” means any Potential New Business which falls within the criteria set out in Schedule 15 Substitute Business Criteria;

“Previous Relevant Period” means the period of 12 calendar months immediately preceding the Relevant Period;

“Profit Share” means the share (if any) of Underwriting Profits payable to or by a GECF Group Company in accordance with clause 6.1;

“Profit Share Account” has the meaning given to it in paragraph 1 of Schedule 3;

“Quarterly Performance Meeting” has the meaning given to it in Paragraph 1 of Part A of Schedule 6;

“Regulatory Event” means the receipt by a GEFA Company (the “Affected GEFA Company”) of a notice, from the Financial Services Regulator of the Territory in which the relevant GEFA Company operates, in which the Financial Services Regulator gives notice that it intends to revoke or suspend any authorisation required by the relevant GEFA Company to perform any of its obligations under this agreement or any Local Agreement to which it is a party;

“Relevant Period” means any period of 12 months during the Term starting on the first day of a calendar month and ending on the last day of the calendar month 12 months later;

“Replacement Supplier” means any entity succeeding a GEFA Company in the provision of Payment Protection Products substantially similar to those provided under this agreement;

“Risk Loss Ratio” means Ultimate Claims Cost divided by Earned Claims Fund;

“Risk Rate” means that part of a premium which covers the expected costs of claims;

“Run-Off Period” means the period commencing on the effective date of termination or expiration of this agreement and ending when GEFA certifies to GECF in writing that all risks under all Policies have expired and all valid claims under all Policies have been finalised, and no further Claims Reserves are required;

“Sales Commission” means in relation to:

(a)                                  Existing Business and Identified New Business, the proportion of Gross Written Premium payable by GEFA or a GEFA Company to GECC as shown in Schedule 1; and

(b)                                 New Direct Business and New Reinsurance Business, the proportion of Gross Written Premium as agreed between the relevant GECF Group Companies and the relevant GEFA Companies from time to time;

“Scheme” means a type or category of Policy marketed and sold by a GECF Group Company pursuant to this agreement and/or any Local Agreement;

“Service Credits” means the credits payable to the GECF Group in accordance with Schedule 2;

“Service Levels” means the service levels described in Schedule 2 as amended or varied in accordance with this agreement;

“Substitute Business” means Potential Substitute Business which following the procedure set out in Clause 9 and Schedule 16 becomes Substitute Business.

“Supplemental Sales Commission” shall have the meaning given to it in clause 5.3 and shall be calculated in accordance with Schedule 7;

“Tax/levy” means any tax, levy or stamp duty or any charge payable in respect of insurance premiums levied by any tax authority in any jurisdiction covered by this agreement to be charged to Insured Customers at the applicable rate from time to time including any similar, equivalent, additional or replacement tax, levy or charge which may be imposed on or in relation to insurers or insurance transactions from time to time;

“Term” means the period of 5 (five) years following the Commencement Date;

“Territories” means the countries comprising the Existing Territories and the New Territories, and the term “Territory” shall mean any one of these;

“Ultimate Claims Cost” means claims payments plus Claims Reserves for future claims payments under the relevant Policies as at the date the Claims Performance Statement described in Schedule 4 is calculated; and

“Underwriting Profits” shall have the meaning given to it in Schedule 3, paragraph 3(c).

1.2                               Interpretation

The following rules apply unless the context requires otherwise:

1.2.1                     “holding company” and “subsidiary” shall be construed in accordance with section  736 of the Companies Act 1985, “subsidiary undertaking” shall be construed in accordance with section  258 of the Companies Act 1985 and “associated company” shall be construed in accordance with section  416 of the Income and Corporation Taxes Act 1988;

1.2.2                     the Interpretation Act 1978 shall apply to this agreement in the same way as it applies to an enactment;

1.2.3                     the words “including”, “include” and “includes” shall mean “including without limitation”, “include without limitation” and “includes without limitation”, as the case may be;

1.2.4                     a “person” includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking or organisation (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

1.2.5                     any reference to a party to this agreement includes its successors in title and permitted assignees;

1.2.6                     words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

1.2.7                     references to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

1.2.8                     references to recitals, clauses, paragraphs or schedules are to recitals, clauses and paragraphs of and schedules to this agreement. The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the recitals and the schedules;

1.2.9                     references to any agreement shall be construed as a reference to that agreement as amended, varied, supplemented or assigned from time to time;

1.2.10              if there is any inconsistency between the schedules or any Addendum and the main body of this agreement, then to the extent necessary to resolve such inconsistency the main body of this agreement shall prevail;

1.2.11              the index to and the headings in this agreement are for information only and are to be ignored for the purposes of construing the same;

1.2.12              references to a statutory provision include any subordinate legislation made from time to time under that provision; and

1.2.13              if a word or phrase is defined, its other grammatical forms have a corresponding meaning.

General Procurement Obligation

1.2.14              GECC shall procure that the GECF Group Companies fulfil their obligations under this agreement and comply with its terms.

2                                         Local Agreements

2.1                               Local Addendums

The GECF Group Companies party to an Existing Local Agreement shall, and GEFA shall procure that the relevant GEFA Companies party to an Existing Local Agreement shall, promptly enter into a Local Addendum to amend their Existing Local Agreement to give effect to the provisions of this agreement mutatis mutandis (subject only to including amendments or further provisions necessary to ensure compliance with Applicable Laws), including:

2.1.1                     clause 2.3;

2.1.2                     clause 3.1 and 3.2 (in respect of Existing Business, Substitute Business and Potential Substitute Business);

2.1.3                     clause 4;

2.1.4                     clause 6.1.1;

2.1.5                     clause 8;

2.1.6                     clause 9.1, 9.2, 9.4 and Schedule 2;

2.1.7                     clause 10.2;

2.1.8                     clause 11;

2.1.9                     clause 12.1;

2.1.10              clause 13;

2.1.11              clause 15;

2.1.12              clause 16.2 and Schedule 6 Part B;

2.1.13              clause 17;

2.1.14              clause 18;

2.1.15              clause 20.4;

2.1.16              clause 21.3;

2.1.17              clause 22;

2.1.18              clause 23; and

2.1.19              clause 24.

2.1.20              In respect of each Local Addendum, the assignment and subcontracting provisions incorporated by virtue of clause 2.1.14 above shall be supplemented by the addition of the following sub-clause:

“Notwithstanding anything in this Clause [Assignment Clause], all of the rights and obligations of the Financial Assurance Company Limited under this Agreement shall automatically transfer to Financial New Life Company Limited upon the transfer scheme for the transfer of all or substantially all of Financial Assurance Company Limited’s business to Financial New Life Company Limited pursuant to section  105 Financial Services and Markets Act 2000 becoming effective (with such amendments, deletions or additions to the scheme as the parties to the scheme may approve).”

2.1.21              GECC and GEFA shall procure that each Existing Local Agreement shall be amended to delete any provision which confers on any GECF Group Company which is a party to such Local Agreement any right to terminate such Local Agreement on a sale or disposal affecting the whole of or any part of any party to that Local Agreement (in either case, whether such sale or disposal is effected by way of an asset or business sale or a share sale or otherwise (including by the sale of a portfolio or by a change of the identity of the financing provider)).

2.2                               Inconsistency between this Agreement and Local Agreements

Without prejudice to Clause 2.1, where there is a conflict or inconsistency between this agreement and a Local Agreement, the terms of this agreement shall prevail, except in relation to:

(a)                                  provisions in Local Agreements that are necessary to ensure compliance with Applicable Laws; and

(b)                                 provisions in Existing Local Agreements relating to sales commission, Retention Rates and the calculation of Profit Share,

and accordingly, GEFA will procure that each GEFA Company shall, to the extent relevant, comply with the provisions of this agreement and GECF will procure that each GECF Group Company shall, to the extent relevant, comply with the provisions of this agreement.

2.3                               Term of Local Agreements

The Parties hereby agree and shall procure that notwithstanding the expiry dates specified in the Local Agreements, the term of each Local Agreement will be extended until close of business on the day preceding the fifth anniversary of the Commencement Date and shall not be varied during the Term unless both Parties agree otherwise.

3                                         Exclusive Appointment

3.1                               Exclusive Appointment in respect of Existing Business

With effect from no later than the Commencement Date the GECF Group Companies shall appoint GEFA or the relevant GEFA Companies as their exclusive provider of Existing Payment Protection Products in the Existing Territories.

3.2                               Exclusive Appointment in respect of Identified New Business and New Business and Substitute Business

3.2.1                     Potential New Business shall consist of a GECF Group Company’s requirements for, in the case of an Existing Territory or New Territory:

(a)                                  New Payment Protection Products;

(b)                                 Payment Protection Products to be provided to an Acquired GECF Business; or

(c)                                  Identified New Business,

and any related services.

3.2.2                     Potential New Business shall become New Business in accordance with and subject to the provisions of Clauses 9.4 and Schedule 5. Potential Substitute Business shall become Substitute Business in accordance with and subject to the provisions of Clauses 9.4 and Schedule 16.

3.2.3                     Subject to clause 3.2.6, 20.4.1 and Schedule 5 and Schedule 15 (Potential Substitute Business), the relevant GECF Group Company shall appoint GEFA or the relevant GEFA Company as its exclusive provider of Payment Protection Products in the Territories in respect of New Business and Substitute Business.

3.2.4                     During the Term and in respect of Territories covered by a Local Agreement, GECC will ensure that no GECF Group Company other than in accordance with this agreement will offer to any third party or GECF Group Company customer any Payment Protection Product in any Territory which is in competition with, or interferes with or restricts the sale or provision of any Payment Protection Product provided by GEFA or any GEFA Company pursuant to the relevant Local Agreement;

provided that nothing in this Clause 3.2.4 shall prevent:

(i)                                     the GECF Captive from providing Payment Protection Products in the Territory provided that it does so in accordance with the terms of clause 5.2 of this agreement;

(ii)                                  any New Captive from providing on an ongoing basis Payment Protection Products in the relevant Territory to third parties and customers of the Acquired GECF Business of which it forms part.  Save as provided in this agreement, the New Captive shall not supply Payment Protection Products to GECF Group Companies other than the Acquired GECF Business of which it forms part; and

(iii)                               GECF Group Companies from concluding arrangements pursuant to Clause 9.4.6.

3.2.5                     Schedule 1C sets out in respect of all Identified New Business production estimates and whether premiums are single or monthly **.

(i)                                     In respect of Potential New Business (where an addendum to a Local Agreement or a New Local Agreement in respect of such Potential New Business has been agreed pursuant to Schedule 5):

(a)                                  The GECF Group Companies shall not ** relating to the provision of Payment Protection Products (where such ** would be in breach of an addendum to a Local Agreement or a New Local Agreement as agreed pursuant to Schedule 5); and

(b)                                 The GECF Group Companies shall not unless GEFA requests be required to ** any ** the ** of their **. If GEFA requests a relevant GECF Group Company to ** relating to the provision of Payment Protection Products other than upon **, such relevant GECF Group Company shall do so in accordance with the terms of the relevant arrangement and on condition that:

(I)                                    if such ** relates to Identified New Business, GEFA ** the relevant GECF Group Company for ** of which GEFA was aware at the Commencement Date ** by the relevant GECF Group Company specifically in relation to such **; or

(II)                                if such ** relates to New Business (not being Identified New Business), GEFA ** the relevant GECF Group Company for ** incurred by the relevant GECF Group Company as a consequence of ** and any ** pursuant to the relevant agreement.

(ii)                                  In respect of Potential New Business (where an addendum to a Local Agreement or a New Local Agreement in respect of such Potential New Business has been agreed pursuant to Schedule 5), the relevant GECF Group Company agrees that subject to Clause 3.2.5(i)(b), where expressly permitted in the relevant arrangement, it shall use all reasonable endeavours to **, and the GECF Group Companies shall use all reasonable endeavours to **, any and all ** relating to the provision of Payment Protection Products.

3.2.6                     Where GECC or a GECF Group Company acquires a business or establishes any joint venture or partnership or any other business relationship in a Territory (an “Acquired GECF Business”) GECC shall, and GECC or the relevant GECF Group Company shall, use its reasonable efforts to ensure that the terms of the acquisition or establishment of the Acquired GECF Business neither **:

(a)                                  GECC from ** that the Acquired GECF Business appoint a ** as its **; and

(b)                                 the Acquired GECF Business from ** as its **.

In the event that GECC or the relevant GECF Group Company is, notwithstanding their reasonable efforts, unable to negotiate the terms of the acquisition or establishment of the Acquired GECF Business without the inclusion of ** which fall within paragraphs (a) and/or (b) above, GECC shall, and shall procure that the relevant GECF Group Company shall, use its reasonable efforts to procure that the terms of the acquisition or establishment ** as closely as reasonably possible ** as set out in this agreement that ** shall be appointed ** to the **.  Such efforts shall include ** to the maximum extent reasonably possible the terms of the acquisition or establishment which relate to:

(i)                                     the ** to which such arrangements apply;

(ii)                                  the ** of such arrangements; and

(iii)                               the ** of such arrangements.

3.2.7                     GECC undertakes that it shall not acquire an interest in or establish, or take any steps to acquire an interest in or establish, any joint venture or partnership or any other business relationship (or permit any GECF Group Company to do any such thing) with the intention of avoiding any of its obligations under this agreement.

3.2.8                     GECC represents and warrants to GEFA that all Identified New Business is owned as to 100 per cent. by GECC or the relevant GECF Group Company.

3.2.9                     In the event of a termination of a Local Agreement, the relevant GECF Group Company which was party to such Local Agreement shall no longer be required to appoint, a GEFA Company as its exclusive provider of Payment Protection Products provided under that Local Agreement in a Territory. Where as a result of such termination there are no Local Agreements in the Territory then the requirements of this Clause 3 on GECC and the GECF Group Companies shall no longer apply in respect of that Territory.

4                                         Regulatory Requirements

4.1                               GEFA shall, and shall procure that each GEFA Company shall, and each GECF Group Company shall, have in place appropriate policies and procedures to ensure observation of and compliance with all Applicable Laws (including, all current and any future regulatory requirements, all applicable accounting rules and all codes of practice applicable to its Business activities in each relevant Territory) in the performance of their respective obligations, or the exercise of its rights, under or in connection with this agreement or Local Agreement, as the case may be, from time to time.

4.2                               In the event that there are any changes to an applicable regulatory regime within a Territory which will impact on the sale or distribution of Payment Protection Products under this agreement or the ability of GEFA or a GEFA Company to meet its Service Level obligations, GEFA shall inform GECC, as soon as reasonably practicable after such change, and the Parties shall work together to agree a plan to enable the Parties to continue to perform their obligations under this agreement (the “Remediation Plan”). If the parties cannot agree a Remediation Plan within 10 Business Days of notice by GEFA, then the matter will be referred to the dispute resolution procedure in Clause 15.

4.3                               The Parties agree that if as a result of any changes in applicable law, regulation or regulatory requirements or GECC re-organisation:

(a)                                  the Tax/ levy in a Territory increases, any such increase shall be absorbed by the relevant GECF Group Company in that Territory; and/or

(b)                                 any GEFA Company is required to vary the level of regulatory capital maintained by it in respect of any Payment Protection Products underwritten and/or provided by GEFA pursuant to this agreement or any Local Agreement then GECC shall send to GEFA a written proposal setting out the steps to be taken so as to ensure that the relevant GEFA Company’s regulatory capital requirement is the same as it was before any such changes.  Within 5 Business Days of the date of issue of such proposal, the Parties shall commence working together with each using its best efforts to implement the proposal unless, before the expiry of such period of 5 Business Days, GEFA informs GECC in writing that, in its reasonable opinion, GEFA considers that the proposal will not have the effect of ensuring that the relevant GEFA Company’s regulatory capital requirement is the same as it was before such changes, in which case the Parties shall negotiate in good faith such amendments to the proposal as are necessary to achieve this effect. If the Parties fail to agree the necessary amendments to the proposal within 30 Business Days of the date of commencement of the negotiations, the changes to pricing shall be effected by the application of the provisions of Schedule 4.

4.4                               Benefits of Changes

If the parties jointly devise a method (whether under clause 4.3 above or otherwise) which improves GEFA’s and/or a GEFA Company’s regulatory capital requirement as regards Payment Production Products provided pursuant to this agreement, GECC shall be entitled to the financial benefit of such improvement in regulatory capital requirement.

5                                         Financial Terms

5.1                               Existing Direct Business and Substitute Business

Subject to clause 2, the Parties agree that all Existing Direct Business and Substitute Business shall continue to be underwritten on the terms set out in the Existing Local Agreements, as detailed in Part A of Schedule 1.

5.2                               Existing Reinsured Business

5.2.1                     Subject to clauses 2 and 5.2.2 the Parties agree that the Existing Reinsured Business shall continue on the terms set out in Part B of Schedule 1.

5.2.2                     When GECC has established the GECF Captive and the necessary arrangements are in place to allow the primary reinsurer to cede to GEFI Guernsey, the Existing Reinsured Business shall be migrated to become New Reinsurance Business (in accordance with Clause 5.6).  Each Scheme to be migrated, and the timetable for such migration, shall take effect according to the terms of proposals which shall be issued in writing from GECC to GEFA promptly upon the necessary arrangements being put in place, unless GEFA within 10 Business Days of the issue of any such proposal sends notice in writing to GECC that it, in its reasonable opinion, considers the terms or timetable for the relevant migration to be impractical, in which case the Parties shall negotiate in good faith such amendments to the relevant proposal as are necessary to allow the relevant Existing Reinsured Business to be migrated to the New Reinsurance Business to the satisfaction of the Parties, such Schemes continuing on the terms of Existing Business until the Parties reach agreement. Those Schemes that are not migrated will continue on the terms of Existing Reinsured Business in Schedule 1. For the avoidance of doubt, once any Existing Reinsured Business has been migrated it will still form part of the volume incentive calculations referred to in clause 5.3 below.

5.2.3                     The Parties agree and acknowledge that, in some of the Existing Business, GEFA or a GEFA Company acts as either the direct insurer or as a reinsurer to a primary insurer selected by GECC (the “Existing Reinsurance Arrangements”). GECC agrees that following termination of the Existing Reinsurance Arrangements with the primary insurer in accordance with clause 5.2.1, it will ensure that GEFA’s or a GEFA Company’s quota share is the same as that which existed under the previous primary insurer arrangements.

5.3                               Volume Incentive

If the aggregate of the Gross Written Premium attributable to the Existing Direct Business,  the Gross Written Premium for the Existing Reinsured Business and the Gross Written Premium attributable to any Substitute Business is in excess of Euro ** million (the “Incentive Threshold”) per calendar year as calculated in accordance with Schedule 7, then GEFA shall pay, or procure payment by the relevant GEFA Company, to GECC or its nominee as notified by GECC to GEFA from time to time a supplemental sales commission calculated on the amount of Gross Written Premium attributable to the Existing Direct Business in excess of the Incentive Threshold in accordance with Schedule 7 (the “Supplemental Sales Commission”). Any Supplemental Sales Commission due to GECC under this clause shall be paid annually in arrears within 100 days of the calendar year-end, with the first such payment being due to GECC within 100 days of 31st December 2004.  For the avoidance of doubt, no Supplemental Sales Commission shall be payable in respect of Gross Written Premium for the calendar year ending 31st December 2003.

5.4                               New Business

5.4.1                     New Business may be New Direct Business or New Reinsurance Business as determined in accordance with Schedule 5.

5.4.2                     Any New Local Agreement entered into relating to New Business in a Territory where there is no Local Agreement shall be in the form set out in Schedule 12 and shall give effect to the following provisions of this agreement, subject to the Applicable Laws:

(a)                                  the term of the New Local Agreement shall be from the date of the New Local Agreement and expire on 31 December 2008;

(b)                                 clause 3.2;

(c)                                  clause 4;

(d)                                 clause 5.5 or 5.6 (as applicable);

(e)                                  clause 6.1.2 and Schedule 3;

(f)                                    clause 8;

(g)                                 clause 9.1, 9.2, 9.4 and Schedule 2;

(h)                                 clause 10.2;

(i)                                     clause 11;

(j)                                     clause 12.2;

(k)                                  clause 13;

(l)                                     clause 15;

(m)                               clause 16.2 and Schedule 6 Part B;

(n)                                 clause 17;

(o)                                 clause 18;

(p)                                 clause 20.4;

(q)                                 clause 21.3;

(r)                                    clause 22;

(s)                                  clause 23; and

(t)                                    clause 24.

(u)                                 In respect of each New Local Agreement, the assignment and subcontracting provisions incorporated by virtue of clause 5.4.2(q) above shall be supplemented by the addition of the following sub-clause:

“Notwithstanding anything in this Clause [Assignment Clause], all of the rights and obligations of the Financial Assurance Company Limited under this Agreement shall automatically transfer to Financial New Life Company Limited upon the transfer scheme for the transfer of all or substantially all of Financial Assurance Company Limited’s business to Financial New Life Company Limited pursuant to section  105 Financial Services and Markets Act 2000 becoming effective (with such amendments, deletions or additions to the scheme as the parties to the scheme may approve).”

(v)                                 For the avoidance of doubt, no New Local Agreement shall contain any provision which confers on the GECF Group Company which is a party to such Local Agreement any right to terminate such Local Agreement on a sale or disposal affecting the whole of or any part of any party to that Local Agreement (in either case, whether such sale or disposal is effected by way of an asset or business sale or a share sale or otherwise (including by the sale of a portfolio or by a change of the identity of the financing provider)).

Once executed, this shall become a “New Local Agreement”.

5.4.3                     The Parties agree that in respect of Identified New Business and New Business in Territories subject to a Local Agreement, the relevant GECF Group Company shall, and GEFA shall procure that the relevant GEFA Company shall, either:

(i)                                     enter into an addendum or variation to the Local Agreement and that, subject to Clauses 5.5 and 5.6 below, such Identified New Business or New Business shall be subject to the terms of that Local Agreement; or

(ii)                                  enter into a New Local Agreement.

5.5                               New Direct Business

Subject to Paragraph 5.2.2 of Part A of Schedule 5, New Direct Business will be subject to a GEFA Retention Rate of ** per cent. of Gross Written Premium and a ** GECC: GEFA Profit Share split.

5.6                               New Reinsurance Business

5.6.1

(a)                                  Subject to Paragraph 5.2.2 of Part A of Schedule 5, when all necessary arrangements are in place with the primary reinsurer GECC will ensure that all Net Premium is duly ceded to GEFI Guernsey and that GEFI Guernsey receives a Retention Rate of **% of Gross Written Premium.

(b)                                 In respect of all New Reinsurance Business, GEFA will pay the primary reinsurer **% Profit Share.  It is GECC’s responsibility to ensure that all necessary arrangements are in place with the primary reinsurer to ensure GECC receives any monies owing to GECC from the primary reinsurer under any arrangement or agreement between the primary reinsurer and GECC.  Neither GEFA or any GEFA Company shall have any liability or responsibility in respect of any monies owing between the primary reinsurer and GECC or to ensure any payments are made to GECC.

(c)                                  In the event that the New Reinsurance Business arrangements are not capable of being established in accordance with this clause 5.6 or cease to be effective for any reason during the Term, including for legal or regulatory prohibitions, then all New Reinsurance Business shall revert to either the Existing Business terms or New Direct Business terms, at the discretion of GECC which shall be communicated in writing to GEFA promptly following any such failure and which decision shall be binding upon GEFA unless, within 20 Business Days of the notice from GECC,  GEFA (acting reasonably) objects in writing to the decision of GECC, in which case the matter shall be referred to the next Quarterly Performance Meeting for good faith negotiations between the Parties. Where, in the process of any good faith negotiations, the Parties agree a structure substantially similar to the current structure whereby the relevant GEFA Company acts as a reinsurer (whether primary, secondary or other), the Retention Rate will be that referred to in Clause 5.6.1(a). If any other structure is proposed then the Parties will enter into good faith negotiations to agree the pricing structure, taking into account all relevant factors including any capital adequacy requirements of the relevant GEFA Company and GECF Group Company.

6                                         Pricing - Profit Share and Financial Performance

6.1                               Profit Share - calculation and payment

6.1.1                     The Parties agree that in respect of Existing Business, the calculation, payment and treatment of Profit Share during the term of and after termination or expiry of the Local Agreement shall continue in accordance with the terms of the relevant Local Agreement.

6.1.2                     The Parties agree that in respect of New Business, the relevant GECF Group Companies shall and GEFA shall procure that the relevant GEFA Companies shall incorporate terms for the calculation, payment and treatment of Profit Share in respect of the New Business in the relevant New Local Agreements in accordance with Schedule 3.

6.2                               Financial Performance

The Parties agree to monitor the performance of the Payment Protection Products provided under this agreement in each Territory in accordance with the procedures set out in Schedule 4.

7                                         Marketing

Any marketing expenditure shall be determined between the Parties at a Territory level based on a cost / benefit analysis.

8                                         Non Solicit

During the Term, GEFA will ensure that no GEFA Company or member of Genworth Financial Inc.’s Group (with the exception of any GECF Group Companies) will directly canvass or solicit the custom of any customer of a GECF Group Company in any Territory in respect of any Payment Protection Product without the express written consent of GECC. GECC accepts that GEFA and any GEFA Company may notwithstanding this Clause 8 or any other provision of this agreement indirectly provide Payment Protection Products to a customer of a GECF Group Company via GEFA or a GEFA Company client or customer.

9                                         Service Levels, Service Credits, Product Development and Good Industry Practice

9.1                               Service Levels and Service Credits

9.1.1                     The Parties hereby agree that GEFA shall procure that the GEFA Companies comply with the Service Levels  in accordance with Schedule 2.

9.1.2                     Without prejudice to GECC’s or any GECF Group Company’s other rights or remedies under this agreement, GEFA shall procure that if a GEFA Company fails to meet the Key Service Levels, Service Credits shall be applied in accordance with Schedule 2.

9.1.3                     The provisions of clause 9.1.2 shall not apply in respect of breaches of Key Service Levels that occur within the first 6 months of the Term.

9.2                               Good Industry Practice

9.2.1                     GEFA shall, and shall procure that the GEFA Companies shall, carry out their respective obligations under this agreement and the Local Agreements in accordance with Good Industry Practice.

9.2.2                     GEFA shall, and shall procure that the GEFA Companies shall, ensure that in the performance of their obligations they remain Best in Class throughout the Term.  Any productivity gains or costs associated with remaining Best In Class shall be for the account of GEFA or the relevant GEFA Company.

9.3                               Service Level Review

9.3.1                     Without limiting any other obligations under this agreement, on or before 90 days prior to each anniversary of the Commencement Date, the Parties shall review the Service Levels and shall amend them to ensure the Service Levels are and remain Best in Class.  Where such amendments are required, they shall be implemented by GEFA with effect from the anniversary of the Commencement Date.

9.3.2                     GECC may engage a third party for the purposes of conducting a review of the kind described in Clause 9.3.1. GECC shall procure that the third party (the “Independent Consultant”) executes a confidentiality agreement in a form reasonably acceptable to GEFA.

9.3.3                     GEFA must make available a suitably qualified and experienced employee for up to ten days per annum to provide all necessary data and other information to GECC and any Independent Consultant engaged by GECC for the purposes of completing the review under Clause 9.3.1.

9.3.4                     If the Parties are not able to reach agreement on amendments required to the Service Levels in accordance with Clause 9.3.1, then that issue may be referred by either party to the Dispute procedure set out in Clause 15 for resolution.

9.4                               Product Development and Marketing

9.4.1                     GEFA shall, or shall procure that the GEFA Companies shall, offer to the GECF Group Companies all:

(a)                                  Payment Protection Products;

(b)                                 features of such Payment Protection Products; and

(c)                                  related marketing services,

that are offered to consumers in the relevant Territory.

9.4.2                     GEFA shall, or shall procure that the GEFA Companies shall, produce a quarterly report advising the GECF Group Companies on the latest market developments in respect of Payment Protection Products and advising the GECF Group Companies on new products, new product features and new marketing channels and methods that GECF Group Companies should consider adopting in order to be a market leading provider of Payment Protection Products.

9.4.3                     Any GECF Group Company may at any time request that GEFA or a GEFA Company provide any Payment Protection Products, features of Payment Protection Products (provided that such features are not mutually exclusive) and/or related marketing services whether or not contained in the reports prepared by any GEFA Company pursuant to Clause 9.4.2 (together “Offering(s)”) that any GECF Group Companies wish GEFA or any GEFA Company to provide.

9.4.4                     In respect of each Offering(s) requested by any GECF Group Company, GEFA will as soon as reasonably practicable and in any event not later than 20 Business Days after receiving the request either:

(a)                                  provide the relevant GECF Group Company with a product development plan (“Product Development Plan”) for the creation and delivery of the relevant Offering(s).  The Product Development Plan will:

(i)                                     identify (with an explanation and reference to Schedule 15) whether the Offering will be considered as Potential New Business or Potential Substitute Business for the purpose of this agreement;

(ii)                                  include a detailed specification of the Payment Protection Product, the features of the Payment Protection Product and/or related marketing services (as the case may be) that the relevant GECF Group Company wants included in the Offering and/or GEFA would be prepared to develop (the “GEFA Proposal”);

(iii)                               provide a reasonable timeframe for the creation and delivery of the Offering and/or the GEFA Proposal as the case may be, taking into consideration the complexity of the products and services, the regulatory environment in the relevant Territory, and the need for the GECF Group Companies to maintain their position as a market leading provider of Payment Protection Products.  The relevant GECF Group Company shall not unreasonably withhold or delay its agreement to such timeframe; or

(b)                                 decline to develop the Offering in which case they will also provide detailed written reasons for declining to develop the Offering.

The relevant GECF Group Company shall provide such information as the relevant GEFA Group Company shall reasonably request in order for the relevant GEFA Company to formulate its response pursuant to this Clause 9.4.4.  Such information shall be deemed to form part of the Offering.

9.4.5                     If GEFA provides the relevant GECF Group Company with a  Product Development Plan which includes a GEFA Proposal pursuant to Clause 9.4.4(a)(ii) then:

(i)                                     the relevant GECF Group Company may accept the GEFA Proposal in which case it shall then notify GEFA that it intends to substitute the GEFA Proposal for the relevant Offering(s) and proceed in accordance with Clause 9.4.9; or

(ii)                                  the relevant GECF Group Company may reject the GEFA Proposal and then proceed in accordance with Clause 9.4.6.

9.4.6                     Where the relevant GECF Group Company rejects the GEFA Proposal or GEFA declines to develop any Offering(s), subject to 9.4.14, GECC and the relevant GECF Group Company shall have no obligation to appoint GEFA or any GEFA Company as its exclusive provider in respect of the relevant Local Agreement in respect of the Offering(s) and GECC and the relevant GECF Group Company shall be free to enter into discussions, tenders, negotiations, arrangements and agreements with third parties and/or other GECF Group Companies in respect of the relevant Offering(s). The relevant GECF Group Company shall invite GEFA to take part in any subsequent tender process conducted by the relevant GECF Group Company in respect of the Offering(s) provided that GEFA agrees and shall procure that the relevant GEFA Company agrees that the provisions for determining the Retention Rate and the Risk Rate for the Offering as set out in Part II or Part III (as the case may be) of Schedule 16 (Business Proposal Pricing Process) shall apply to their submission save that, if an Actuary were to determine the Risk Rate pursuant to Paragraphs 5 or 9.2 of Schedule 16 (as the case may be), then the relevant GECF Group Company or the relevant GEFA Company would be entitled to reject the proposed Risk Rate. In either case, the relevant GECF Group Company would be entitled to award the tender to any third party.

9.4.7                     GEFA’s submission in accordance with Clause 9.4.4 shall be considered to be the creation of a “Product Development Plan” for the purpose of GEFA’s compliance with Paragraph 6.3 of Part A of Schedule 5;

9.4.8                     If the Parties cannot agree whether the Offering constitutes Potential New Business or Potential Substitute Business then the Parties shall refer the matter to the dispute resolution procedure set out in Clause 15.

9.4.9                     The relevant GECF Group Company will then review the Product Development Plan and where the Offering constitutes:

(a)                                  Potential New Business the Parties will initiate the process set out in Schedule 5 (for New Business); or

(b)                                 Potential Substitute Business, the Parties will initiate the process set out in Schedule 16 (for Substitute Business).

9.4.10              Where Potential Substitute Business is determined through the Schedule 16 process to be Substitute Business or Potential New Business is determined pursuant to the process in Schedule 5 to be New Business (as the case may be) GEFA shall, or shall procure that the relevant GEFA Company shall, make the Offering (including any amendments thereto agreed between the Parties) available to the relevant GECF Group Company in accordance with the terms of the Local Addendum or New Local Agreement agreed between the Parties.

9.4.11              Where the relevant GEFA Company and GECF Group Company are unable to agree on whether the timetable set out in the Product Development Plan is reasonable, having regard to the factors set out in Clause 9.4.4(a)(iii), either Party may refer the matter to the dispute resolution procedure set out in Clause 15.

9.4.12              Where the Offering is (i) Potential Substitute Business and is determined not to be Substitute Business pursuant to Schedule 16; or (ii) Potential New Business and is determined not to be New Business pursuant to the process set out in Schedule 5 then (subject to Clause 9.4.13 and 9.4.14) GECC and the relevant GECF Group Company shall have no obligation to appoint GEFA or any GEFA Company as its provider, whether exclusive or otherwise, in respect of the relevant Local Agreement in respect of the Offering and GECC shall be free to enter into discussions, tenders, negotiations, arrangements and agreements with third parties and/or other companies in the GECF Group in respect of the relevant Offering.

9.4.13              If GEFA or a GEFA Company make a GEFA Proposal in accordance with Clause 9.4.4 and the relevant GECF Group Company at any time during the Term of the relevant Local Agreement pursuant to which the GEFA Proposal was made decides to implement the GEFA Proposal with a third party, then the relevant GECF Group Company shall be required to make a request pursuant to Clause 9.4.3 of the agreement.

9.4.14              Where a tender process results pursuant to Clause 9.4.6 or 9.4.12, if:

(i)                                     a change is proposed to the Offering(s) during the tender process; and

(ii)                                  the result of such change is that the reason GEFA declined to develop the Offering no longer applies,

then the relevant GECF Group Company shall notify the relevant GEFA Company and both Parties shall be obliged to follow the procedure in Clause 9.4.3,

save that Clause 9.4.4(b) shall not apply and the GEFA Company shall not have the option of providing a GEFA Proposal pursuant to Clause 9.4.4(a)(ii).  For the avoidance of doubt, the tender process shall not be reactivated until such time as the GECF Group Company would be entitled to proceed to tender pursuant to Schedule 5 or Schedule 16.

9.4.15              The Parties shall from time to time throughout the term of this agreement conduct a benchmarking exercise in respect of the Payment Protection Products and related marketing services provided pursuant to this agreement and GEFA’s obligations pursuant to Clauses 9.4.1 and 9.4.2.

9.4.16              Any benchmarking exercise must be initiated and conducted in accordance with Schedule 14.

9.4.17              The first benchmarking exercise shall be completed by 30 September 2004 and subsequent benchmarking exercises shall be carried out at six month intervals thereafter.

9.5                               In the event that GECC or a GECF Group Company considers that GEFA or a GEFA Company is failing to comply with its obligations under clauses 9.2, 9.4.1 and 9.4.2, the Parties shall discuss the issue at the next following monthly meeting held in the relevant Territory pursuant to paragraph 2 of part B of Schedule 6.  If the relevant representatives attending such meeting are unable to agree the action to be taken to resolve the issue, the matter shall, within 10 Business Days of such failure to agree, be referred to the Relationship Managers of GECC and GEFA who shall negotiate in good faith to resolve the matter.

10                                  Intellectual Property, Data and Data Protection

10.1                        Licence of Intellectual Property

10.1.1              GECC licenses the GECF Marks to GEFA and the GEFA Companies for the Term and during the Run-Off Period for the purposes of this agreement in the Territories. All use of GECF Marks pursuant to this clause shall be subject to and in accordance with any trade mark use guidelines notified to GEFA by GECC in writing from time to time.

10.1.2              GEFA licenses the GEFA Marks to GECC and the GECF Group Companies for the Term and during the Run-Off Period for the purposes of this agreement in the Territories. All use of the GEFA Marks pursuant to this clause shall be subject to and in accordance with any trade mark use guidelines notified to GECF by GEFA from time to time in writing. For the avoidance of doubt, GECC has no obligation to use the GEFA Marks.

10.1.3              GECC shall indemnify GEFA and each member of the GEFA Group (each an “Indemnified Person”) in respect of any loss, cost, damage, liability or expense (including reasonable legal fees) suffered or incurred by an Indemnified Person in connection with any claim or action brought against that Indemnified Person to the effect that the use of the GECF Marks infringes the intellectual property rights of any third party, provided that (i) notice is given of any such claim or action so as to permit the person who owns the GECF Marks to assume and control the defence thereof and (ii) the person seeking to be indemnified under this clause does not enter into any settlement with respect to or compromise any such claim or action without the indemnifying party’s prior written consent.

10.1.4              GEFA shall indemnify GECC and each member of the GECF Group (each an “Indemnified Person”) in respect of any loss, cost, damage, liability or expense (including reasonable legal fees) suffered or incurred by an Indemnified Person in connection with any claim or action brought against that Indemnified Person to the effect that the use of the GEFA Marks infringes the intellectual property rights of any third party, provided that (i) notice is given of any such claim or action so as to permit the person who owns the GEFA Marks to assume and control the defence thereof and (ii) the person seeking to be indemnified under this clause does not enter into any settlement with respect to or compromise any such claim or action without the indemnifying party’s prior written consent.

10.1.5              Each Party (each individually a “Using Party”) acknowledges that all goodwill associated with the use by it of each of the GECF Marks or the GEFA Marks (as applicable) vests and shall vest in the owner of such mark and that the Using Party has no, and shall not by virtue of this agreement obtain any, rights in any of the GECF Marks or the GEFA Marks (as applicable) other than (to the extent owned by or licensed to the Using Party) as is necessary to fulfil its obligations hereunder.  The Using Party undertakes that it shall make no claim to such goodwill and shall make no use of any of the GECF Marks or the GEFA Marks (as applicable) save as necessary to fulfil its obligations hereunder.

10.1.6              Without prejudice to clause 10.1.5, if any goodwill or proprietary right in relation to any of the GECF Marks or the GEFA Marks (as applicable) vests in the Using Party, the Using Party shall, immediately upon becoming aware of the vesting of such goodwill or right, assign, or procure the assignment of, such goodwill or right to the owner of such mark.

10.1.7              The Using Party shall within a reasonable time notify the other party (such notification to be accompanied by all relevant information which is in its possession) if at any time during the  term of this agreement the Using Party is aware that any passing-off, infringement or act of unfair competition in relation to, or challenge to the validity of or proceedings for rectification in respect of, any of the GECF Marks or GEFA Marks (as applicable) is occurring, threatened or likely.  The Using Party shall not have any right to take proceedings in respect of any infringement of the GECF Marks or GEFA Marks (as applicable) and neither shall the owner of any of the relevant marks be obliged to bring such proceedings.

10.2                        Ownership of Intellectual Property Rights

10.2.1              GEFA acknowledges and shall procure that the GEFA Companies acknowledge that intellectual property rights arising in materials created by a GEFA Company specifically for a GECF Group Company in connection with the provision of the Payment Protection Products pursuant to this agreement shall vest in the relevant GECF Group Company. GEFA shall assign and shall procure that the GEFA Companies shall assign all rights in and to such intellectual property rights to the relevant GECF Group Company.

10.2.2              On the relevant GECF Group Company’s request, GEFA shall and shall procure that the GEFA Companies shall execute any formal assignment or document required to give effect to Clause 10.2.1 and shall provide all reasonable assistance required by the relevant GECF Group Company to perfect, protect, defend or assert its interests in such intellectual property rights.

10.3                        Ownership of Data

10.3.1              Save where expressly agreed otherwise in this agreement, all intellectual property rights (including database rights) and any other rights of whatever nature in the personal data and proprietary information of GEFA or any member of the GEFA Group (whether or not personal data as defined in the applicable data protection legislation in each Territory) disclosed by GEFA or any member of the GEFA Group to GECC or any member of the GECF Group under or in relation to this agreement shall remain at all times the property of GEFA or the relevant member of the GEFA Group.

10.3.2              Save where expressly otherwise agreed, all intellectual property rights (including database rights) and any other rights of whatever nature in the personal data and proprietary information of GECC  or any member of the GECF Group (whether or not personal data as defined in the applicable data protection legislation in each Territory) disclosed by GECC or any member of the GECC Group to GEFA or any member of the GEFA Group under or in relation to this agreement shall remain at all times the property of GECC or the relevant member of the GECF Group.

10.3.3              During the Term and following termination or expiry of this agreement, GEFA undertakes and shall procure that the GEFA Companies undertake not to use data or information supplied by a GECF Group Company or received under the terms of this agreement or a Local Agreement other than for the purposes of performing their obligations under this agreement or the relevant Local Agreement (as the case may be) and for risk modelling and profiling purposes. GEFA shall not, and shall procure that the GEFA Companies shall not, use any data or information supplied by a GECF Group Company or received under the terms of this agreement or a Local Agreement:

(a)                                  for marketing purposes including, without limitation, producing marketing information containing information concerning GECF Group Company clients (even if anonymised); or

(b)                                 for the purposes of directly or indirectly canvassing or soliciting the custom of any customer of the GECF Group.

11                                  Data Protection

11.1                        For the purposes of this clause 11, where terms and expressions used are not defined in this agreement they shall have the meaning assigned to them in the Data Protection Act 1998.

11.2                        GEFA shall, and shall procure that the GEFA Companies shall and GECC and the GECF Group Companies shall, in performing their obligations under this agreement, comply in all respects with the Data Protection Legislation and otherwise in accordance with this clause 11.

11.3                        Where either a GEFA Company or a GECF Group Company Processes Personal Data under this agreement GEFA or GECF, as appropriate, shall procure that the relevant GEFA Company or GECF Group Company shall:

(i)                                     take appropriate technical and organisational measures against the unauthorised or unlawful processing of the Personal Data and against actual loss or destruction of, or damage to, the Personal Data, having regard to the state of technological development and the cost of implementing any measures, the measures must ensure a level of security appropriate to the harm that might result from unauthorised or unlawful processing or accidental loss, destruction or damage and the nature of the Personal Data;

(ii)                                  process the Personal Data only in accordance with this agreement, the relevant GECF Group Company’s or GEFA Company’s instructions and having regard to the provisions of the Data Protection Legislation, or as is required by law or any relevant regulatory body in each Territory;

(iii)                               notify the relevant GECF Group Company or GEFA Company if it breaches its obligations under the Data Protection Legislation in connection with this agreement or a Local Agreement and such breach is investigated by the data protection regulator in the relevant Territory; and

(iv)                              refrain from disclosing the Personal Data in respect of individuals with the EEA to any third party or transferring the Personal Data obtained or processed within the EEA, outside the EEA (other than to such jurisdiction as GECF or GEFA may agree, such agreement not to be unreasonably withheld or delayed, or as otherwise required by Applicable Law) except in accordance with the written instructions of the relevant GECF Group Company or GEFA Company.

11.4                        The relevant GEFA Company or GECF Group Company may disclose the Personal Data to those of its employees and others (including contractors) as it reasonably considers necessary for the performance of its obligations under this agreement. The relevant GEFA Company or GECF Group Company shall take reasonable steps to ensure the reliability of employees who have access to the Personal Data and ensure that such employees and contractors are aware of the relevant GEFA Company’s or GECF Group Company’s obligations under this agreement and the Data Protection Legislation.

12                                  Gross Written Premiums and Collection

12.1                        Existing Business

The Parties agree that the determination of and collection of Gross Written Premiums in respect of the Policies sold in the Existing Business shall continue in accordance with the terms of the relevant Existing Local Agreement.

12.2                        New Business

The Parties agree that, in respect of Identified New Business and New Business, the relevant GECF Group Companies shall, and GEFA shall procure that the relevant GEFA Companies shall, agree and incorporate terms in the relevant New Local Agreement for the determination and collection of Gross Written Premiums in respect of the Policies sold in the New Business. Such terms shall include a provision to the effect that, where the GECF Group Company collects Gross Written Premiums, it shall collect from the Insured Customers the Tax/levy element thereof.

13                                  Cancellations and Cancellation Fees

13.1                        The Party responsible for calculating and making refunds to Insured Customers in respect of each sales channel shall be specified in the Local Agreements.

13.2                        The relevant GECF Group Companies shall, and GEFA shall procure that the relevant GEFA Companies shall, have good faith discussions to agree a cancellation fee (other than any cancellation fees due in the event of re-financing) to be charged to Insured Customers in the event of a cancellation of their Policy by the Insured Customer (provided cancellation fees are not prohibited by the Applicable Laws of the relevant Territory) in order to reflect the increased administration charges incurred by both the relevant GECF Group Company and the relevant GEFA Company and the cancellation terms on which they will share such cancellation fee (subject to local Applicable Laws).

14                                  Default Interest

If any Party fails to pay any amount payable by it under this agreement, the other shall be entitled to interest on the overdue amount, payable forthwith upon demand from the due date until the date of actual payment, both before and after judgment, at the rate of 2 per cent. per annum above the base rate from time to time of Barclays Bank plc. Such interest shall accrue on a daily basis and shall be compounded quarterly. All sums payable under this agreement shall be paid in Euros.

15                                  Relationship Managers, and Informal Dispute Resolution and Arbitration

15.1                        GEFA on the one hand and GECC on the other shall each appoint a representative (the “Relationship Managers”) who shall be primarily responsible for the day to day co-ordination and management of this agreement and the Business relationship between the Parties.  Each Party shall notify the other in writing of the identity of its Relationship Manager. The Relationship Managers may delegate any and all of their responsibilities to appropriate representatives. Each Party shall procure that its Relationship Manager and/or representative shall devote sufficient time and attention to his or her duties and responsibilities and shall be available to the other at all reasonable times.

15.2                        It is the intention of the Parties that any Dispute (as defined below), shall be settled amicably between the Parties as quickly as possible and accordingly:

15.2.1              where a Dispute arises in relation to a Local Agreement, the relevant GECF Group Company shall, and GEFA shall procure that the relevant GEFA Company shall, first refer such Dispute to the respective representatives of the relevant GECF Group Company and the relevant GEFA Company.  If such Dispute cannot be settled amicably within 5 Business Days, it shall be referred to the Relationship Managers of GECC and GEFA; and

15.2.2              where a Dispute arises in relation to this agreement which cannot be settled amicably within 3 Business Days, such Dispute shall first be referred to the respective Relationship Managers of the Parties or such other appropriate persons as the Relationships Managers shall nominate.

If the Relationship Managers (or their nominees) are unable to resolve a Dispute within 5 Business Days after such referral, the Dispute shall be referred (upon the application of either Party or its Relationship Manager) for resolution to the respective Managing Director or Chief Executive Officer (or the person of equivalent seniority) of each of the Parties.

15.3                        For the purposes of this clause 15, “Dispute” means a difference or dispute of whatever nature between the Parties (or the parties to a Local Agreement) arising under, out of or in connection with this agreement or a Local Agreement (including any question of interpretation of this agreement or a Local Agreement).

15.4                        Save as otherwise provided in this agreement, any Dispute which is not resolved pursuant to Clause 15.2 within 5 Business Days of referral to the Parties’ respective Managing Directors or Chief Executives (or such other period as is specified in this agreement) shall be resolved by arbitration in London conducted in the English language by a single arbitrator pursuant to the rules of the London Court of International Arbitration (“LCIA”). The appointing authority shall be the LCIA. For the avoidance of doubt, the terms of the Arbitration Act 1996 shall apply to such arbitration and neither Party shall be prevented from exercising any rights available to the Parties under the Arbitration Act 1996 including, without limitation, the right to apply for injunctive relief.

16                                  Performance Meetings And Report Outs

16.1                        Framework Agreement Performance Meetings

The Parties shall hold performance meetings in accordance with the terms of Part A of Schedule 6 and each Party shall ensure that the meetings are attended by its appropriate relevant personnel, to include the Relationship Managers and/or their representatives, and appropriate members of their respective finance, risk and operations teams.

16.2                        Local performance meetings

The relevant GECF Group Companies shall, and GEFA shall procure that the relevant GEFA Companies shall, hold performance meetings in accordance with Part B of Schedule 6.

17                                  Accounts, Records and Access to Information

17.1                        The Parties will keep, and shall procure that the GECF Group Companies and the GEFA Companies (as the case may be) will keep, true and accurate accounts and records in connection with this agreement, such accounts and records to comply with all Applicable Laws including any applicable requirements of the relevant Financial Services Regulator or any other applicable regulator.

17.2                        Subject to Applicable Laws and the confidentiality provisions of Clause 23, the Parties shall and shall procure that the GEFA Companies, in the case of GEFA, and the GECF Group Companies, in the case of GECF, shall permit (but not more often than twice in any Contract Year in a Territory unless required by the relevant Governmental Authority) authorised representatives, officers or employees of the other (at the cost of the requesting party) at all reasonable times on ten Business Days notice to carry out an audit of the GECF Group Company’s obligations in relation to Profit Share [or any regulatory requirements or dependencies on the relevant GECF Group Company] under any Local Agreements, or any provision of services by GEFA or a GEFA Company, or GEFA’s or a GEFA Company’s pricing methodology for Schemes and claims reserving policy, including when relevant those accounts and records and any papers which can legally be disclosed relating in whole or in part to the subject matter of this agreement or any Local Agreement.

17.3                        Without prejudice to any other right of either Party under this agreement and subject to Applicable Laws and the confidentiality provisions of clause 23, if any material complaint, claim or allegation is made (whether to or by any regulatory authority or by any Insured Customer or to any ombudsman or otherwise) or any proceedings (whether civil, criminal, investigative or administrative) shall be instituted against a Party or, any GEFA Company or any GECF Group Company (the “Affected Party”) or any of their agents or sub-contractors which in any way relates to any Payment Protection Product comprising the Business or the marketing, sale, administration and fulfilment thereof or to any Insured Customer or prospective Insured Customer (or if a Party reasonably believes that any such claim or allegation may be made or such proceedings instituted), the other Party shall promptly make available (on the written request of the Affected

Party or its legal advisers), and procure that any relevant GEFA Company or GECF Group Company (as the case may be) shall promptly make available, such documentation, information, files and papers and copies thereof as shall be in the possession of the other Party, GEFA Company or GECF Group Company (as the case may be) or any of its agents or sub-contractors which may relate in any way to the subject matter of such complaint, claim, allegation or proceedings and which it is not prevented from disclosing by virtue of any Applicable Law or any obligation of confidentiality.

18                                  Assignment, Agents and Sub-Contracting

18.1                        GECC shall not be entitled to and shall not, in each case without the prior written consent of GEFA (such consent not to be unreasonably withheld or delayed), assign, novate or otherwise transfer this agreement in whole or in part.

18.2                        GEFA may at any time assign all or any part of the benefit of, or its rights or benefits under, this agreement to a purchaser of all or a substantial part of the business of the GEFA Group but shall otherwise not be entitled to and shall not, in each case without the prior written consent of GECC (such consent not to be unreasonably withheld or delayed), assign, novate or otherwise transfer this agreement in whole or in part.

18.3                        Notwithstanding clauses 18.1 and 18.2 above, both Parties shall be entitled to assign, novate or otherwise transfer this agreement in whole or in part without the consent of the other Party to another Group company in the context of a solvent restructuring.

18.4                        Notwithstanding anything contained in this Clause 18, GEFA shall not assign all or any part of the benefit of, or its rights or benefits under, this agreement without the written consent of GECC to all or any of Citibank, HSBC, Cetelem or any other entity engaged in a multinational consumer lending business which is a competitor of the GECF Group.

18.5                        In respect of Existing Business, Substitute Business, Identified New Business and New Business in an Existing Territory:

(i)                                     GEFA and the GEFA Companies shall have the right to sub-contract any of their rights or obligations under this agreement or the relevant Local Agreement to an Approved Subcontractor; and

(ii)                                  if GEFA or any of the GEFA Companies wishes to sub-contract any of its rights or obligations under this agreement or the relevant Local Agreement to a third party which does not fall within paragraph (i) above, GEFA shall seek the prior written consent of GECC (such consent not to be unreasonably withheld or delayed).

18.6                        In respect of New Business in a New Territory GEFA and the GEFA Companies shall not, without GECC’s prior written consent (such consent not to be unreasonably withheld or delayed), sub-contract any of their rights or obligations under this agreement other than to an Approved Subcontractor.

18.7                        For the purposes of this agreement, any act or omission or failure to carry out any obligation under this agreement of any third party or GECF Group Company or GEFA Company (as the case may be) to whom a Party to this agreement has sub-contracted or otherwise delegated its obligations shall be deemed to be an act or omission or failure of the Party which appointed that third party or delegated to such Group company. The appointing Party shall not be relieved from its liability for any failure by that Party or any of its appointees to perform any obligation which it sub-contracts or otherwise delegates to any third party or Group company and shall remain liable for such failures, acts or omissions.

18.8                        Without prejudice to clause 18.5, each Party shall act prudently in relation to the outsourcing of any functions under or relating to this agreement and shall comply with any Financial Services Regulator’s provisions or any Territory-specific provisions relating to the outsourcing of any functions, duties or responsibilities under or in connection with this agreement.

19                                  Warranty of Authority

Each Party warrants to the other that it has full authority and power to execute this agreement and to perform all of its duties and obligations under this agreement and any document to be executed pursuant hereto. Each Party shall provide evidence of such authority if and when required by the other.

20                                  Commencement, Term and Termination

20.1                        Commencement and Term

20.1.1              This agreement shall commence on the Commencement Date and, subject to clauses 20.2 and 20.3, shall continue in force until 31 December 2008.

20.1.2              Any terms for extension of this agreement shall be agreed on or by 30 June 2008 failing which this agreement shall expire on 31 December 2008.

20.2                        Termination Rights of GECC

20.2.1              GECC may terminate this agreement at any time by written notice to GEFA if:

(a)                                  GEFA becomes Insolvent;

(b)                                 GEFA commits an irremediable material breach of this agreement;

(c)                                  GEFA commits a material breach of this agreement and fails to remedy such breach within 30 days of being required to do so by written notice given by GECC;

(d)                                 subject to Clause 20.2.2, GEFA commits a series of persistent breaches which when taken together constitute a material breach of this agreement;

(e)                                  the number of Local Agreements which have been terminated pursuant to clause 20.4 or its equivalent in the Local Agreement represents 50 per cent. or more of the total number of Local Agreements in existence from time to time;

(f)                                    Genworth Financial, Inc. ceases to have a financial strength rating of BBB or better according to Standard & Poor’s;

(g)                                 a Material Change has occurred and paragraph 12 of the procedure set out in Part C of Schedule 5 applies (such procedure having been initiated pursuant to Clause 20.2.3);

(h)                                 50 per cent. or more of the maximum available Service Credits in a month have been accumulated for each of nine months or more in any Relevant Period;

(i)                                     any one of Citibank, HSBC, Cetelem or any other entity engaged in a multi-national consumer lending business which is a competitor of the GECF Group has acquired Control of GEFA or any holding company of GEFA, such notice shall set out the length of any required Exit Phase and the date the termination takes effect.

20.2.2              GECC shall not provide a notice to terminate pursuant to Clause 20.2.1(d) without first referring the matter to the dispute resolution procedure referred to in Clause 15.  If the dispute resolution procedure: (i) does not lead to the parties agreeing a remediation plan in respect of the breaches then GECF may terminate this agreement in accordance with Clause 20.2.1(d) or (ii) produces an agreed resolution plan but GEFA fails to comply with such plan, then the persistent breaches shall be deemed to be a material breach and GECC may terminate this agreement in accordance with Clause 20.2.1(c).

20.2.3              If in any Relevant Period Eligible GWP is in excess of 20 per cent. lower than Comparable GWP in two or more Territories (a “Material Change”), GECC shall, have the right, by notice in writing to GEFA, within 10 Business Days of the occurrence of such Material Change, to initiate the procedure set out in Part C of Schedule 5. For the avoidance of doubt, if a Material Change results or may be reasonably said to result from a general reduction in the amount of financing or other activity or a reduction due to any specific management decision of GECC or a GECF Group Company which results in a reduction in production in the relevant Territories, then the procedure in Part C of Schedule 5 shall not be initiated and a Material Change shall be deemed not to have occurred.

20.3                        Termination Rights of GEFA

GEFA may terminate this agreement at any time by written notice to GECC if GECC becomes Insolvent.

20.4                        Termination Rights under Local Agreements

20.4.1              The Parties agree that the relevant GECF Group Companies shall, and GEFA shall procure that the relevant GEFA Companies shall, in respect of Existing Business, amend the terms of their Existing Local Agreements, or in respect of Identified New Business and New Business, enter into New Local Agreements, which grant the relevant GECF Group Company and the relevant GEFA Company as applicable the right to terminate such Local Agreement by written notice to the relevant counterparty if (and only if):

(i)                                     the relevant GECF Group Company or GEFA Company is Insolvent;

(ii)                                  the relevant GEFA Company commits an irremediable material breach of the Local Agreement;

(iii)                               the relevant GEFA Company commits a material breach of the Local Agreement and fails to remedy such breach within 30 days of being required to do so by written notice given by GECC;

(iv)                              subject to Clause 20.4.3, the relevant GEFA Company commits a series of persistent breaches which when taken together constitute a material breach of the Local Agreement;

(v)                                 a Local Material Change has occurred and paragraph 12 of the procedure set out in part C of Schedule 5 applies (such procedure having been initiated pursuant to Clause 20.4.4);

(vi)                              subject to 20.4.2 if, in respect of the relevant Local Agreement, GEFA accumulates at least 27.5 per cent. of the maximum available Service Credits in any four consecutive months or for any nine months in a Relevant Period provided that if such period ends after 31 December 2005 the reference to 27.5 per cent. above shall be replaced by a reference to 25 per cent. ; or

(vii)                           a Regulatory Event has occurred and sub-paragraph (ix) of the procedure set out in clause 20.4.5 applies,

such notice shall set out the length of any required Exit Phase and the date the termination takes effect.

20.4.2              GECC shall not exercise its right to terminate any Local Agreement pursuant to Clause 20.4.1(vi) at any time (i) within 12 calendar months from the Commencement Date and (ii) in respect of a New Local Agreement within 6 calendar months from the commencement date of the relevant Local Agreement.

20.4.3              GECC shall not provide a notice to terminate pursuant to Clause 20.4.1(iv) without first referring the matter to the dispute resolution procedure referred to in Clause 15.  If the dispute resolution procedure: (i) does not lead to the Parties agreeing a remediation plan in respect of the breaches then GECC may terminate this agreement pursuant to Clause 20.4.1(iv) or (ii) produces an agreed resolution plan but GEFA fails to comply with such plan, then the breach(es) shall be deemed to be material and GECC may terminate the Local Agreement in accordance with Clause 20.4.1(iii).

20.4.4              If in any Relevant Period, Local Eligible GWP is in excess of 50 per cent. lower than Local Comparable GWP (a “Local Material Change”) GECC shall within 10 Business Days of the occurrence of such Local Material Change have the right, by notice in writing to GEFA, to initiate the procedure set out in Part C of Schedule 5 with respect to the Local Agreement in question, provided that in respect of each Local Agreement in a Key Territory the figure of 50 per cent. above shall be replaced with 20 per cent. For the avoidance of doubt, if a Local Material Change results or may be reasonably said to result from a general reduction in the amount of financing activity or a reduction due to any specific management decision of GECF Group Companies which results in a reduction in production in the relevant Territory, then the procedure in Part C of Schedule 5 shall not be initiated and a Local Material Change shall be deemed not to have occurred.

20.4.5              The Parties agree that following the occurrence of a Regulatory Event, the following shall apply.

(i)                                     Within 5 Business Days of the occurrence of a Regulatory Event, the Affected GEFA Company shall give notice in writing of the Regulatory Event to each counterparty of each Local Agreement to which it is a party.  Such notice shall include:

(a)                                  details of the matter which gave rise to the Regulatory Event;

(b)                                 details of any remedial action stipulated by the Financial Services Regulator which may be taken in order to avoid the threatened revocation or suspension of authorisation; and

(c)                                  details of any deadlines by which such action must be taken.

(ii)                                  Upon receipt of the notice referred to in clause (i) above the relevant GECF Group Company may begin contingency planning to change to a Replacement Supplier in respect of those Payment Protection Products which the Affected GEFA Company will be unable to provide in the event that its authorisation is revoked or suspended.  Such contingency planning may include contacting potential replacement suppliers for the purposes of agreeing terms of supply but, for the avoidance of doubt, any such agreement shall be conditional on the revocation or suspension of the Affected GEFA Company’s authorisation.

(iii)                               Within 15 Business Days of the occurrence of the Regulatory Event, the Affected GEFA Company shall produce and provide to the relevant GECF

Group Company a proposal updated from time to time as appropriate setting out the action which the Affected GEFA Company intends to take in order to comply with the terms of the notice from the Financial Services Regulator and the timetable within which such action shall be taken.

(iv)                              Promptly after the provision of the proposal pursuant to clause (iii) above, the Affected GEFA Company and the relevant GECF Group Company shall discuss the adequacy of the proposed action and timetable.

(v)                                 If the Affected GEFA Company and the relevant GECF Group Company, each acting reasonably, agree that the steps set out in the proposal will be sufficient to resolve the problem, the Affected Company shall implement the proposal in accordance with the agreed timetable.  The Affected GEFA Company shall keep the relevant GECF Group Company regularly informed as to progress and shall promptly inform the relevant GECF Group Company of any further relevant communications from the Financial Services Regulator.

(vi)                              If the relevant GECF Group Company, acting reasonably, considers that the proposal will not adequately address the problem identified by the Financial Services Regulator, the parties shall negotiate in good faith to make such amendments as they agree are necessary to resolve the problem.

(vii)                           If at any time the Affected GEFA Company, in its reasonable opinion, considers that it will be unable to take the necessary action to avoid the revocation or suspension of its authorisation, it shall immediately inform the relevant GECF Group Company and the provisions of clause (ix) shall apply.

(viii)                        If at any time the Financial Services Regulator notifies the Affected GEFA Company that is authorisation has been revoked or suspended, the provisions of clause (ix) shall apply.

(ix)                                In the event that this clause (ix) applies, the relevant GECF Group Company shall have the right to terminate the relevant Local Agreement to the extent that it relates to Payment Protection Products in respect of which the Affected GEFA Company is or shall be unable to meet its obligations and shall have the right to enter arrangements for the supply of such Payment Protection Products with a Replacement Supplier.

21                                  Consequences of Termination

21.1                        Termination of this Agreement

21.1.1              Upon the termination or expiration of this agreement pursuant to clauses 20.1, 20.2 or 20.3 the Local Agreements shall automatically terminate.

21.1.2              GECC and each GECF Group Company shall not during the Term or during the Run-Off Period, by way of any act or omission, encourage, induce or persuade any Insured Customer to terminate any Payment Protection Product which such Insured Customer has entered into with GEFA or a GEFA Company.

21.2                        Surviving Clauses

21.2.1              Termination or expiry of this agreement for whatever reason shall be without prejudice to the rights, obligations and liabilities of either Party then accrued due and shall not affect the coming into force or the continuation in force of this clause 21.2.1 or of any provision of this agreement which is expressly stated to continue in force at or after termination or expiry including , 10.3, 11, 15, 17, 21.3, 23, 30 and 31.

21.2.2              During the Run-Off Period the following additional clauses shall remain in force: 5.3, 6, 9.1, 9.2, 12, 13, 14, 16, 18.

21.3                        Exit Plan and Termination Assistance

21.3.1              If GECC so requests promptly following the commencement of an Exit Phase, GEFA shall and shall procure that the GEFA Companies shall as soon as reasonably practicable submit to GECC and the relevant GECF Companies a plan (the “Exit Plan”) which shall describe the activities and tasks to be performed by the Parties in order to facilitate the smooth transfer of the responsibility for the provision of Payment Protection Products to a Replacement Supplier.

21.3.2              During the Exit Phase, the Parties shall perform their respective obligations as stated in the Exit Plan.

21.3.3              Subject to the provisions of the Exit Plan, each Party shall and shall procure that the GEFA Companies or the GECF Group Companies (as applicable) shall during the Exit Phase provide to the other Party any assistance reasonably requested to allow the provision of Payment Protection Products to continue without material interruption or material adverse effect and to facilitate the transfer of, responsibility for and conduct of the provision of Payment Protection Products to a Replacement Supplier in accordance with the provisions of the Exit Plan.  GEFA shall be responsible for any reasonable additional costs incurred by GEFA as a result of the provision of termination assistance services to GECC or GECF Group Companies.

21.3.4              Except as otherwise stated in the Exit Plan, the obligations stated in Clauses 21.3.2 and 21.3.3 above shall be in addition to and not in substitution for the provision of the Payment Protection Products during the Exit Phase on the terms and conditions of this agreement.

22                                  Force Majeure

22.1                        “Event of Force Majeure” means, in relation to any Party or a GECF Group Company or a GEFA Company (as the case may be), an event or circumstance beyond the reasonable control of that person (the “Claiming Party”) including, without limitation, strikes, lock-outs and other industrial disputes (in each case, whether or not relating to the Claiming Party’s workforce) but excluding any event under clause 4.

22.2                        The Claiming Party shall not be deemed to be in breach of this agreement or otherwise liable to any other party (the “Non-claiming Party”) for any delay in performance or any non-performance of any obligations under or pursuant to this agreement (and the time for performance shall be extended accordingly) if and to the extent that the delay or non-performance is due to an Event of Force Majeure provided that:

(i)                                     the Claiming Party could not have avoided the effect of the Event of Force Majeure by taking precautions, including disaster recovery arrangements, which, having regard to all matters known to it before the occurrence of the Event of Force Majeure and all relevant factors, it ought reasonably to have taken but did not take; and

(ii)                                  the Claiming Party has used reasonable endeavours to mitigate the effect of the Event of Force Majeure and to carry out its obligations under this agreement in any other way that is reasonably practicable.

22.3                        The Claiming Party shall promptly notify the Non-claiming Party of the nature and extent of the circumstances giving rise to the Event of Force Majeure.

22.4                        If the Event of Force Majeure in question prevails for a continuous period in excess of two months after the date on which it began, the Non-claiming Party may require that the issue be included on the agenda of the next local performance meeting held pursuant to clause 16.2.  At such meeting the Parties shall discuss in good faith the continued provision of the affected service or obligation and any necessary amendments to this agreement or the relevant Local Agreement.

23                                  Confidential Information

23.1                        Each Party undertakes to each other and each member of the other party’s Group that it will not, and will ensure that its directors, officers, employees and agents do not, without the prior written consent of the other Party:

23.1.1              make available or disclose any Confidential Information of the other party which is provided to it by that other Party pursuant to this agreement to any person other than those of its directors, officers or employees or other persons (including subcontractors) who are necessarily required in the course of their duties to receive and consider the same for the purposes of performing its obligations or exercising its rights under this agreement and for risk modelling and profiling purposes, but not for marketing purposes or for the purposes of directly or indirectly canvassing or soliciting the custom of any customer of the GECF Group

(including for the avoidance of doubt using anonymised information on clients of GECF Group Companies) (the “Permitted Purposes”); or

23.1.2              use any Confidential Information of that other Party which is provided to it by the other Party pursuant to this agreement other than for the Permitted Purposes.

23.2                        The provisions of clause 23.1 shall not apply to the extent that any Confidential Information:

23.2.1              is at the date of this agreement or any time thereafter becomes publicly known, other than as a result of any breach of this agreement or any other duty of confidence;

23.2.2              can be shown by the receiving Party to the disclosing Party’s reasonable satisfaction to have been known by the receiving Party before disclosure by the disclosing Party, other than as a result of any breach of this agreement or any other duty of confidence;

23.2.3              is required to be disclosed by any court or governmental, administrative or regulatory authority competent to require such disclosure; or

23.2.4              is required to be disclosed by any Applicable Law.

23.3                        Notwithstanding clause 23.1:

23.3.1              a Party may disclose Confidential Information relating to another to its professional advisers for the purposes of obtaining professional advice provided that the disclosing Party shall advise any such person to whom such information is disclosed of the confidentiality obligations contained in this agreement and shall procure that such person complies with such obligations as if it were a party to this agreement; and

23.3.2              no Party shall be prevented from using or disclosing any information which is independently developed without reference to or which does not refer to any Confidential Information of the other Party.

23.4                        Each Party shall, forthwith upon termination or expiry of this agreement for any reason or upon the receipt by it of written demand from the other, return all written Confidential Information provided to it by the other Party.

24                                  Waiver

24.1                        A waiver of any term, provision or condition of this agreement shall be effective only if given in writing and signed by the waiving Party and then only in the instance and for the purpose for which it is given.

24.2                        No failure or delay on the part of any Party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

24.3                        No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the Parties.

25                                  Entire Agreement

25.1                        This agreement constitutes the entire and only agreement between the Parties relating to the subject matter of this agreement and (to the extent permissible by law) supersedes and extinguishes any and all prior drafts, agreements, writings, negotiations, understandings, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating to or in connection with the subject matter of this agreement provided that neither Party is attempting to exclude any liability for fraudulent statements (including fraudulent pre-contractual misrepresentations) on which the other Party can be shown to have relied. All terms, conditions and warranties not stated expressly in this agreement, and which would in the absence of this provision be implied into this agreement by statute, common law, equity, trade, custom or usage or otherwise, are excluded to the maximum extent permitted by law.

25.2                        Each Party acknowledges that it has not been induced to enter into this agreement in reliance upon, nor has it been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as expressly set out in this agreement and, to the extent it has been, it unconditionally and irrevocably waives any claims, rights and remedies which it might otherwise have had in relation thereto.

25.3                        The provisions of this clause shall not exclude any liability which a Party would otherwise have to the other or any right which either of them may have to rescind this agreement in respect of any statements made fraudulently by the other prior to the execution of this agreement or any rights which either of them may have in respect of fraudulent concealment by the other.

25.4                        This agreement may be varied only by a document signed by both Parties.

25.5                        Any claim brought by either Party in respect of a breach by the other Party of the terms of this agreement may include a claim for actual or potential loss of profits.

26                                  Costs and Expenses

26.1                        Except as expressly provided in this agreement each of the Parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this agreement and any other agreement incidental to or referred to in this agreement.

26.2                        Except as expressly provided in this agreement, GECC shall not be entitled to any other remuneration or to be reimbursed for any cost, charge or expense incurred by it in each case in connection with this agreement or the performance of its obligations hereunder.

For the avoidance of doubt, this clause shall not operate to exclude or limit any liability of GEFA for breach of contract or its negligence.

27                                  No Partnership

Nothing in this agreement and no action taken by the Parties pursuant to this agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity.

28                                  Notices

28.1                        Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):

In the case of GEFA to:

Address: Vantage West, Great West Road, Brentford, Middlesex TW8 9AG
Fax: 44 20 8380 3300
Attention: European Legal Director

In the case of GECC to:

GE Consumer Finance, Malvern House, Croxley Green Business Park, Watford, Herts, WD18 8YF

Fax: 44 1923  426871

Attention: General Counsel, Europe

and shall be deemed to have been duly given or made as follows:

28.1.1              personally delivered, upon delivery at the address of the relevant Party;

28.1.2              if sent by first class post, two Business Days after the date of posting;

28.1.3              if sent by air mail, five Business Days after the date of posting; and

28.1.4              if sent by fax, when sent provided that the sender receives a satisfactory transmission confirmations,

provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m., such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

28.2                        A Party may notify the other party to this agreement of a change to its name, relevant addressee and address for the purposes of clause 28.1 provided that such notification shall only be effective on:

(i)                                     the date specified in the notification as the date on which the change is to take place; or

(ii)                                  if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

29                                  Invalidity and Severability

29.1                        If any provision of this agreement is or becomes (whether or not pursuant to any judgement or otherwise) invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

29.1.1              the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

29.1.2              the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

shall not be affected or impaired in any way thereby.

29.2                        If any provision of this agreement shall be held to be void or declared illegal, invalid or unenforceable for any reason whatsoever, such provision shall be divisible from this agreement and shall be deemed to be deleted from this agreement and the validity of the remaining provisions shall not be affected. In the event that any such deletion materially affects the interpretation of this agreement then the Parties shall negotiate in good faith with a view to agreeing a substitute provision which as closely as possible reflects the commercial intention of the Parties.

30                                  Governing Law and Jurisdiction and Appointment of Process Agent

30.1                        Governing Law and Jurisdiction

This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

30.2                        Appointment of Process Agent

30.2.1              GEFA hereby irrevocably appoints (Marked for the attention of Company Secretary) Financial Insurance Company Limited, [Vantage West, Great West Road, Brentford, Middlesex TW8 9AG], as its agent to accept service of process in England in any legal action or proceedings arising out of this agreement, service upon whom shall be deemed completed whether or not forwarded to or received by GEFA.

30.2.2              GEFA agrees to inform GECC in writing of any change of address of such process agent within 28 days of such change.

30.2.3              If such process agent ceases to be able to act as such or to have an address in England, GEFA irrevocably agrees to appoint a new process agent in England acceptable to GECC and to deliver to GECC within 14 days a copy of a written acceptance of appointment by the process agent.

30.2.4              GECC hereby irrevocably appoints (Marked for the attention of General Counsel, Europe) GE Capital Bank, [GE Consumer Finance, Malvern House, Croxley Green Business Park, Watford, Herts WD18 8YF], as its agent to accept service of process in England in any legal action or proceedings arising out of this agreement, service upon whom shall be deemed completed whether or not forwarded to or received by GECC.

30.2.5              GECC agrees to inform GEFA in writing of any change of address of such process agent within 28 days of such change.

30.2.6              If such process agent ceases to be able to act as such or to have an address in England, GECC irrevocably agrees to appoint a new process agent in England acceptable to GEFA and to deliver to GEFA within 14 days a copy of a written acceptance of appointment by the process agent.

30.2.7              Nothing in this agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

31                                  Exclusion of Third Party Rights

The Parties to this agreement do not intend that any term of this agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a Party to this agreement.

IN WITNESS whereof this agreement has been executed on the date first above written.

Signed by	)

for and on behalf of	)

GEFA INTERNATIONAL HOLDINGS, INC.	)

in the presence of:

Signed by	)

for and on behalf of	)

GE CAPITAL CORPORATION	)

in the presence of:

Schedule 1
Existing Business

Part A – Existing Direct Business

Territory	Product	**		**		**
UK (GCF)	Bank Card Account Cover 3	**	%	**	%	**	%
UK (GCF)	Bank Card Account Cover 3 over 70’s	**	%	**	%	**	%
UK (GCF)	Store Card Account Cover 3	**	%	**	%	**	%
UK (GCF)	Store Card Account Cover 3 over 70’s	**	%	**	%	**	%
UK (GCF)	Monsoon Account Cover 3	**	%	**	%	**	%
UK (GCF)	Monsoon Account Cover 3 over 70’s	**	%	**	%	**	%
UK (GCF)	3335 Comet, B&Q Revolving	**	%	**	%	**	%
UK (GCF)	3334 Comet, B&Q fixed	**	%	**	%	**	%
UK (GCF)	3303 Toys R Us	**	%	**	%	**	%
UK (GCF)	3358 DFS	**	%	**	%	**	%
UK (GCF)	3644 Kwik Fit	**	%	**	%	**	%
UK (GCF)	Store Credit Card Beagle	**	%	**	%	**	%
UK (GCF)	Matrix	**	%	**	%	**	%
Sweden	NA0	**	%	**	%	**	%
Sweden	NA1	**	%	**	%	**	%
Sweden	RD1	**	%	**	%	**	%
Sweden	RD2	**	%	**	%	**	%
Sweden	RR1	**	%	**	%	**	%
Sweden	GC1-6	**	%	**	%	**	%
Sweden	GD9	**	%	**	%	**	%
Sweden	RD3	**	%	**	%	**	%
Denmark	G36	**	%	**	%	**	%
Denmark	G37	**	%	**	%	**	%
Denmark	G38	**	%	**	%	**	%
Denmark	G39	**	%	**	%	**	%
Denmark	G35 Compulsory Life	**	%	**	%	**	%
Denmark	G34 Compulsory Life	**	%	**	%	**	%
Denmark	G29 Compulsory Life	**	%	**	%	**	%
Denmark	G2B Compulsory Life	**	%	**	%	**	%
Denmark	G40 Compulsory Life	**	%	**	%	**	%
Denmark	G41 Compulsory Life	**	%	**	%	**	%
Denmark	G56 Xtra Tryghed	**	%	**	%	**	%
Denmark	G57 Xtra Tryghed	**	%	**	%	**	%
Denmark	G58 Xtra Tryghed	**	%	**	%	**	%
Denmark	G59 Xtra Tryghed	**	%	**	%	**	%
Denmark	AC1 AcceptCard	**	%	**	%	**	%
Norway	6604	**	%	**	%	**	%
Norway	6602	**	%	**	%	**	%
	6612	**	%	**	%	**	%
Norway	6701, 6801, 6702, 6802, 6901, 6902, 6712	**	%	**	%	**	%
Norway	6812	**	%	**	%	**	%
Norway	6703, 6803, 6903	**	%	**	%	**	%

Territory	Product	**		**		**
Norway	6603	**	%	**	%	**	%
Norway	6613	**	%	**	%	**	%
Norway	6913, 6914,6915	**	%	**	%	**	%
Norway	6813	**	%	**	%	**	%
Norway	6601	**	%	**	%	**	%
Norway	6611	**	%	**	%	**	%
Norway	6811	**	%	**	%	**	%
Norway	6504a,6504b	**		**		**
Switzerland	GC4 ProKredit	**	%	**	%	**	%
Switzerland	GC5 Prolimit	**	%	**	%	**	%
Switzerland	GC6 Unileasing	**	%	**	%	**	%
Switzerland	GC7Sales Finance	**	%	**	%	**	%
Italy	GE4 Finanziamento Sereno	**	%	**	%	**	%
Italy	GE5 Finanziamento Sereno Plus	**	%	**	%	**	%
Italy	GE6 Lease & Life	**	%	**	%	**	%
Italy	GE7 Lease & Life Plus	**	%	**	%	**	%
Italy	GEB Resolicitation	**	%	**	%	**	%
France	Auto	**	%	**	%	**	%
France	Vie 3011	**	%	**	%	**	%
France	Vie 0007	**	%	**	%	**	%
France	Vie 0011	**	%	**	%	**	%
France	Vie 0029	**	%	**	%	**	%
France	Vie 0039	**	%	**	%	**	%
France	Vie 0052	**	%	**	%	**	%
France	Vie 0091	**	%	**	%	**	%
France	RD 0022	**	%	**	%	**	%
France	RD 0029	**	%	**	%	**	%
France	RD 0074	**	%	**	%	**	%
France	RD 0116	**	%	**	%	**	%
France	RD 0045	**	%	**	%	**	%
France	RD 0057	**	%	**	%	**	%
France	RD 0075	**	%	**	%	**	%
France	RD 0120	**	%	**	%	**	%
France	Mortgage	**	%	**	%	**	%
France	0001	**	%	**	%	**	%
France	0022	**	%	**	%	**	%
France	0019	**	%	**	%	**	%
France	1995	**	%	**	%	**	%
France	0024	**	%	**	%	**	%
France	0054	**	%	**	%	**	%
France	0055	**	%	**	%	**	%
France	0089	**	%	**	%	**	%
France	0090	**	%	**	%	**	%
France	0030	**	%	**	%	**	%
France	3595	**	%	**	%	**	%
France	0003	**	%	**	%	**	%

Territory	Product	**		**		**
France	0087	**	%	**	%	**	%
France	0088	**	%	**	%	**	%
France	0118	**	%	**	%	**	%
France	0119	**	%	**	%	**	%
France	0069	**	%	**	%	**	%
France	0056	**	%	**	%	**	%
France	GE branded	**	%	**	%	**	%
France	Co-branded	**	%	**	%	**	%
Germany	SG1-2	**	%	**	%	**	%

Part B – Existing Reinsured Business

Territory	Product	**		**		**
UK (Woodchester)	BU, BU2 Cap care Premier HP	**	%	**	%	**	%
UK (Woodchester)	BUR, 2BU Cap care Premier PCP	**	%	**	%	**	%
UK (Woodchester)	CUB, 2CB Custom Finance	**	%	**	%	**	%
UK (Woodchester)	K1B, K2B Keyman Basic	**	%	**	%	**	%
UK (Woodchester)	K3B, K4B Keyman Standard	**	%	**	%	**	%
UK (Woodchester)	K5B, K6B Keyman Premier	**	%	**	%	**	%
UK (Woodchester)	BA, BA2 Cap Care Standard	**	%	**	%	**	%
UK (Woodchester)	BL, BL2 Cap Care Basic HP	**	%	**	%	**	%
UK (Woodchester)	BLR 2BL Cap care Basic PCP	**	%	**	%	**	%
UK (Woodchester)	BAR, 2BA Cap care Standard PCP	**	%	**	%	**	%
Ireland	PA – PN, TA –TR Auto business	**	%	**	%	**	%
Ireland	WB – WY, XB – XY Consumer business	**	%	**	%	**	%
Ireland	KA – KF Equipment business	**	%	**	%	**	%
Germany	SPA-B	**	%	**	%	**	%
Germany	SPG-J	**	%	**	%	**	%
Germany	SPC-F	**	%	**	%	**	%
Spain	BF20	**	%	**	%	**	%
Spain	BF22	**	%	**	%	**	%
Spain	Super PPI	**	%	**	%	**	%
Spain	resolicitation	**	%	**	%	**	%
Portugal	WAA, WNA, WFA	**	%	**	%	**	%
Portugal	WAB – WAM, WNB – WNM, WFB - WFM	**	%	**	%	**	%

Part C

**

Schedule 2
GE Financial Insurance Service Level Standards

1                                         Glossary

Business Day – means, for the purposes of this Schedule 2 only, a day (other than a Saturday, Sunday or public holiday) on which banks are open for business in the relevant Territory;

Confirmed/Confirmation – New business and cancellation records accepted and made live on to the GEFA administration system.

Decision Accuracy – Accuracy of the decision to pay/reject a claim based on the terms and conditions of the policy against the detail put forth in the claim. The measure of the accuracy is Yes or No.

Notification of Insurance Processing – Electronic files, or other medium agreed between the Parties, in agreed format containing new business, cancellations, mid-term adjustments, premium payments and customer details for bulk premium, periodic premium, single premium and reinsurance products. Notification of Insurance Processing also includes correction of errors passed back to GECC for resolution.

Processing Month End – The period within the GEFA Group for which Insurance Processing is Confirmed.  This follows a predefined accounting schedule of month ends, normally occurring on the last or second to last Friday in the calendar month, which GEFA will notify to GECC annually at the beginning of the year for the whole year.

Pending – Unconfirmed new business and cancellation records, which suffer validation errors and warning messages.

Pending List – A list of Notification of Insurance Processing that was not confirmed and put live on the GEFA administration system as at the Processing Month End.

Processed – The Notification of Insurance Processing has been Confirmed or Rejected or is Pending and Pending and Rejected data have been passed to GECC for correction.

Processing Month – The month GEFA has received the Notification of Insurance Processing from GECC to process.

Reconciled/Reconciliation – Notification of Insurance Processing which is allocated to one of the following categories (and communicated back to the client within agreed Service Levels) – Confirmed, Pending and Rejected –and reconciled with cash received.

Rejected – New business and cancellation records which result in a severe error as part of the interface validation process.

Selling Month – The month in which GECC sells the insurance to the customer.

2                                         Hours Of Service

Hours of service availability will be no less than 8 hours per day Monday to Friday excluding public holidays. Hours of service will vary in line with local working practices.

3                                         Notification and Reconciliation of Insurance Processing

GEFA will process bulk premium, periodic premium, single premium and reinsurance premium in respect of which collection is effected either by GECC or by GEFA.

The Service Levels in paragraph 3 are dependent on paragraph 12 and the dependencies set out in Table A in paragraph 17 below.

3.1                               Chart 1 (Operating Reconciliation Process) outlines the process flow for processing the insurance records notified. The process includes the processing of all new business records, cancellation records and the Pending and Rejected records that arise from the process.

Operating Reconciliation Process (Chart 1)

The Service Levels that apply are:

(i)                                     100% of Notifications of Insurance Processing notified to GEFA shall be Processed by GEFA within 5 Business Days of file receipt;

(ii)                                  Notifications of Insurance Processing notified by GECC to GEFA at least 5 Business Days prior to the end of the Processing Month will be Processed by GEFA in the month in which the notification occurred unless the terms of an Existing Local Agreement provide otherwise;

(iii)                               subject to paragraph 3.1(ii), reasonable efforts will be made to Process Notifications of Insurance Processing received fewer than 5 Business Days before Processing Month End,  but for the avoidance of doubt this is not guaranteed within the terms of the Service Levels;

(iv)                              reconciliation between the number of Notifications of Insurance Processing received by GEFA and the number of Notifications of Insurance Processing Processed will be completed by the tenth Business Day following the Processing Month End; and

(v)                                 provided that GECC has complied with its obligations to respond within five Business Days to all Pending Notifications of Insurance Processing,

(a)                                  at the end of a Processing Month, Notifications of Insurance Processing classified as Pending shall not exceed 1% of total Notifications of Insurance Processing notified to GEFA in that Processing Month (excluding Notifications of Insurance Processing notified to GEFA fewer than 5 Business Days from the end of the relevant Processing Month); and

(b)                                 by the end of the next Processing Month there shall be no Pending Notifications of Insurance Processing which were notified to GEFA in the preceding Processing Month (excluding Notifications of Insurance Processing notified to GEFA fewer than 5 Business Days from the end of the previous Processing Month).

3.2                               Financial Control Reconciliation Process

(i)                                     The financial control reconciliation process begins when the operating reconciliation process set out in paragraph 3.1 ends. The Reconciliation can only happen once all the policies have been Processed. The procedure for invoicing and settlement shall be as follows:

(a)                                  Premium Invoiced - GEFA shall supply to GECC invoice and Pending List 10 Business Days after Processing Month End.

(b)                                 Premium & Cash - GEFA shall supply to GECC statement, commission settlement (where applicable) and Pending List 10 Business Days after Processing Month End.

(c)                                  Cancellations - GEFA shall supply to GECC credit note or cheque 10 Business Days after Processing Month End (if cancellation amount owed exceeds premium in the relevant Processing Month).

(d)                                 Payment of Invoices/Statements - Each party shall make payment within 7 Business Days of the issue of an invoice in respect of premium by the other Party unless the terms of an Existing Local Agreement provide otherwise.

(ii)                                  The Service Level for Financial Control Reconciliation is: 100% of all Notifications of Insurance Processing to be Reconciled by GEFA each month by the 10th Business Day following the Processing Month End.  For the avoidance of doubt, the cash reconciliation shall occur by the tenth Business Day following the end of the subsequent Processing Month.

4                                         Management Information associated with Processing

(i)                                     Dashboards by Local Agreement will be created monthly by GEFA and reviewed at the monthly joint management meetings that will show clearly the percentage of data Confirmed, Pending and Rejected for a given month.

(ii)                                  Dashboards by Local Agreement will be created monthly by GEFA reflecting the age of Notifications of Processing which are classified as Pending or Rejected.

(iii)                               Dashboards by Local Agreement will be created monthly by GEFA in respect of cancellation data including number of policies cancelled, value of refunds, average expired term and average remaining term, in each case by policy year.

(iv)                              Dashboards will be delivered by GEFA within 10 Business Days of the Processing Month End.

5                                         New Policy Fulfilment

Where GEFA is responsible for new policy fulfilment, policy certificates and/or policy documentation as applicable will be issued by GEFA within 3 Business Days of the date of Confirmation unless an Existing Local Agreement or Applicable Law provides otherwise.

6                                         Telephony

6.1                               In-Bound

(i)                                     A dedicated GECC line will be in place in respect of each Local Agreement.

(ii)                                  All calls shall be answered in the locally agreed format.

(iii)                               80% of calls will be answered within 20 seconds in any Processing Month. Where the required technology is not in place to provide metrics, an audit will be carried out by GEFA in respect of an appropriate number of calls relative to the volume normally received in respect of the relevant Local Agreement.

(iv)                              In respect of calls to a GECC dedicated line and where the required telephony systems are in place for the purposes of measurement, the abandonment rate will not exceed 5% during any Processing Month.

(v)                                 Dashboards will be created monthly by GEFA and reviewed at the Monthly Performance Meetings.  Such dashboards will show clearly the volume of calls,

the percentage answered within the Service Level, the average response time and the abandon rate where applicable.

(vi)                              GECC will monitor the average response time and, if it trends towards 20 seconds, the Parties will discuss at the next Monthly Performance Meeting the implementation of an improvement plan.

6.2                               Out-Bound

(i)                                     In the event of an out-bound call being required and where the initial attempt fails, two further attempts will be scheduled prior to falling back on written communication. The second attempt will be within 24 hours. The third attempt will be the next Business Day.

(ii)                                  Addressing the customer - the manner and format of the customer interaction (including greeting & company name) will be agreed at a local level.

7                                         General Queries & Correspondence

(i)                                     GEFA shall date stamp 100% of incoming correspondence on the day of receipt or, if such day is not a Business Day (or if received after the end of the hours of service on a Business Day), on the next Business Day. In the event of uncertainty as to the date of receipt, the date of receipt shall be deemed to be the fourth Business Day after the mean date on which the envelopes containing such correspondence (including claims) were franked.

(ii)                                  GEFA will respond to 100% of correspondence within 5 Business Days of receipt by GEFA.

(iii)                               Unless otherwise stated in this agreement, GEFA will answer 100% of requests from GECC received by telephone, e-mail or post by the end of the next Business Day.

7.2                               Claims Queries and Notification

7.2.1                     Telephone Requests

(i)                                     GEFA will respond to requests received by telephone for information regarding individual policies or claims during the call or by the end of the next Business Day if further investigation is required.

(ii)                                  If the attempt to contact the customer is unsuccessful, 2 further attempts will be made. If these are unsuccessful, the response will be sent by post.

(iii)                               Claim forms requested by telephone will be dispatched by the end of the next Business Day unless printing of name and address is required, in which case the claim form shall be dispatched within 3 Business Days of the request.

7.3                               Claim Notification by Mail

(i)                                     GEFA shall respond within 3 Business Days to 100% of all incoming new claim form requests received by mail.

(ii)                                  GEFA shall respond within 3 Business Days to 100% of all incoming continuing claim form requests received by mail.

7.4                               Claim Handling

(i)                                     95% of all claims registration forms and continuing claims forms received will be assessed and the proper response issued by GEFA within 5 Business Days of receipt. 100% of all claims registration forms and continuing claims forms received will be assessed and the proper response issued by GEFA within 10 Business Days of receipt.

(ii)                                  The average elapsed time for assessing and responding to claims registration forms and continuing claims forms will be not more than 3 Business Days from receipt.

(iii)                               At the end of a Processing Month, no more than 5% of claims which have not been assessed shall be claims which were received by GEFA more than 10 Business Days prior to the end of that Processing Month.

(iv)                              GEFA will respond to 100% of all incoming claims correspondence within 5 Business Days of receipt.

(v)                                 Claims assessment shall result in one of the following:

(a)                                  decision to decline;

(b)                                 decision to accept/pay; or

(c)                                  decision to request further information from a customer/third party,

and, where appropriate, GEFA shall generate any documentation associated with the assessment.

(vi)                              Decline process:

A system generated letter is issued explaining the decision as part of the assessment process.

(vii)                           Decision to accept/pay process:

(a)                                  A letter will be sent to the customer confirming the acceptance of the claim and the payment to be made, clarifying any continuing duty on the customer (e.g. monthly provision of evidence) and including a continuing claim form.

(b)                                 A payment run will be executed at least weekly, unless otherwise stated in an Existing Local Agreement.

(viii)                        Further information required:

(a)                                  Where further information is required from a third party it will be notified to that third party by mail with a pre-paid business reply envelope. A letter informing the customer of this action will be issued at the same time.

(b)                                 Where further information is required from a customer he/she will be notified by mail with a pre-paid business reply envelope.

(c)                                  21-day follow up will occur if there is no response received back from the third party.

8.                                      Management Information associated with managing claims

8.1                               The monthly dashboard for claims will show as a minimum:

(i)                                     the claims activity for the month comprising new claims registered, continuing claims, claims accepted, claims declined and pending duration (comprising number of claims pending and maximum, median and mean number of days pending);

(ii)                                  number and percentage of claims processed within the Service Level criteria for the period and average claim resolution time;

(iii)                               number of outstanding claims to be assessed and outlook for following month;

(vi)                              percentage of correspondence responded to within the Service Level; and

(v)                                 report on the results of the Claims Accuracy Audit.

The monthly dashboard will be delivered to GECC within 10 Business Days of Processing Month End.

9                                         Claims Accuracy Audit

9.1                               Claims accuracy will be measured through an audit mechanism operated  by GEFA and on an ad-hoc basis by GECC. Claims Decision Accuracy is based on the decision to pay/reject the claim based on the terms and conditions of the policy against the criteria set out in the claim form.

9.2                               The Service Levels for Claims Decision Accuracy shall be:

(i)                                     GEFA shall allocate 100% of claims with a classification code (Redundancy/Disability/Critical illness etc).

(ii)                                  Accuracy of classification code allocated by GEFA shall exceed 99%.

(iii)                               Decision Accuracy shall be:

(a)                                  97% or greater in calendar year 2004;

(b)                                 98% or greater in calendar year 2005; and

(c)                                  99% or greater in calendar year 2006,

on all GECC claims audited within the monthly audit period,

provided that, in respect of New Territories, Decision Accuracy shall be 97% or greater on all GECC claims audited within each monthly audit period in the 12 months following launch and thereafter shall be 99% or greater on all GECC claims audited within the monthly audit period.

10                                  Customer Satisfaction Surveys

10.1                        Twice in every 12 months GECC will have the right to commission or carry out customer surveys in order to gauge the overall customer satisfaction level of the customer base. The aspirational target will be 80% satisfaction.  GECC and GEFA shall run base line surveys in respect of all Local Agreements in the first 12 months after the Commencement Date.  The costs of such surveys shall be shared equally by the Parties.  A mutually agreed action plan will be implemented and shall include a target for surveys conducted in the next period on the basis of the results of the base line surveys.

10.2                        Each Party, at the request of the other, shall on an ad hoc basis (but, save as otherwise provided below, in any event no more frequently than once in any 12 month period) conduct a satisfaction survey on the basis of a mutually agreed set of questions which shall seek to establish the degree to which the requesting party is satisfied with the performance by the other party of its obligations under this schedule. On the basis of such survey the Parties shall implement a mutually agreed action plan which shall include a target for the next survey.  If the requesting Party is unhappy with the results of any survey, a further survey shall be conducted within six months of the results of the previous survey or such other period of time as the Parties shall agree.

11                                  Complaints Handling Process

11.1                        The definition of a complaint is “any expression of dissatisfaction whether justified or not”. Complaints shall, for the avoidance of doubt, include disputes in relation to claims decisions.

11.2                        A complaint must be dealt with to the customer’s satisfaction upon receipt of the phone call or the letter.  If this is not possible, GEFA shall endeavour to provide the customer with a solution by close of business on next Business Day following receipt.  Within 5 Business Days of receipt by GEFA of the complaint , the customer must be sent an acknowledgement letter advising them of a specific timeframe in which GEFA expects to resolve the problem.  This should be recorded on a complaints log.

11.3                        If the complaint remains unresolved by the end of the 10th Business Day following receipt by GEFA of the claim, GEFA must escalate the complaint to Level 2, escalate to the Claims Manager or equivalent and reflect this on the log. If the complaint is still not resolved by Business Day 19, the complaint must be passed to Level 3.

11.4                        In Level 3 the complaint shall be escalated to the Operations Manager or equivalent.  GEFA will endeavour to resolve the complaint within 8 weeks following initial receipt.  If this is not achieved, the team will issue a holding response.  If a solution is still not reached, the complaint handler will issue a final response. This will confirm to the customer that GEFA’s complaints procedure has been exhausted, and advise the complainant that he or she may refer the complaint to the Financial Ombudsman Service within 6 months of the date of the issue of this response.

11.5                        Where the Financial Ombudsman Service (or its equivalent in a Territory outside the UK) adheres to different guidelines than those outlined above at a local level then the local guidelines will be the service standard.

11.6                        GEFA shall notify to GECC all complaints on reaching Level 3 and in the case of  complaints which are sensitive or controversial GEFA shall notify GECC immediately.

11.7                        Dashboard of Complaints showing volume, status and escalation level by type of complaint to be discussed at Monthly Performance Meetings with focus on root cause analysis.

12                                  IT Services

12.1                        New scheme launches in Existing Territories, re-pricing, rate changes and interface programme amendments shall be in place in time for GECC deadline. Such deadline will always be at least 5 Business Days after GECC has notified GEFA.

12.2                        Performance of the obligation at paragraph 12.1 above shall be dependent on the following:

(i)                                     final product specifications including rates shall be provided as part of notification and at least  45 Business Days before implementation deadline;

(ii)                                  mutually agreed file format for new Scheme launches in all Territories shall be agreed and finalised at least  45 Business Days before implementation deadline; and

(iii)                               representative and accurate test data which reflects the ‘to be’ file, in the previously agreed file format and with a sufficient level of detail to enable testing shall be provided by GECC 20 Business Days prior to commencement.

12.3                        Ad hoc requests for IT work will be assessed on their merits.

13                                  Pricing Requests

13.1                        GEFA will deliver a response to pricing requests within 7 Business Days of receipt of a full product specification.

13.2                        The full product specification supplied by GECC shall comprise the information set out at paragraph 4 of Part A of Schedule 5, to the extent applicable and, in addition, clarification of any change in the customer base characteristics and miscellaneous detail when compared with other products in the appropriate Territory, if available.

14                                  Finance Requests

14.1                        GEFA shall achieve 100% accuracy on profit share statements.  Accuracy shall be measured by reference to the data used in GEFA’s US GAAP accounts and subsequently entered into the GECC profit share accounts and the structure of such profit share accounts.

14.2                        GEFA shall deliver profit share statements within 90 days of the end of each quarter.

14.3                        In the event of a financial query arising, GEFA will communicate to GECC a proposed course of action (including proposed timescales for resolution) by the end of the following Business Day

15                                  Legal Requests

15.1                        Representatives of the Parties’ legal and compliance teams shall meet at appropriate intervals to discuss the prioritisation and targets for delivery of the work to be performed by the Parties’ legal and compliance teams pursuant to this agreement.

15.2                        GEFA shall, subject to paragraphs 15.1, 15.3, 15.4 and 15.5, deliver:

(i)                                     initial comments on new policy documents or proposed changes to existing policy documents (in each case relating to Payment Protection Products provided pursuant to Existing Direct Business) by the later of:

(a)                                  10 Business Days after receipt by the GEFA legal and compliance team of the request to provide such comments and all of the relevant draft documents and information requested in relation thereto (including documents and/or information requested from GECC or any GECF Group Company); and

(b)                                 the date by which the relevant GECF Group Company requests such comments to be provided;

(ii)                                  initial comments on new fulfilment and marketing documents or proposed changes to existing fulfilment and marketing documents (in each case relating to Payment Protection Products provided pursuant to Existing Direct Business) by the later of:

(a)                                  10 Business Days after receipt by the GEFA legal and compliance team of the request to provide such comments and all of the relevant draft documents and information requested in relation thereto (including documents and/or information requested from GECC or any GECF Group Company); and

(b)                                 the date by which the relevant GECF Group Company requests such comments to be provided;

(iii)                               subject to acceptance by GECC or the relevant GECF Group Company of a New Business Proposal (or Amended New Business Proposal) pursuant to paragraph 10 of Part A of Schedule 5 (if applicable), a first draft of a Local Addendum by the later of:

(a)                                  15 Business Days after receipt by the GEFA legal and compliance team of the request to provide such first draft and all of the relevant information requested in relation thereto (including information requested from GECC or any GECF Group Company); and

(b)                                 the date by which the relevant GECF Group Company requests such draft to be provided,

subject in each case, to such Local Addendum being substantially in the form set out in Schedule 11; and

(iv)                              subject to acceptance by GECC or the relevant GECF Group Company of a New Business Proposal (or Amended New Business Proposal) pursuant to paragraph 10 of Part A of Schedule 5, a first draft of a New Local Agreement by the later of:

(a)                                  20 Business Days after receipt by the GEFA legal and compliance team of the request to provide such first draft and all of the relevant information requested in relation thereto (including information requested from GECC or any GECF Group Company); and

(b)                                 the date by which the relevant GECF Group Company requests such draft to be provided,

subject in each case, to such New Local Agreement being substantially in the form set out in Schedule 12.

15.3                        GECC agrees and acknowledges that if any of the documents requested or provided from or to the GEFA legal and compliance team pursuant to paragraph 15.2 are not, or not required to be in English, the timescales set out in paragraph 15.2 for delivery of comments or draft documents (as the case may be) will, in each such case, be increased by 10 Business Days or such longer period as is reasonably required to obtain an English translation of all relevant  documents.

15.4                        If changes are required to any Local Agreement or any documents relating to the Payment Protection Products provided by GEFA pursuant to this Agreement as a result of any proposed changes to any Applicable Law, GEFA will provide GECC with details of the proposed changes to the relevant documents at least 90 days before the implementation date of the proposed change to the relevant Applicable Law unless otherwise agreed by the parties (each acting in good faith), subject to receipt by the GEFA legal and compliance team of all of the relevant information requested in relation thereto (including information requested from GECC or any GECF Group Company).

15.5                        The period for the production or review of documents by the GEFA legal and compliance team for a GECF Group Company in all other circumstances not contemplated in sub-paragraphs 15.2-15.4 above will be agreed by the parties at the time (each acting in good faith).

16                                  Business Continuity

16.1                        GEFA shall maintain a business recovery plan to make provision for the prompt and efficient handling of any incident which impairs GEFA’s ability to perform the obligations required of it by this schedule.

(i)                                     GECC shall be made aware of the details of the business recovery plan and be kept advised of any significant changes to those details.

(ii)                                  The business recovery plan shall be subject to testing and review for effectiveness once a year.

16.2                        A major disruption in service that impairs GEFA’s ability to achieve a Service Level shall  be notified to the agreed GECC escalation point if reasonably practicable on the Business Day on which the event occurs and otherwise within one Business Day of such event.

17                                  Dependencies

GEFA shall not be liable for, and Service Credits shall not accrue in respect of, any failure by GEFA to meet its obligations in relation to Service Levels, where such failure results in whole or in part from:

(i)                                     any failure by GECC to perform its obligations under this schedule, including those obligations set out in the third column of Table A below; or

(ii)                                  any other act or omission of GECC.

Table A

GECF Dependencies

GEFA Key Service Levels	MEASUREMENT	GECF DEPENDENCY
Paragraphs 3.1(v) and 3.2(ii) of this Schedule	Monthly Dashboards of NIP - Confirmed, Pending and Rejected.

NIP file must be received in the agreed format by GEFA at least 5 Business Days prior to Processing Month End and be relevant to the previous selling month. Any files received less than 5 Business Days prior to Processing Month End will be included in the following processing month.

Pending list sent by GEFA to GECC must be reviewed, amended and sent back to GEFA within 5 Business Days of initial receipt by GECC.  NIP which is missing information or information which is contrary to agreed parameters will be rejected and fall back in to the Pending process loop.

Paragraph 3.2(ii) of this Schedule	[ ]

The cash reconciliation is subject to receipt by GEFA of all relevant cash amounts payable by GECC pursuant to paragraph 3.2(i) by the end of the Processing Month subsequent to the Processing Month in respect of which the Reconciliation is performed.

Paragraph 3 of this Schedule	[ ]	GEFA’s Service Level obligations under paragraph 3 of this schedule shall commence on or shall be suspended until (as the case may be) the later of:

(i)(a) in respect of New Scheme launches in Existing Territories, the expiry of 45 Business Days from the date on which the file format is agreed pursuant to paragraph 12.2(ii) above or, if later, the expiry of 45

GEFA Key Service Levels	MEASUREMENT	GECF DEPENDENCY

Business Days from the date on which GECC notifies GEFA of the final product specification pursuant to paragraph 12.2(i) above; or (i)(b) in respect of re-pricing, rate changes and interface amendments, the expiry of 45 Business Days from the date on which GECC notifies GEFA of the final product specification pursuant to paragraph 12.2(i) above; and (ii) the expiry of 20 Business Days from the date on which GECC complies with its obligation in paragraph 12.2(iii) above.

Paragraphs 7.3(i) and 7.3(iii) of this Schedule	Monthly Dashboards/ Sampling as required.	GECC response required within one Business Day for claims against bulk business where input from GECC will be required.

18                                  Key Service Levels

Service Credits shall be weighted to the Key Service Levels as set out in Table B below:

Table B

19                                  Primary Operational Metrics and Service Credits

Primary Operational Metrics - Service Standards
**	**
**	**
**	**
**	**
**	**
**	**
**	**

20                                  Service Credit regime

20.1                        If GEFA fails to deliver the service as indicated by any of the above Key Service Level metrics in respect of a Local Agreement then GEFA shall reimburse GECC for the Service Credits.

20.2                        Service Credits are applied to the specific Local Agreement that is in breach of Key Service Level.

20.3                        One Service Credit equals **% of the Retention Fee in respect of the relevant Local Agreement in that month:

20.4                        Service Credits start accumulating in the same Processing Month in which a Key Service Level miss occurs.

20.5                        Service Credits shall be paid in respect of a Key Service Level until such Key Service Level returns to agreed Service Levels.

20.6                        No Service Credits shall accrue or be payable in respect of failures to meet Key Service Levels in the first six months of the Term.

20.7                        Service Credits relate to new business going forward and not retrospectively to feeds received prior to the expiry of the period referred to in paragraph 19.6 above.

20.8                        For the avoidance of doubt, clause 15 of the agreement shall apply to this schedule.

Schedule 3
New Local Agreement Profit Share Provisions

1                                         GEFA shall draw up a profit and loss account in accordance with this Schedule and GEFA’s standard US GAAP accounting policies and practices from time to time (the “Profit Share Account”) including all Schemes grouped as agreed by the Parties in each Local Agreement separately (or, if only one Scheme has been in operation since the Commencement Date, for that Scheme only):

•                                          as at the last day of each quarter of the term of the Local Agreement and annually during the Run-Off Period; or

•                                          as at the end of the Run-Off Period,

(each a “Relevant Date”).

2                                          GEFA shall deliver a copy of the Profit Share Account to GECC within 90 days (or as otherwise agreed between the Parties pursuant to Schedule 2) of the last day of each quarter of the term of this agreement and annually during the Run-Off Period and within 90 days of the last day of the Run-Off Period (as the case may be).

3                                          The Profit Share Account will be prepared to include all Business written since inception to date in each Scheme in each Territory as follows:

1.                                       For each individual Scheme, GEFA shall calculate the Gross Earned Premiums

2.                                       From the total calculated under paragraph (a) above, the following shall be deducted:

1.                                       the Sales Commission incurred;

2.                                       Earned Retention;

3.                                       all claims payments made under the relevant Policies and related expenses incurred;

4.                                       Claims Reserves as held on the GEFA balance sheet for future claims payments under the relevant Policies as at the date to which Profit Share is being calculated;

5.                                       all applicable Tax/levies;

6.                                       all statutory, governmental or regulatory fees arising from or relating to a complaint made by an Insured Customer; and

7.                                       agreed extraordinary expenses incurred.

3.                                       The resultant figure shall be the underwriting profits (the “Underwriting Profits”) for the individual Scheme concerned. The Underwriting Profits for any individual Scheme may be positive or negative.

4.                                       Subject to this Schedule 3, the Profit Share for the individual Scheme concerned shall be calculated by multiplying the Underwriting Profits for that Scheme by the relevant GECC Profit Share Percentage pursuant to Clause 5. The Profit Share for any individual Scheme may also be positive or negative.

5.                                       If more than one Scheme qualifying for Profit Share calculation purposes has been in operation, GEFA shall calculate the consolidated profit or loss for all such Schemes within each Local Agreement by aggregating together all and any positive and negative Profit Shares for all relevant individual Schemes calculated under paragraphs (a) to (d) above.

6.                                       The Profit Share calculated as at the relevant date (which may be positive or negative) shall be the amount calculated under paragraphs (a) to (d) above (or, if more than one Scheme has been in operation, paragraphs (a) to (e) above):

1.                                       less an amount equal to any payments made by GEFA to GECC under paragraph 4 below in respect of previous Profit Share calculations;

2.                                       plus an amount equal to any payments made by GECC to GEFA under paragraph 5 below in respect of previous Profit Share calculations;

3.                                       less an amount equal to any previous Profit Share payments made by GEFA to GECC which GECC has repaid or is due to repay to GEFA for any reason.

4                                         If the Profit Share calculation is ** then GEFA shall ** thereof to GECC within 30 Business Days of delivery of the Profit Share Account (which for the avoidance of doubt shall include the Profit Share Account at the end of the Run-Off Period).

5                                         If the Profit Share calculation in respect of any Local Agreement in any calendar year is ** then the ** amount shall be ** years. If at the termination of this agreement the Profit Share Calculation is **, then ** shall be made and the ** amount shall be ** the end of the Run-Off Period.  If at the end of the Run-Off Period the Profit Share calculation is still ** then GECC shall ** amount thereof to GEFA within 30 Business Days of delivery of the Profit Share Account. In no event will this sum ** Profit Share payment has been made.

6                                         For the avoidance of doubt, ** shall be ** to GECC or to GEFA in respect of any period ending after the end of the last day of the Run-Off Period.

Schedule 4
Product Performance Monitoring

1.                                      The Claims Performance Statement

GEFA will provide to GECC a Claims Performance Statement on a quarterly basis to show the following information for each Scheme, product and cover type in respect of each Local Agreement. The following information will be shown for each quarter for the last two years (the most recent quarter to be included will be that which ended six months prior to the date of the quarterly Profit Share Account):

•                                          Earned Exposure in the quarter;

•                                          Gross Earned Premium;

•                                          Earned Claims Fund;

•                                          Number of claims (including an estimate for claims which have occurred in that quarter but have not yet been reported);

•                                          Claims paid;

•                                          Claims reserved by type;

•                                          Claims Frequency;

•                                          Average duration of claims where relevant (e.g. for Accident and Sickness and Involuntary Unemployment claims);

•                                          Gross Loss Ratio; and

•                                          Risk Loss Ratio.

GEFA will include the data from the two quarters immediately preceding the end of the quarterly Profit Share Account, but the Parties acknowledge that the performance reflected by such data will not be mature because the development of reported claims takes two quarters and the detailed analysis will not yet be available.

Each claim will be allocated to a quarter in accordance with the date in which the claim occurred.

GEFA shall provide the first Claims Performance Statement to GECC based on data as at 31st December 2003 on or by 31st March 2004.

GECC and GEFA hereby agree that discussions relating to individual Schemes shall be restricted to those Schemes which are agreed to be of a size where the claims performance has stabilised but in determining whether or not such stabilisation has occurred the Parties shall have regard to the performance of the relevant Schemes before they become subject to a Local Agreement as well as after.

In respect of Existing Business, GECC hereby agrees that if a Local Agreement, product or individual Scheme is identified at the Quarterly Performance Meeting as running at Loss Ratio greater than ** per cent., the Parties shall as soon as reasonably practicable hold good faith discussions to attempt to agree a plan and timetable for actions to bring any such Scheme or product to a Loss Ratio of ** per cent. Such plan shall include one or more of the following:

•                                          Make changes to the amount of premium allocated to a particular cover;

•                                          Increase the Claims Fund as a percentage of the Gross Written Premium;

•                                          Make a change to the terms and conditions of the Policies in a particular scheme; or

•                                          Such other mechanism as agreed between the Parties.

In respect of New Business, GEFA hereby agrees that if a Local Agreement or individual Scheme is identified at the Quarterly Performance Meeting as running at a Loss Ratio less than ** per cent or more than ** per cent, the Parties shall as soon as reasonably practicable hold good faith discussions to attempt to agree a plan and timetable for actions to bring any such Scheme or product or cover to a Loss Ratio of ** per cent. Such plan shall include one or more of the following:

•                                          Make changes to the amount of premium allocated to a particular cover;

•                                          Decrease the Claims Fund as a percentage of the Gross Written Premium;

•                                          Make a change to the terms and conditions of the Policies in a particular scheme; or

•                                          Such other mechanism as agreed between the Parties.

Any losses not previously notified by the date of this agreement or in the relevant quarter will not be carried forward and shall be borne ** per cent. by the relevant GEFA Company.

If a Loss Ratio in respect of a Local Agreement is greater than **% and Parties agree such plan and if GECC fails to implement the plan in accordance with the timetable agreed at the Quarterly Performance Meeting, the current profit share split and arrangements shall continue to apply in accordance with the relevant Local Agreement but GECC will carry forward GEFA’s **% share of such underwriting loss.

Schedule 5
Potential New Business and Payment Protection
Products Set-up Process

The processes for determining whether Potential New Business shall be New Business and the set-up of New Business in a Territory are set out below in Parts A and B.  The processes for addressing Material Change and Local Material Change referred to in Clauses 20.2.3 and 20.4.4 are set out in Part C below.

PART A Potential New Business in New Territories where there is no Local Agreement

In relation to Potential New Business in New Territories where a Local Agreement is not in place (the following shall also apply to Potential New Business in Existing Territories or in Territories in which a Local Agreement is in place, subject to the provisions of Part B of this Schedule 5):

1                                         Notification

(i)                                     GECC shall, or shall procure that the relevant GECF Group Company shall, notify in writing the relevant Country Manager, relevant Regional Manager and GECC Relationship Manager, as soon as reasonably practicable of any Potential New Business required, with details of the Payment Protection Product or package of Payment Protection Products required and related services together with details of the proposed implementation timetable (which is to be reasonable and have regard to all circumstances).  Notification shall be deemed to be given upon receipt of the notice by GEFA.

(ii)                                  If GEFA or a GEFA Company shall advise GECC or the relevant GECF Group Company in writing of its intention to submit a New Business Proposal to GECC in respect of Potential New Business, this will initiate the process described from paragraph 4 below onwards.

2                                         GEFA will then undertake basic fact finding on the insurance market, legal and regulatory systems in the prospective New Territory.

3                                         Within 7 Business Days of notification pursuant to paragraph 1 by GECC, or the relevant GECF Group Company, to GEFA, or the relevant GEFA Company,  the relevant GEFA Company may provide in writing to the relevant GECF Group Company an expression of interest in providing the Potential New Business.

4                                         If the relevant GEFA Company has provided the expression of interest within 7 Business Days in accordance with paragraph 3 above, the relevant GECF Group Company will provide the relevant GEFA Company as soon as reasonably practicable with the following information in its or any GECF Group Company’s possession or control on the Payment Protection Products and related services as set out in the notification given pursuant to paragraph 1, subject to Applicable Laws and any confidentiality obligations on it:

•                                          Size, age, statistics, male/female split, average term (actual and written) and interest charged on loans

•                                          Description of the required Payment Protection Products which is as complete as is possible or a copy of the existing policy wording(s)

•                                          Projected finance volumes and the projected insurance penetration rates over 3 years

•                                          Historic gross premium volumes or historic finance volumes and insurance penetration rates

•                                          Existing gross premium rates

•                                          Location of GECC, GECF Group Company or Acquired GECF Business offices in country

•                                          Existing method of reporting (i.e. paper application, electronic file)

•                                          Method of premium collection

•                                          Number of insured customers

•                                          Method of policy fulfilment (GECC or Insurer)

•                                          Staffing levels and facilities costs per associate to locate in existing GECC or Acquired GECF Business offices per country and general GECC Human Resources support/advice (if available)

•                                          Historic loss ratios and definition of loss ratios

•                                          Any other pertinent information (including any renewal, termination or expiry dates of agreements with third parties)

Upon providing the above information to the relevant GEFA Company, the relevant GECF Group Company shall certify that, subject to confidentiality obligations and Applicable Laws, it has provided all such information.

5                                         Within 20 Business Days of the date of certification provided by the relevant GECF Group Company pursuant to paragraph 4 above, GEFA shall procure that the relevant GEFA Company shall prepare and submit to the relevant GECF Group Company a written proposal (the “New Business Proposal”) setting out its proposed terms and conditions for the provision of Payment Protection Products and related services for the Potential New Business, which shall include the following:

5.1                               confirmation that the New Business Proposal is for the provision of the totality of the required Payment Protection Products and related services required for the relevant GECF Group Company or Acquired GECF Business as notified by GECC pursuant to paragraph 1;

5.2                               the commercial terms for the provision of the Potential New Business which shall be:

5.2.1                     in accordance with clause 5 of this agreement (for the avoidance of doubt, if the Potential New Business involves a New Channel, the Retention Rate may be altered pursuant to Paragraphs 7.1-7.3 of Part III of Schedule 16); and

5.2.2                     in relation to Potential New Business required for an ** (provided that the terms disclosed to GEFA pursuant to paragraph 4 above are the bona fide terms);

5.3                               confirmation that, where the relevant GECF Group Company or Acquired GECF Business has existing arrangements or agreements with a third party or another company in its Group, the relevant GEFA Company will ** the relevant GECF Group Company or Acquired GECF Business in accordance with the terms of clause 3.2.5(i)(b) for ** (which have been disclosed pursuant to paragraph 4 by GECC or a GECF Group Company and which would be incurred in **;

5.4                               the proposed implementation timetable for providing the Payment Protection Products and related services;

5.5                               confirmation that the relevant GEFA Company has obtained the required regulatory or other licences to provide the required Payment Protection Products and related services in the Territory to the relevant GECF Group Company or Acquired GECF Business or, if the relevant GEFA Company does not hold the required regulatory or other licences, the proposed steps and timetable for obtaining such licences;

5.6                               details of:

5.6.1                     a plan setting out the various steps, tasks and resources required to implement the Potential New Business with a timetable and responsibilities;

5.6.2                     any (i) branch set up with GEFA office & administration in the Territory; or (ii) office & administration set up in a neighbouring Territory; or (iii) partnership with local companies to provide administration and related services;

5.6.3                     GEFA IT & Operations support;

5.6.4                     GEFA Legal support on legal and regulatory issues in the Territory in relation to the provision of Payment Protection Products and related services;

5.6.5                     GEFA Finance and Risk support in relation to finance and risk issues in the Territory in relation to the provision of Payment Protection Products and related services;

5.6.6                     confirmation of applicable GEFA internal risk approval; and

5.6.7                     GECC HR support/advice required; and

5.7                               whether it wishes the relevant GECF Group Company or Acquired GECF Business to host GEFA start up offices within their premises at a cost equivalent to GECF Group Companies or Acquired GECF Business ** from the Commencement Date of the relevant Local Agreement and the terms of such arrangement.

6                                         Upon receipt of the New Business Proposal, the relevant GECF Group Company shall assess the New Business Proposal according to the requirements of the Potential New Business and whether the following criteria have, in its reasonable opinion, in all material respects been met:

6.1                               the New Business Proposal covers all of the Payment Protection Products and related services as set out in the notification made pursuant to paragraph 1 above;

6.2                               the New Business Proposal will be able to operate within the Loss Ratio target of ** per cent.;

6.3                               Subject to Clause 9.4.7, GEFA is in compliance with its obligations in respect of the Product Development Plan set out in Clause 9.4.4 in the relevant Territory and, where GECC has informed GEFA that GECC intends to provide the relevant Offering in an Existing Territory, GEFA must have created and be implementing a Product Development Plan in respect of the Existing Territory.  Where GECC has informed GEFA that it intends to provide the Offering in a New Territory as well as Existing Territories, GEFA must have:

6.3.1                     created a Product Development Plan in respect of the New Territory; and

6.3.2                     created and be implementing a Product Development Plan in respect of ** per cent. of the Existing Territories in which GECC has informed GEFA that it intends to provide the Offering;

6.4                               the relevant GEFA Company will be able to provide all of the Payment Protection Products and related services as set out in the notification made pursuant to paragraph 1 above in compliance with the Service Levels;

6.5                               the relevant GEFA Company will be able to commence provision of the Payment Protection Products and related services within the timetable set out in the notification made pursuant to paragraph 1 above;

6.6                               the relevant GEFA Company has obtained or will have obtained the required regulatory or other licensing to provide the required Payment Protection Products and related services in the Territory in accordance with paragraph 5.5;

6.7                               in relation to an Existing Territory or a Territory where a Local Agreement is in place, the relevant GEFA Company has a system and infrastructure in place which will be able to administer and support the Potential New Business;

6.8                               in relation to a New Territory where there is no Local Agreement in place:

6.8.1                     the relevant GEFA Company will have a system and infrastructure in place which will be able to administer and support the Potential New Business within the timetable set out in the notification made pursuant to paragraph 1 above; and

6.8.2                     in at least one of the previous two months from the date of GEFA’s proposal the relevant GEFA Companies shall either:

(i)                                     not have accrued Service Credits; or

(ii)                                  (in the first six months of the Term) are and have been complying with the Key Service Levels,

in at least 75 per cent. of the Territories where a Local Agreement is in place including all of the Key Territories; and

6.9                               in relation to an Existing Territory, in at least one of the previous two months, the relevant GEFA Company shall either (i) not have accrued Service Credits or (ii) (in the first six months of the Term)  is and has been complying with all the Key Service Levels; and

6.10                        the New Business Proposal has been priced in accordance with the provisions of Paragraph 3 of Part II of Schedule 16 (if the New Business Proposal does not involve a New Channel) and Paragraphs 7.1-7.3 of Part III of Schedule 16 (if the New Business Proposal does involve a New Channel).

7

7.1                               If the New Business Proposal satisfies the criteria set out in paragraph 6 above, the relevant GECF Group Company shall within 10 Business Days of receipt of such New Business Proposal, give written notice to the relevant GEFA Company of its acceptance of the New Business Proposal, subject to the relevant GEFA Company obtaining all necessary regulatory approvals.

7.2                               If the relevant GECF Group Company rejects the New Business Proposal, it shall provide detailed written reasons for such rejection setting out the criteria that have not been satisfied. Where the relevant GECF Group Company rejects the New Business Proposal, the relevant GEFA Company shall have the right within 5 Business Days of receipt of notification of such rejection to:

(i)                                     propose amendments to the New Business Proposal, in which case paragraph 8.2 shall apply; and/or

(ii)                                  refer the matter to the dispute resolution procedure set out in clause 15.2, in which case the Parties shall resolve the Dispute within 5 Business Days of the date of receipt by the relevant GEFA Company of the notice rejecting the New Business Proposal (or such longer period as the Parties may agree).

7.3                               If the requirements of paragraph 6 have not been satisfied the relevant GECF Group Company may propose to accept the New Business Proposal, subject to such amendments as it sees fit, in which case it shall inform the relevant GEFA Company in writing of such amendments together with the reasons for such amendments, and paragraph 8 shall apply.

8                                         If the relevant GECF Group Company proposes amendments to the New Business Proposal:

8.1                               the relevant GEFA Company may, within 5 Business Days of the date of the notice of such proposed amendments, resubmit an amended proposal in writing (the “Amended New Business Proposal”); and

8.2                               upon receipt of the Amended New Business Proposal, the relevant GECF Group Company shall assess such Amended New Business Proposal according to the criteria set out in paragraph 6 above and shall provide detailed written notice to the relevant GEFA Company of its decision to accept or reject the Amended New Business Proposal (in the case of rejection, with detailed written reasons) within 5 Business Days .

9

9.1                               Where the relevant GECF Group Company rejects a New Business Proposal or Amended New Business Proposal according to the criteria set out in paragraphs 6 above (other than on the basis of the Risk Rate), GECC and the relevant GECF Group Company shall have no obligation to appoint GEFA or any GEFA Company as its provider, whether exclusive or otherwise, in the relevant Territory in respect of the New Business Proposal and GECC shall be free to enter into discussions, tenders, negotiations, arrangements and agreements with third parties and/or other GECF Group Companies in respect of the relevant New Business Proposal. The relevant GECF Group Company shall invite GEFA to take part in any subsequent tender process conducted by the relevant GECF Group Company in respect of the New Business Proposal provided that the relevant GEFA

Company agrees that the provisions for determining the Retention Rate and the Risk Rate for the New Business Proposal as set out in Parts II and Part III (as the case may be) of Schedule 16 (Business Proposal Pricing Process) shall apply to their submission save that, if an Actuary were to determine the Risk Rate pursuant to Paragraphs 5 or 9.2 of Schedule 16 (as the case may be), then the relevant GECF Group Company or the relevant GEFA Company would be entitled to reject the proposed Risk Rate. In either case, the relevant GECF Group Company would be entitled to award the tender to any third party.

9.2                               Where the relevant GECF Group Company rejects a New Business Proposal or Amended New Business Proposal on the basis of the proposed Risk Rate, then the procedure commencing in Paragraph 5 of Part II of Schedule 16 (if the Business Proposal does not involve a New Channel) or the procedure commencing in paragraph 9.2 of Part III of Schedule 16 (if the Business Proposal does involve a New Channel) shall be implemented.

10                                  If pursuant to paragraph 7 or 8 or 9.2 above the relevant GECF Group Company and the relevant GEFA Company agree the terms of the New Business Proposal (or the Amended New Business Proposal), the relevant GECF Group Company and the relevant GEFA Company shall finalise the terms of the addendum to the Local Agreement or, where relevant, the terms of a New Local Agreement, provided that:

(i)                                     in relation to single premium Potential New Business, whether such Potential New Business shall be ** shall be determined by the relevant GECF Group Company in its absolute discretion provided that Identified New Business shall be determined in accordance with Schedule 1C; and

(ii)                                  in relation to monthly premium Potential New Business, such Potential New Business shall be ** unless the relevant GEFA Company, in its absolute discretion, consents to it being New **.

The parties shall make available suitably senior representatives to finalise such terms.

11                                  Once the Local Addendum or New Local Agreement (as the case may be) has been finalised pursuant to paragraph 10 above then, subject to the relevant GEFA Company having obtained and providing written evidence to the relevant GECF Group Company that it has obtained the required regulatory or other licences to provide the required Payment Protection Products and related services in the relevant Territory, the relevant GECF Group Company and the relevant GEFA Company shall promptly enter into the addendum to the Local Agreement or New Local Agreement (as the case may be) at which point the Potential New Business shall be New Business for the purposes of this agreement.

12                                  If:

12.1                        the relevant GEFA Company has not provided written notification of its expression of interest to the relevant GECF Group Company within the 7 Business Day period in accordance with paragraph 3 above;

12.2                        the relevant GEFA Company has not provided the New Business Proposal to the relevant GECF Group Company within the 20 Business Day period in accordance with paragraph 5 above;

12.3                        where applicable, the relevant GEFA Company has not provided the Amended New Business Proposal to the relevant GECF Group Company within the 5 Business Day period in accordance with paragraph 8.1 above; or

12.4                        where applicable, the relevant GECF Group Company has rejected the Amended New Business Proposal in accordance with paragraph 8.2 above,

12.5                        and provided GECC or the relevant GECF Group Companies have properly rejected the New Business Proposal or Amended New Business Proposal (as the case may be), for the remainder of the Term of this agreement, the relevant GECF Group Company or Acquired GECF Business shall have no obligation to appoint, GEFA or any GEFA Company as its provider, whether exclusive or otherwise, in the relevant Territory in respect of the relevant Potential New Business the subject of the notification pursuant to paragraph 1 and the relevant GECF Group Company or Acquired GECF Business shall have no obligation to terminate or give notice of termination in relation to any existing arrangements or agreements relating to the relevant Potential New Business and shall be free to enter into discussions, tenders, negotiations, arrangements and agreements with third parties and/or other companies in its Group in respect of the relevant Potential New Business.

Part B Potential New Business in Existing Territories or Territories where a Local Agreement is in place

In relation to Potential New Business in Existing Territories or Territories where a Local Agreement is in place, the following paragraphs of Part A shall apply as amended below:

13                                  paragraph 1;

14                                  paragraph 3;

15                                  paragraph 4;

16                                  paragraph 5 provided that references to “20 Business Days” shall be read as references to “10 Business Days”

17                                  paragraph 6;

18                                  paragraph 7;

19                                  paragraph 8;

20                                  paragraph 9;

21                                  paragraph 10 ;

22                                  paragraph 11; and

23                                  paragraph 12 provided that  references to “20 Business Days” in paragraph 12.2 shall be read as references to “10 Business Days”;

Part C: Material Change Process

If, pursuant to clause 20.2.3 or 20.4.4, GECC has issued a written notice to GEFA, the procedure to be followed shall be as follows:

24                                  GECC shall, or shall procure that the relevant GECF Group Company shall, and GEFA shall, or shall procure that the relevant GEFA Company shall, enter into good faith discussions for a period of 30 Business Days commencing on the date of the notice issued pursuant to clause 20.2.3 or clause 20.4.4 (the “Consultation Period”) to seek to agree an appropriate solution to the Material Change or Local Material Change (as the case may be).

25                                  On or by the date falling 20 Business Days after the end of the Consultation Period, GEFA shall, or GEFA shall procure that the relevant GEFA Company shall, prepare and submit to GECC or the relevant GECF Group Company a written proposal (the “Material Change Proposal”) setting out its proposed or amended terms and conditions for the provision of Payment Protection Products and related services in response to the Material Change or Local Material Change (as the case may be) (the “Material Change Business”), which shall include the following:

25.1                        confirmation that the Material Change Proposal is for the provision of all of the required Payment Protection Products and related services required by GECC or the relevant GECF Group Company as notified by GECC pursuant to clause 20.2.3 or clause 20.4.4;

25.2                        the commercial terms for the provision of the Material Change Business which shall be in accordance with clause 5 of this agreement;

25.3                        the proposed timetable for providing the Payment Protection Products and related services in response to the Material Change or Local Material Change (as the case may be);

25.4                        in relation to each relevant Territory, confirmation that the relevant GEFA Company holds the required regulatory or other licences to provide the required Payment Protection Products and related services in response to the Material Change or Local Material Change (as the case may be) to the relevant GECF Group Company or Acquired GECF Business or, if the relevant GEFA Company does not hold the required regulatory or other licences, the proposed steps and timetable for obtaining such licences;

25.5                        details of its infrastructure in the Territory which shall be able to administer and support the Material Change Business;

26                                  Upon receipt of the Material Change Proposal, GECC or the relevant GECF Company shall assess the Material Change Proposal according to whether in its reasonable opinion the Material Change Proposal provides a solution to the Material Change or Local Material Change (as the case may be) and whether, in its reasonable opinion, the Material Change Proposal satisfies in all material respects in each relevant Territory the following criteria:

26.1                        the Material Change Proposal covers all of the Payment Protection Products and related services as notified by GECC or the relevant GECF Group Company pursuant to clause 20.2.3 or clause 20.4.4;

26.2                        the relevant GEFA Company will be in a position to provide the Payment Protection Products and related services as notified by GECC or the relevant GECF Group Company pursuant to clause 20.2.3 or clause 20.4.4 in compliance with applicable Service Levels;

26.3                        the relevant GEFA Company will be able to commence provision of the Payment Protection Products and related services in response to the Material Change or Local Material Change (as the case may be) within the timetable as notified by GECC or the relevant GECF Group Company pursuant to clause 20.2.3 or clause 20.4.4;

26.4                        the relevant GEFA Company has obtained or is in the process of obtaining the required regulatory or other licences to provide the required Payment Protection Products and related services in response to the Material Change or Local Material Change (as the case may be) pursuant to paragraph 2.4;

27                                  Within 10 Business Days of receipt of the Material Change Proposal, the relevant GECF Group Company shall give written notice of its decision to GEFA or the relevant GEFA Company to accept or reject the Material Change Proposal. If GECC or the relevant GECF Group Company rejects the Material Change Proposal, it shall provide detailed written reasons for such rejection. GECC or the relevant GECF Group Company may propose to accept the Material Change Proposal subject to such amendments as it sees fit in which case it shall inform GEFA or the relevant GEFA Company in writing of such amendments together with the reasons for such amendments.

28                                  If GECC or the relevant GECF Group Company rejects the Material Change Proposal or proposes amendments to the Material Change Proposal:

28.1                        GEFA or the relevant GEFA Company may, within 5 Business Days of the date of the notice of such rejection or proposed amendments, resubmit an amended proposal in writing (the “Amended Material Change Proposal”); and

28.2                        upon receipt of the Amended Material Change Proposal, GECC or the relevant GECF Group Company shall assess such Amended Material Change Proposal and shall provide written notice to GEFA or the relevant GEFA Company of its decision to accept or reject the Amended Material Change Proposal (in the case of rejection, with detailed written reasons) within 5 Business Days.

29                                  If pursuant to paragraph 4 or 5 above, GECC or the relevant GECF Group Company and GEFA or the relevant GEFA Group Company agree the terms of the Material Change Proposal (or the Amended Material Change Proposal), GECC or the relevant GECF Group Company and GEFA or the relevant GEFA Company shall finalise the terms of the addendum to the relevant Local Agreement, and the parties shall make available representatives to finalise such terms.

30                                  Once the Local Addendum has been finalised pursuant to paragraph 6 above, then subject in each relevant Territory to the relevant GEFA Company having obtained and providing written evidence to the relevant GECF Group Company that it has obtained the required regulatory or other licences to provide the required Payment Protection Products and related services in response to the Material Change or Local Material Change (as the case may be), the relevant GECF Group Company and the relevant GEFA Company shall enter into the addendum to the Local Agreement.

31                                  If:

31.1                        GEFA or the relevant GEFA Company has not provided the Material Change Proposal to GECC or the relevant GECF Group Company within the 20 Business Day period in accordance with paragraph 2 above;

31.2                        GEFA or the relevant GEFA Company has not provided the Amended Material Change Proposal to GECC or the relevant GECF Group Company within the 5 Business Day period in accordance with paragraph 5.1 above; or

31.3                        GECC or the relevant GECF Group Company has rejected the Amended Material Change Proposal in accordance with paragraph 5.2 above;

31.4                        then paragraph 9 shall apply.

27                                  Where this paragraph 9 applies GECC or the relevant GECF Group Company shall have the right to contact, potential Replacement Suppliers in each relevant Territory, to agree terms for the provision of the Payment Protection Products provided by the relevant GEFA Company as at the date of the notice pursuant to clause 20.2.3 or 21.4.4 (as the case may be), any such agreements being conditional on the termination of the relevant Local Agreement.

28                                  If GECC or the relevant GECF Group Company is able to agree such terms with a potential Replacement Supplier in a Territory it shall ** by the potential Replacement Supplier in all material respects.

29                                  GEFA or the relevant GEFA Company shall within 20 Business Days of the date of the offer in paragraph 10 accept or reject the terms of the offer.  In the event that the offer is accepted, the relevant parties shall promptly agree an addendum to the relevant Local

Agreement which reflects the terms of the offer and the relevant GEFA Company shall continue to be the exclusive supplier to the relevant GECF Group Company of Payment Protection Products in the relevant Territory.  If:

29.1                        GEFA or the relevant GEFA Company rejects the offer; or

29.2                        GEFA or the relevant GEFA Company does not respond within the timescale set out above,

paragraph 12 shall apply.

30                                  Where this paragraph 12 applies, GECC or the relevant GECF Group Company shall have the right to terminate this agreement (in the case of a Material Change) or the relevant Local Agreement (in the case of a Local Material Change).

Schedule 6
Part A: Framework Agreement Performance Meetings

1                                         Quarterly Performance Meetings

On a quarterly basis, or as otherwise agreed between the parties, a formal review of the overall relationship between GECC and GEFA will take place. This will be attended by the Relationship Managers of GECC and GEFA, GEFA Regional Managers, GECC Regional Insurance Managers, and further representatives of GEFA and GECC as appropriate. Key agenda items for the quarterly meeting will include:

(a)                                  Profit Share Account - to be provided by GEFA to GECC in accordance with Schedule 3 and timeframe;

(b)                                 Scheme performance including the Claims Performance Statement to be provided by GEFA to GECC in accordance with Schedule 4 at least 10 Business days prior to the quarterly meeting;

(c)                                  Loss Ratio and action plans to ensure that the Loss Ratio is maintained at an adequate level in accordance with Schedule 4;

(d)                                 New Payment Protection Product development and penetration/growth initiatives;

(e)                                  Service Credits; and

(f)                                    Claims Reserve methodology and calculation.

2                                         Monthly Performance Meetings

On a monthly basis, or as otherwise agreed between the Parties, a formal review of the overall relationship between GECC and GEFA will take place. This will be attended by the Relationship Managers of GECC and GEFA, GEFA Regional Managers, GECC Regional Insurance Managers, and further representatives of GEFA and GECC (including finance, risk and operations) as appropriate. Key agenda items for the monthly meeting will include:

(a)                                  Service Levels (to include premium reconciliation, issues/risk log and escalated items);

(b)                                 Service Credits; and

(c)                                  Potential New Business opportunities.

Part B: Local Agreement Performance Meetings

3                                         Weekly Meetings

On a weekly basis, or as otherwise agreed between the Parties, a formal review will be held in each Territory. This may take place either by telephone or on a ‘face-to-face’ basis. As a minimum the attendees will include the GEFA Account Manager for the Territory and the local GECC Insurance Leader.

The results of the meeting will be recorded in a ‘Meeting Log’. All issues/tasks relevant to the country concerned will be entered into this log and on a weekly basis the position will be updated. Specific reference will be made to parties responsible for actions and applicable deadlines.

At the end of each week, a joint communication is to be distributed to appropriate individuals within GECC and GEFA. This will update progress on key projects.

4                                         Monthly Meetings

On a monthly basis, or as otherwise agreed between the Parties, a formal review will take place for each country on a regional basis. This will be attended by the GEFA Regional Manager and GECC Regional Insurance Manager, and will be held in one of the Territories within the region on a rotation basis. The local GEFA Account Managers and GECC Insurance Leaders will attend either by telephone or in person depending on the location of the meeting.

Key Agenda Items for this meeting will include: Service Levels, Scheme Performance by way of Management Information Reports, New Product Development and Penetration/Growth Initiatives.

Schedule 7
Supplemental Sales Commission

1                                         From 1st January, 2004, if in accordance with clause 5.3, the total Gross Written Premium for Existing Direct Business and Existing Reinsured Business exceeds the Incentive Threshold in a calendar year then GECC will receive a supplemental sales commission (the “Supplemental Sales Commission”).  The Supplemental Sales Commission applies to the element of Existing Direct Business Gross Written Premium in excess of the Incentive Threshold and  comprises:

(a)                                  Additional Sales Commission; and

(b)                                 Additional Profit Share.

2                                         GEFA shall calculate the Incentive Threshold in accordance with the following procedure:

2.1                               At the end of each calendar month the Gross Written Premium for Existing Business in each Territory will, subject to paragraph 2.2 below, be converted to Euro using the exchange rates set out at Schedule 10.

2.2                               The sum total of the 12 months will be the calendar year total for each Territory, and then the overall total Gross Written Premium for Existing Business is calculated as:

(a)                                  Gross Written Premiums on Existing Reinsured Business in the calendar year (including GWP in respect of any Existing Reinsured Business which has been migrated to New Reinsurance Business); plus

(b)                                 Gross Written Premiums on Existing Direct Business in the calendar year for single premium up-front policies; plus

(c)                                  Gross Written Premiums on Existing Direct Business in the calendar year for monthly premium policies.

3                                         If the total Gross Written Premium for Existing Business is ** than the Incentive Threshold then the Supplemental Sales Commission is payable on the Existing Direct Business Gross Written Premium ** of the Incentive Threshold (“Excess”).

4                                         The Supplemental Sales Commission payable to GECC is then determined as:

(a)                                  Additional Sales Commission at the rate of **% of the Excess and shall be reviewed annually by the Parties on the basis of any change to the mix of Retention Rates in respect of Existing Business ; and

(b)                                 Additional Profit Share at the rate of **% of the Underwriting Profits relating to the Excess calculated as:

Underwriting Profits in the calendar year for all Existing Business ** by the total Gross Earned Premium for all Existing Business ** by the Gross Earned Premium on the Excess.

Schedule 8
Local Agreements

DENMARK

PARTIES: FINANCIAL ASSURANCE COMPANY LIMITED and FINANCIAL INSURANCE COMPANY LIMITED, acting through their Danish branches: GE LIVSFORSIKRING and GE SKADESFORSIKRING and GE CAPITAL BANK, DENMARK, a Danish branch of GE CAPITAL BANK AB.

Addendum - 47

COMMENCEMENT DATE - 1 JANUARY 2001

NORWAY

PARTIES: FINANCIAL INSURANCE COMPANY LIMITED and FINANCIAL ASSURANCE COMPANY LIMITED and GE CAPITAL BANK AS.

COMMENCEMENT DATE - 1 JANUARY 2001

SWEDEN

PARTIES: FINANCIAL ASSURANCE COMPANY LIMITED and FINANCIAL INSURANCE COMPANY LIMITED represented by GE Financial Insurance Sverige and GE CAPITAL BANK AB

Addendum - TBC

COMMENCEMENT DATE - 1 AUGUST 2000

UK

PARTIES: FINANCIAL ASSURANCE COMPANY LIMITED and FINANCIAL INSURANCE COMPANY LIMITED and GE CAPITAL BANK LIMITED

Addendum - TBC

COMMENCEMENT DATE - 2000

UK AUTO

PARTIES: COMBINED LIFE ASSURANCE COMPANY LIMITED and LONDON GENERAL INSURANCE LIMITED and FINANCIAL ASSURANCE COMPANY LIMITED and FINANCIAL INSURANCE COMPANY LIMITED (Reinsurance Agreement). Corresponding Fronting insurance agreement in place with GECC.

Addendum - 1

COMMENCEMENT DATE - 1 JANUARY 2000

IRELAND

PARTIES: COMBINED LIFE ASSURANCE COMPANY OF EUROPE LIMITED and LONDON GENERAL INSURANCE COMPANY LIMITED and FINANCIAL ASSURANCE COMPANY LIMITED and FINANCIAL INSURANCE COMPANY LIMITED (Reinsurance Agreement). Corresponding Fronting insurance agreement in place with GECC.

Addendum - 1

COMMENCEMENT DATE - 1 JANUARY 2000

GERMANY

PARTIES: COMBINED LIFE ASSURANCE COMPANY LIMITED and LONDON GENERAL INSURANCE COMPANY LIMITED acting through its German branch: London General Insurance Company Limited, Niederlassung Deutschland and FINANCIAL ASSURANCE COMPANY LIMITED and FINANCIAL INSURANCE COMPANY LIMITED acting through their German branches: Financial Assurance Company Limited, Lebensversicherung, Niederlassung Deutschland and Financial Insurance Company Limited, Niederlassung Deutschland. (Reinsurance Agreement). Corresponding Fronting insurance agreement in place with GECC.

Addendum - 6

COMMENCEMENT DATE - 1 DECEMBER 2000

SWITZERLAND

PARTIES: GE CAPITAL BANK and FINANCIAL INSURANCE COMPANY LIMITED

Addendum - 5

COMMENCEMENT DATE - 1 APRIL 2000

SPAIN

PARTIES: COMBINED LIFE ASSURANCE COMPANY OF EUROPE LIMITED acting through its Spanish branch: COMBINED LIFE ASSURANCE COMPANY OF EUROPE, SUCURSAL EN ESPAÑA and LONDON GENERAL INSURANCE COMPANY LIMITED acting through its Spanish branch: LONDON GENERAL INSURANCE COMPANY LIMITED, SUCURSAL EN ESPAÑA and GE Financial Assurance, Compañía de Seguros y Reaseguros de Vida, S.A. and GE Financial Insurance, Compañía de Seguros y Reaseguros, S.A. (Reinsurance Agreement). Corresponding Fronting insurance agreement in place with GECC.

Addendum - TBC

COMMENCEMENT DATE - 1 JANUARY 2000

PORTUGAL

PARTIES: COMBINED LIFE ASSURANCE COMPANY LIMITED and LONDON GENERAL INSURANCE COMPANY LIMITED acting through its Portuguese Branch: LONDON GENERAL INSURANCE COMPANY LIMITED, SUCURSAL EM PORTUGAL and Financial Insurance Company Limited (Company No. 1515187) and Financial Assurance Company Limited, acting through their Portuguese branches: Financial Insurance Company Limited, C.R.C.L and Financial Assurance Company Limited. (Reinsurance Agreement). Corresponding Fronting insurance agreement in place with GECC.

Addendum - TBC

COMMENCEMENT DATE - 1 MAY 2000

ITALY

PARTIES: Financial Insurance Company Limited and Financial Assurance Company Limited and GE Capital Servizi Finanziari S.r.l.

Addendum - TBC

COMMENCEMENT DATE - 1 JULY 2001

FRANCE

TBC

Schedule 9
GEFA Group Companies

•                                          GEFA International Holdings Inc.

•                                          GEFA UK Finance Limited

•                                          GEFA UK Holdings Limited

•                                          CFI Administrators Limited

•                                          Financial Insurance Guernsey PCC Limited

•                                          FIG Ireland Limited

•                                          RD Plus SA

•                                          Financial Insurance Group Services Limited

•                                          Financial Assurance Company Limited

•                                          Financial New Life Company Limited

•                                          Consolidated Insurance Group Limited

•                                          Financial Insurance Company Limited

•                                          GE Financial Insurance Compania de Seguros y Reaseguros S.A.

•                                          GE Financial Assurance Compania de Seguros y Reaseguros de vida S.A.

•                                          Vie Plus S.A.

•                                          UK Group Holding Company Limited

•                                          Assocred S.A.

Schedule 10
EXCHANGE RATES

Exchange rates

	Currency	$1=	1 Euro =
Existing
UK	UKP	0.630	0.720
Ireland	EUR	0.876	1.000
Germany	EUR	0.876	1.000
Spain	EUR	0.876	1.000
Portugal	EUR	0.876	1.000
Sweden	SEK	8.132	9.287
Denmark	DKK	6.525	7.452
Norway	NOK	7.334	8.375
Switzerland	CHF	1.340	1.530
Italy	EUR	0.876	1.000
France	EUR	0.876	1.000

New
**	**	0.876	1.000
**	**	**	**
**	**	**	**
**	**	**	**

Schedule 11
Form of Local Addendum

This Addendum is made on [  ] between:

(1)                                 [•] whose registered office is at [•] (the “Insurer”); and

(2)                                 [•] whose registered office is at [•] (the “GECF Bank”).

Recitals

(A)                              The Insurer and the GECF Bank are parties to a Master Agreement dated [•] (as amended) in relation to the provision of PPI Cover (the “Master Agreement”).

(B)                                The Insurer and the GECF Bank wish to amend the Master Agreement in accordance with the terms of this Addendum.

It is agreed as follows:

1                                         Interpretation

In this Addendum words and expressions defined in the Master Agreement and the Framework Agreement have the same meanings herein unless the content otherwise requires or specifically defined below.

2                                         Definitions

“Framework Agreement” means the framework agreement dated [•] between GE Financial Assurance Holdings Inc. and [GE Consumer Finance].

Amendment

The parties agree that the terms of the Master Agreement will be amended in accordance with the provisions of this Addendum with effect from the date of this Addendum and references in the Master Agreement to “this Agreement” or otherwise to the agreement between the parties for the provision of PPI shall be deemed to be references to the Master Agreement as amended by this Addendum.

Provisions of the Framework Agreement to apply to the Master Agreement

The parties agree that the Master Agreement shall be amended to give effect to the Framework Agreement including the following clauses:

4.1                               clause 2.3;

4.2                               clause 3.1 and 3.2 (in respect of Existing Business, Substitute Business and Potential Substitute Business);

4.3                               clause 4;

4.4                               clause 6.1.1;

4.5                               clause 8;

4.6                               clause 9.1, 9.2, 9.4 and Schedule 2;

4.7                               clause 10.2;

4.8                               clause 11;

4.9                               clause 12.1;

4.10                        clause 13;

4.11                        clause 15;

4.12                        clause 16.2 and Schedule 6 Part B;

4.13                        clause 17;

4.14                        clause 18;

4.15                        clause 20.4;

4.16                        clause 21.3;

4.17                        clause 22;

4.18                        clause 23; and

4.19                        clause 24.

4.20                        In respect of each Local Addendum, the assignment and subcontracting provisions incorporated by virtue of clause 4.14 above shall be supplemented by the addition of the following sub-clause:

4.21                        “Notwithstanding anything in this Clause [Assignment Clause], all of the rights and obligations of the Financial Assurance Company Limited under this Agreement shall automatically transfer to Financial New Life Company Limited upon the transfer scheme for the transfer of all or substantially all of Financial Assurance Company Limited’s business to Financial New Life Company Limited pursuant to section 105 Financial Services and Markets Act 2000 becoming effective (with such amendments, deletions or additions to the scheme as the parties to the scheme may approve).”

4.22                        GECC and GEFA shall procure that each Existing Local Agreement shall be amended to delete any provision which confers on any GECF Group Company which is a party to such Local Agreement any right to terminate such Local Agreement on a sale or disposal affecting the whole of or any part of any party to that Local Agreement (in either case, whether such sale or disposal is effected by way of an asset or business sale or a share sale or otherwise (including by the sale of a portfolio or by a change of the identity of the financing provider)).

[The parties should also include further provisions, or amendments to existing provisions, to the extent required to give effect to Applicable Laws]

5                                         Governing Law

This Addendum shall be governed by and construed in all respects in accordance with [English] law.

In witness whereof this Addendum has been entered into on the date stated at the beginning.

Schedule 12
Form of New Local Agreement

Pro forma New Local Agreement to be inserted to give effect to the following provisions of this agreement:

(i)                                     the term of the New Local Agreement shall be from the date of the New Local Agreement and expire on [31 December 2008];

(ii)                                  clause 3.2;

(iii)                               clause 4;

(iv)                              clause 5.5 or 5.6 (as applicable);

(v)                                 clause 6.1.2 and Schedule 3;

(vi)                              clause 8;

(vii)                           clause 9.1, 9.2, 9.4 and Schedule 2;

(viii)                        clause 10.2;

(ix)                                clause 11;

(x)                                   clause 12.2;

(xi)                                clause 13;

(xii)                             clause 15;

(xiii)                          clause 16.2 and Schedule 6 Part B;

(xiv)                         clause 17;

(xv)                            clause 18;

(xvi)                         clause 20.4;

(xvii)                      clause 21.3;

(xviii)                   clause 22;

(xix)                           clause 23; and

(xx)                              clause 24.

(xxi)                           In respect of each New Local Agreement, the assignment and subcontracting provisions incorporated by virtue of clause (xv) above shall be supplemented by the addition of the following sub-clause:

(xxii)                        “Notwithstanding anything in this Clause [Assignment Clause], all of the rights and obligations of the Financial Assurance Company Limited under this Agreement shall automatically transfer to Financial New Life Company Limited upon the transfer scheme for the transfer of all or substantially all of Financial Assurance Company Limited’s business to Financial New Life Company Limited pursuant to section 105 Financial Services and Markets Act 2000 becoming effective (with such amendments, deletions or additions to the scheme as the parties to the scheme may approve).”

(xxiii)                     For the avoidance of doubt, no New Local Agreement shall contain any provision which confers on the GECF Group Company which is a party to such Local Agreement any right to terminate such Local Agreement on a sale or disposal affecting the whole of or any part of any party to that Local Agreement (in either case, whether such sale or disposal is effected by way of an asset or business sale or a share sale or otherwise (including by the sale of a portfolio or by a change of the identity of the financing provider)).

[Others].

[Please note the pro forma will need to cater for delay in the provision of PPP by agreed deadlines, acceptance testing of the relevant GEFA Company’s ability to provide the PPP in accordance with the Service Levels and the criteria of Schedule 6]

Schedule 13
APPROVED SUBCONTRACTORS

Due Diligence from GECF On Subcontractors

Both Parties acting reasonably shall assess the responses of the relevant subcontractor to the questions set out in (i) the Due Diligence Detailed Plan and (ii) the Due Diligence Detailed List below and shall together determine whether they have satisfied the necessary criteria. If the Parties cannot agree whether the criteria have been satisfied, then the matter shall be referred to the dispute resolution procedure in Clause 15.

GE Consumer Finance

•                                          Due Diligence

Detailed Plan

ICT Group - Due Diligence for GE Consumer Finance

Index and Assigned Responsibilities

Page	Area	Owner	Completed	Reviewed

Pg.	Personnel

Pg.	Operations

Pg.	Sales and Marketing

Pg.	Quality Control

Pg.	Facilities

Pg.	Information Systems

Note: Some areas or portions of areas may not apply to all vendors and /or products.

Personnel

Discuss with appropriate management the following items:

1.                                       Are employees issued badges?                                                                          Are photos included?

2.                                       Are visitors issued badges?                                                                                           Logged in?                                                                                    Escorted?

3.                                       Are employees restricted to certain areas of the plant?

4.                                       If so, how?

5.                                       Are the various work areas partitioned off?

6.                                       Are background checks made on new employees?
If so,

a)                                      Drug tests:
b)                                     Credit check:
c)                                      Criminal history:
d)                                     Other:

Operations

Team member should tour a facility and processing center with company management and determine the following:

1.                                       Customer Service

a)                                      Hours of operation, # of Shifts, # of employees:

b)                                     Obtain and review the status and operational reports of customer service levels. These are produced specifically for a client’s program since desired hours and service levels vary.

c)                                      Review of complaint resolution procedures.

d)                                     Cancellation process:

e)                                      Customer complaint process:

f)                                        A copy of the company disaster recovery plan is needed: We will forward a copy under separate cover?  Plan in place:                                                Yes                         No

g)                                     Tenure of CSRs:

h)                                     Training:

i)                                         Monitoring

i.                                          Tapes available to observe customer service:

ii.                                       Samples of monitoring criteria/forms:

iii.                                    Review process for evaluating reps:

iv.                                   Disciplinary procedure for reps:

v.                                      Review process for handling customer service center complaints:

vi.                                   Monitoring standards:

2.                                       Describe operations of subsidiaries/divisions and connections between local, national and headquarter offices:

Sales and Marketing

1.                                       Obtain the following information pertaining to:

a)                                      Description, penetration, and geographical location of served markets.  Also, describe any seasonal or cyclical aspects of these markets.

b)                                     Summary of product offerings including principal product features such as quality, price design, delivery channels, install requirements, strengths and weaknesses

c)                                      Customer satisfaction results.

d)                                     General terms of sales, terms, and any unusual financing or payment deferral arrangements offered to customers.

2.                                       Describe the pricing and discounting policies.  Have there been any significant changes in recent years?  Are their Performance Related Telemarketing Programs in place? If so, explain.

3.                                       Describe the List Control strategy.

4.                                       Can there be separation from other client’s campaign activity?

5.                                       For channels used, address the following:

a)                                      Number of campaigns a year

b)                                     Capacity to develop and deliver per day

c)                                      Fulfillment of channel

d)                                     Quality control procedures for above

Telemarketing (Inbound/Outbound and customer service):

a)                                      Turnaround time for script development, implementation and legal review:

b)                                     Sales verification process- describe/timing:

c)                                      Key performance standards (handling of poor performers):

d)                                     Telemarketing Representative Incentive Plan - describe:

e)                                      Telemarketing Reports -  (Daily sales & service level performance, weekly performance by TSR, Monthly summary analysis, etc.)

f)                                        Monitoring process and procedures - please provide:

g)                                     VRU/IVR capabilities (changes & turnaround time):

h)                                     Long distance carriers:

i)                                         Call routing capabilities:

j)                                         How do you prioritize jobs/clients

k)                                      How long do changes take to implement:

l)                                         How do you plan/forecast & how quickly can you add reps:

m)                                   System constraints:

Quality Control

1.                                       Are any employees assigned solely to Quality Control?

2.                                       Copy of quality control plans for detailing methodology and process for:

a.                                       Marketing (development and delivery)

b.                                      Enrollment –

c.                                       Customer Service/Sales Verification:

d.                                      Is quality checked during every stage of production?

3.                                       Copy of management reports utilized to manage turnaround time of third party service providers.

4.                                       Copy of quality control reports and audits of work provided on all third party providers related to products

Facilities:

1.                                       Type of construction:

2.                                       Number of Stories:

3.                                       Window Locations:                                                                                                                                       Are they alarmed?

4.                                       Only Occupant?                                                                                                                                                                                                         If Not:

Describe how Separated from other Tenants:

5.                                       Fire Detection Alarms?

6.                                       Automatic Sprinkler System?                                      Yes                         No

Flotation Alarms?                                                                                                 Yes                         No

Heat Detectors?                                                                                                          Yes                         In IT area

7.                                       Location of Parking Area:

a)                                      Is access controlled by fencing, gate or guard?

8.                                       Entrances: Number and locations of people doors:

i.)                                      Are they double doored (man traps)?:

ii.)                                   Can the exterior or the building, adjacent to all entrances, be observed from within?
Yes                         No                           How?

iii.)                                Are doors electrically alarmed?                                                         If so, where:

iv.)                               Is a receptionist protected from an armed intruder?                    Yes                         No

How?

b.                                      How many freight doors?

i.)                                      Are they double doored (man and/or truck trap?)

ii.)                                   Can the exterior of the building, adjacent to the freight door be observed from within?                                         How?

iii.)                                Does a delivery truck have to pass through a gate or check point before entering premises?                      How?

iv.)                               What procedure is followed before a trucker will be allowed access to plant’s interior.

v.)                                  Are doors electrically alarmed?
To where?

vi.)                               Are loading docks raised above ground level?

vii.)                            Could a truck gain access to interior of the building by ramming a door?

9.                                       Does firm utilize more than one building?

10.                                 Is plant owned or leased?

Security

1.                                       Does the plant have a vault for secure storage?
If so,

a)                                      Type of construction:

b)                                     Size in square feet:

c)                                      Type of door:

d)                                     Is vault alarmed?                                                                                                      To where?

e)                                      Are Tapes and Checks awaiting use stored there?

f)                                        Who has access to vault?

g)                                     Is it entered under dual control?

h)                                     Is access logged?

i)                                         How often are logs audited & by whom?

2.                                       Does the plant have a shredder?

a)                                      Is waste shredded daily?

b)                                     Are precautions taken to ensure all waste is destroyed?

3.                                       Does the plant employ security guards?

If so,

a)                                      Are they armed?

b)                                     How many per shift?

c)                                      Are they present when plant is not in operation?

d)                                     Are they company employees or those from a private guard force?

e)                                      Do they have radio contact?

f)                                        Is there ever a period when the plant is unoccupied?

4.                                       Are tapes, printouts, etc., containing cardholder information kept in secure place?

5.                                       Does plant utilize a log, work order, audit form or other similar method to account for all products during the printing and inserting process?

If yes, does audit form provide ability to identify production status of a given piece or account?

6.                                       Are employees bonded?

Explain process

7.                                       Describe the procedure for allowing employees to enter building when reporting for work

How would an intruder be detected?

8.                                       Are there any precautions taken to prevent employees from removing Tapes, Checks, or any Cardholder Information from the premises?

Alarm Devices

1.                                       Does plant have any electric alarm alert systems?
If so,

a)                                      Is it monitored by a private security firm?

b)                                     Does alarm go directly to local police departments?

c)                                      Distance to local police department?

d)                                     Are all doors alarmed?                                                                                                                         All windows alarmed?

e)                                      Does the building have panic or holdup alarms?

If so, where does the signal go?

f)                                        Does building have motion detectors?

g)                                     Are heat or smoke detectors utilized?

If so, who monitors?

h)                                     Does fire alert go directly to fire departments?

i)                                         Distance to local fire station?

j)                                         Are TV cameras utilized?

If so, do they cover

i.)                                        Parking Lot                                                                          Yes                                                                                    No

ii.)                                     Exterior of Entrance                               Yes                                                                                    No

iii.)                                  Vault                                                                                                           Yes                                                                                    No

iv.)                                 Interior Work Space                            Yes                                                                                    No

v.)                                    Other                                                                                                         Yes                                                                                    No

k)                                      In the event of a power outage, will alarms operate?  Yes        No

l)                                         Alternate power source is?

Does vault have a separate alarm?

Information Systems

1.                                       Forms of connectivity:

2.                                       Data Processing- Describe the internal and external handling of the data.

3.                                       Schedule of systems limitations, constraints, expandability and capacity:

Backup procedures and disaster recovery plans:

Question		Operational Definitions	Answer	Service Provider Comments
General Information
The objective of this section is to gather general information relating to your business that applies to the products or services you may provide to GE Consumer Finance - Americas (GECF)
1.	What is the name of each company and/or division that may be providing products or services for GECF?
2.	Please provide the address of the site(s) from which products or services may be provided to GECF?
3.	What is the name, position & email address of the primary contact for GECF?	Primary Contact: The employee within your business that is responsible for managing the relationship between your company & GECF
4.	The responses in this document must be reviewed & approved by an executive within your company.	Executive Level: (Company Officer)
Please list the name, position & email address of the Executive, that will be certifying this document (see question 90)
5.	What are the names, positions & email addresses of the privacy & security leaders for your business?
All questions below apply to each company and/or division that may be providing products or services for GECF.
6.	How many employees does your company have?
7.	Are any of your locations outside the United States?	Examples of a Location: Sales offices, warehouses, manufacturing, etc.
8.	(If yes to question 7) Please list all locations outside the United States.
9.	What is the name of your parent company, if applicable?

Question		Operational Definitions	Answer	Service Provider Comments
Information Security & Privacy
	The objective of this section is to determine how a 3rd-party provider will protect GECF information.	GECF Information: • Personally identifiable consumer information • Non-public customer information • Intellectual property • Confidential GECF business information • Confidential GECF employee data
10.	Do you provide services to financial institutions?
11.	(If yes to question 10) For your financial institution clients, does your company have a documented privacy program that supports requirements to protect your clients’ customer information?

This question does not assume that your company, itself, is subject to state & federal privacy & security regulations. Documented Privacy Program:  A documented privacy program would include written policies and procedures covering:  (i) ownership of the privacy program; (ii) protecting against impermissible sharing of data (i.e., use of information for anything other than customer’s approved purposes); (iii) use and maintenance of customer information in accordance with privacy and security laws;  and (iv) reasonable security controls for systems and facilities (including segregation of data, access controls).

12.	Do you have documented policies that limit system access to a client’s information to only those resources that require access to service that client?

Question		Operational Definitions	Answer	Service Provider Comments
13.	Do your existing systems provide tiered system access levels that limit access to confidential client information?

Tiered System Access Levels:  Access rights to customer data fields generally should include more than 1 level of access.  Depending on the services being performed, different users might have read, write/update, and delete access to specific data fields.

14.

Are there documented controls/procedures in place to ensure you will not reuse or share restricted GECF information with other parties or use for any purpose other than providing the goods or services to GECF?

Documented Controls/Procedures: The use of: (1) technology, (2) assignment of job responsibilities, (3) deployment of controls and (4) training in items (1)-(3) to ensure systematic compliance with the limits on use and disclosure of restricted GECF information.

15.	Can you systematically label / flag GECF information that you cannot reuse or share with other parties?	Label / Flag: System codes, special databases, special filing arrangements or other methods to label data with the relevant restrictions on use and disclosure
16.	Do you have a documented security risk assessment process?	Security Risk Assessment Process: A process to identify threats, vulnerabilities, attacks, probabilities of occurrence and outcomes.

Question		Operational Definitions	Answer	Service Provider Comments
17.	Do you have a documented security incident management process?

Documented Process:  A set of written instructions on how to report a security incident, including who to contact and what information is needed. Incident Management Process:  A process for responding to security incidents that includes initial notification methods, escalation procedures, client notification, and incident response and investigation. Security Incident Examples:

•                  Facilities break-ins

•                  System intrusions

•                  Theft of data

•                  Internal fraud

Laws, Regulations and Litigation

The objective of this section is to determine that all 3rd-party providers have a process for identifying & complying with legal & regulatory requirements.  (PRIMARY CONTACT MUST CONSULT WITH LEGAL COUNSEL IN ANSWERING THESE QUESTIONS)

18.	Does your business have a documented process to maintain a current list of legal & regulatory requirements that govern the services to be provided to GECF?	Examples of requirements: • Telemarketing Laws • Privacy Laws • Fair Practices Acts • Collections Laws • Truth in Advertising
19.	Does your business have a documented process to communicate legal & regulatory updates to all employees, contractors, subcontractors and temporary personnel?	Communicate: Communication can be by one or more of several means, including regular training, newsletters, e-mails, etc…
20.	Is your business required to have a license to provide the proposed products or services to GECF?

License:  registration with one or more state regulatory agencies, such as a state banking or finance department, to perform customer service operations (such as payment processing, collections, customer service inquiries).

Question		Operational Definitions	Answer	Service Provider Comments
21.	(If yes to question 20) Is your company licensed in all necessary jurisdictions to provide the proposed products or services to GECF?	All Necessary Jurisdictions: certain states, including CA, CT, FL, MD, RI, require state licenses for certain types of entities to perform certain customer service operations
22.

Is your company currently involved in any pending or threatened litigation that could have an adverse impact on the ability to provide products or services to GECF or how those service would be provided?

23.

Is your company currently involved in any regulatory inquiries that could have an adverse impact on the ability to provide products or services to GECF or how those products or services would be provided?

Regulatory Inquiries: Investigations, complaints or inquiries by federal or state agencies, including attorney general offices and regulatory agencies such as the FTC.
24.	Does your company have a documented process to proactively investigate & monitor intellectual property (IP) rights of technologies that your company either owns or uses?

There should be a process by which the service provider can meaningfully represent in the contract that it has all necessary rights to the intellectual property being used in the provision of products or services to GECF.

25.

Is your company currently involved in any pending or threatened intellectual property disputes that could have an adverse impact on the ability to provide products or services to GECF or how those products or services would be provided?

Pending or Threatened IP Disputes:  Pending litigation or a threat that alleges that you do not have the right to use certain intellectual property which will be used in the provision of services to GECF.

26.	Is your company subject to any governmental consent orders, consent decrees or enforcement actions?
Disaster Recovery
	The objective of this section is to determine that all 3rd-party providers have plans in place to mitigate service disruptions for all products and services that may be provided to GECF.	Service disruption: A break in the scheduled delivery of the product or service

Question		Operational Definitions	Answer	Service Provider Comments
27.	Do you have a completed & documented disaster recovery plan (DRP) in effect that mitigates any potential service disruptions as related to products or services that may be provided to GECF?

DRP: Actions taken to mitigate the disruption across the entire business that enables a 3rd-party provider to deliver products or service to their customers.  (The scope must cover the entire business process across all business functions as related to products or services that may be provided to GECF.) Completed:  A plan that has been approved by executive level management & implemented.

28.	Is your DRP based on an industry accepted risk assessment methodology?	Industry Accepted Risk Assessment: (ISO 9000, FMEA, Mission Critical Applications)
29.	Do you electronically store your data related to products or services that may be provided to GECF?	Example: (Tapes, 3290, Fiche) Your Data: For questions (27-32) specifically references Your internal business process data.
30.	(If yes to question 29) Does your DRP include backup & recovery strategies for your data related to products or services that may be provided to GECF?	Backup & Recovery Strategies: Backup & recovery process that supports your company’s internal business process.
31.	(If yes to question 29) Are electronic backups of your data stored with a 3rd-Party data storage company?
32.	Do you have hard copy files of your data related to products or services that may be provided to GECF?
33.	(If Yes to question 32) Does your DRP include backup & recovery strategies for hard copy files of your data related to products or services that may be provided to GECF?	Hard Copy File: A physical document
34.	(If yes to question 32) Are hard copy files of your data stored with a 3rd-Party data storage company?
35.	Will you electronically store GECF information?	Example: (Tapes, 3290, Fiche) For questions (33-38) “Will” means effective upon engagement as a GECF product or service provider

Question		Operational Definitions	Answer	Service Provider Comments
36.	(If yes to question 35) Will your DRP include backup & recovery strategies for GECF information?	Backup & Recovery Strategies: Backup & recovery process that supports your company’s internal business process.
37.	(If yes to question 35) Will your electronic backups of GECF information stored with a 3rd-Party data storage company?
38.	Will you have hard copy files of GECF information?
39.	(If yes to question 38) Will your DRP include backup & recovery strategies for hard copy files of GECF information?	Hard Copy File: A physical document
40.	(If yes to question 38) Will hard copy files of GECF information be stored with a 3rd-Party data storage company?
41.	Does your DRP include alternative suppliers that are pre-qualified & can promptly be engaged in the event of a service disruption?	Alternative Suppliers: Suppliers capable of providing similar products or services. Pre-qualified: Suppliers’ capability already assessed by your company to be acceptable
42.	Does your DRP include redundant systems or processes that can be promptly enabled in the event of a service disruption?	Redundant Systems/Processes: a back up system/process with capacity and functionality to deliver the product or service to GECF, in the absence of the primary system.
43.	Does your DRP include a communication plan for regular communication to your affected customers during a service disruption?
44.	Do you have a dedicated resource assigned as the DRP owner?
45.	Does the DRP owner report on DRP to an executive level employee or executive level committee?	Executive Level: reports directly to the President or CEO of your company
46.	Do you have a documented process as part of your DRP to review and update your plan for changes to your business processes?	Documented: written document that includes the key requirements for the process, how you execute the process and who is the owner of the process.

Question		Operational Definitions	Answer	Service Provider Comments
47.	Do you test changes to your DRP?	Test: a simulation of a service disruption in which you execute your DRP to meet or exceed you established performance criteria.
48.	If there are no changes to your DRP within a year (12 month period), do you test your disaster recovery plans annually?
Facilities
	The objective of this section is to determine that 3rd-party providers have reasonable measures in place to physically secure confidential information.	Reasonable Measures: Systems & processes that protect access to facilities that contain confidential information.
49.	Do you have a physical facilities security program for all locations that will process or house GECF information?	Physical Facilities Security Program: To includes access control for employees, contractors, subcontractors, temporary personnel & visitors
50.	Does your business use or intend to use subcontractors to provide products or services to GECF?	Subcontractors: a 3rd-party provider that your company has engaged to deliver products & services to GECF.
51.	(If yes to question 50) Do your subcontractors have a physical facilities security program for all locations that will process or house GECF information?
52.	Do you have restricted access to internal data rooms which will process or house GECF information?	Data room: Server room or hard copy file archive
53.	Do you have restricted access to phone closets which will process or house GECF information?	Phone Closet: A closet which houses telecommunication wiring & telecom wiring equipment (Voice & Data)
54.

Do you have access control processes which require employees, contractors, subcontractors & temporary personnel to physically present badges to obtain access to all locations that will process or house GECF information?

Question		Operational Definitions	Answer	Service Provider Comments
55.	Do you have a visitor access control process?

Visitor:  Anyone who is not an employee, or a contractor, subcontractor, temporary resource employed at the site Visitor Access Control Process:  Visitors are escorted in your facilities, & a visitor reconciliation process exists

56.	Is access to your facilities revoked for all terminated employees, contractors, subcontractors & temporary personnel within a 48 hour period?
57.

Do you have a documented process to destroy all physical media that contains your confidential information & the confidential information of your clients after it is no longer actively used or actively archived?

Examples of Physical Media: • Paper • Tapes • Fiche • Embossing Foil….. Destroy: To make unreadable & unusable
58.	Do you utilize a 3rd-party provider for physical media destruction?
59.

Do you have a documented process to destroy all electronic media that contains your confidential information & the confidential information of your clients after it is no longer actively used or actively archived?

Examples of Electronic Media: • Chip Sets • Electronic storage devices
60.	Do you utilize a 3rd-party provider for electronic media destruction?
61.	Do you audit your 3rd-party providers for electronic & physical media destruction?
Personnel
The objective of this section is to determine that the 3rd-party provider has appropriate processes & procedures for hiring, training & monitoring employees.
62.	Are all new hires subject to Federal Criminal background checks covering the last 10 years?	New Hires: All employees, contractors & Temporary personnel
63.	Are all new hires subject to State Criminal background checks covering the last 10 years?	State Criminal Background Requirements: Must be executed for all states & counties in which the individual has resided and / or worked
64.	Are all new hires subject to credit bureau checks?

Question		Operational Definitions	Answer	Service Provider Comments
65.	Are all new hires subject to employment verification?
66.	Are all new hires subject to education verification?
67.	Are all US based new hire employees subject to drug tests?
68.	Do you provide services to financial institutions?
69.	(If yes to question 68) For your financial institution clients, Do you require formal privacy & security training for your employees with access to their confidential information?	Privacy & Security Training: Classroom or Computer Based Training covering privacy laws & appropriate handling of confidential information
70.	(If yes to question 68) Do you require annual privacy & security training?
71.	Will your employees, contractors or temporary personnel directly interact with GECF customers?	GECF Customers: Cardholders & / or clients of GECF
72.

(If yes to question 71) Are employees, contractors & Temporary personnel who will directly interact with GECF customers subject to quality assurance monitoring for compliance & service level requirements?

Examples of Monitoring: • Call monitoring • Mystery shopping • Customer satisfaction surveys
73.	Does your company comply with the Fair Labor Standards Act (FLSA) or equivalent Employment standards acts if not based in the US?
74.	Does your company have a documented policy & process that complies with environmental health & safety regulations
Subcontracting
The objective of this section is to determine that the 3rd-party provider has appropriate processes & procedures for engaging, training & monitoring contractors, subcontractors & temporary personnel.
75.	Does your business use or intend to use subcontractors to provide products or services to GECF?	Subcontractors: a 3rd-party provider that your company has engaged to deliver products & services to GECF. Note: If the answer to this question is “No”, you may skip to the finance section
76.	(If yes to question 75) Are any of your subcontracted service providers on the OFAC list?

Question		Operational Definitions	Answer	Service Provider Comments
77.	(If yes to question 75) Do you have a documented security incident management process for subcontractors?
78.	Will your subcontractors have access to GECF information?
79.	(If yes to question 78) Are subcontractors who will access to GECF information subject to the same background checks as your permanent employees who have access to GECF information?
80.	(If yes to question 78) Do you require formal privacy & security training for contractors, subcontractors and temporary personnel who will have access to GECF information?
81.	(If yes to question 78) Do you require annual privacy & security training?
82.	Will GECF information be passed to a 3rd-party managed IT system?	3rd-Party Managed IT System: Database or other technology systems that are maintained by a contracted supplier
83.	(If yes to question 82) Will you actively monitor the security of outsourced IT systems?
84.	(If yes to question 82) Will you actively monitor the transfer, storage & disposal of GECF information?
85.	Will your subcontractors directly interact with GECF customers?
86.	(If yes to question 85) Are subcontractors who will directly interact with GECF customers subject to quality assurance monitoring for compliance & service level requirements?
Finance
The objective of this section is to determine if there are sound financial practices & controls in place?
87.	Does your company prepare stand-alone financial statements?	Stand-Alone: Separate set of financial statements for your division, subsidiary, company or enterprise
88.	(If yes to question 87) Have you received an unqualified audit opinion letter from your independent accounting firm in each of the last 3 years?

Question		Operational Definitions	Answer	Service Provider Comments
89.	Do you have a parent company?
90.	(If yes to question 89) Does your parent company prepare stand-alone financial statements?
91.	(If yes to question 90) Have you received an unqualified audit opinion letter from your independent accounting firm in each of the last 3 years?
92.	Does either your company or your parent company prepare a SAS70 or have an independent 3rd-party review of internal controls?
Certification
93.

Are the responses provided in this document accurate & complete to the best knowledge of the 3rd-party provider executive (listed above), based upon investigation & review with those management individuals who have responsibility for the business processes & issues evaluated in this questionnaire?

Schedule 14
Benchmarking

1                                         The first benchmarking exercise shall be undertaken by an organisation recognised as having benchmarking capability (the “Benchmarking Adviser”). The following provisions shall apply in respect of the selection of the Benchmarking Adviser:

1.1                               GECC shall identify three potential candidates to act as the Benchmarking Adviser. GEFA shall then eliminate one of the three choices and GECC shall choose which of the remaining candidates shall become the Benchmarking Adviser.

2                                         The Parties shall bear the costs of the first benchmarking exercise in equal shares and GEFA shall bear the costs of all subsequent benchmarking exercises.

3                                         The Benchmarking Adviser shall be required to submit to the parties the name(s) and curriculum vitae of its personnel proposed to be deployed on this matter and the estimated costs (which shall be reasonable). Each Party shall have the right to object to the deployment of proposed personnel and to require the Benchmarking Adviser to propose (and submit particulars of) alternative personnel, provided that the reasons for its objections are reasonable, and are supplied to the other Party and the Benchmarking Adviser in writing within five Business Days of the parties receiving the particulars of the personnel. GEFA shall have the right to object to the estimated costs and to negotiate such costs. The Benchmarking Adviser shall be required to enter into a confidentiality agreements with GECF and GEFA on no less onerous terms than those which apply to the Parties under this agreement.

4                                         In order that there are no ambiguities in relation to each Party’s understanding of how the benchmarking activity is to be undertaken, its findings interpreted and any resulting actions taken, the Benchmarking Adviser will be instructed to conduct the benchmarking activity in accordance with a set of instructions (the “Benchmarking Terms of Reference”). GECC will prepare the first draft of the Benchmarking Terms of Reference and deliver it to GEFA. GECC and GEFA shall endeavour to agree the Benchmarking Terms of Reference (acting reasonably and in good faith). If GECC and GEFA are unable to agree the Benchmarking Terms of Reference within 10 Business Days of the date on which the first draft was delivered to GEFA, either party may request the Benchmarking Adviser to prepare a draft Terms of Reference. Neither party shall unreasonably withhold or delay its approval of the draft Benchmarking Terms of Reference prepared by the Benchmarking Adviser. Following agreement of the Benchmarking Terms of Reference, a representative of each Party shall sign the Benchmarking Terms of Reference, which shall then be delivered to the Benchmarking Adviser.

5                                         As a minimum, the Benchmarking Terms of Reference will instruct the Benchmarking Adviser to gather in each Territory, using generally accepted benchmarking processes, the following information in respect of at least five members of the Benchmarking Pool (or where there are not five members of the Benchmarking Pool, then as many as is reasonably practicable) in the relevant Territory at that time:

5.1                               types of Payment Protection Products offered to consumers;

5.2                               features of Payment Protection Products offered to consumers including:

(a)                                  marketing channels (including direct mail, inbound and outbound telemarketing, email and internet campaigns);

(b)                                 details of types of cover;

(c)                                  details of benefit;

(d)                                 consumer price and mechanism for charging consumer;

(e)                                  length of time on the market; and

(f)                                    such other information as agreed between the Parties.

5.3                               The Benchmarker shall set out the information gathered in a report (the “Benchmarking Report”).

6                                         In respect of each six-monthly benchmarking exercise carried out after the first benchmarking exercise, GEFA shall gather the information set out in paragraphs 5.1 and 5.2 above. For the avoidance of doubt, the Benchmarking Adviser shall not be involved in any Benchmarking Exercise subsequent to the first Benchmarking Exercise. If the Parties agree to involve the Benchmarking Adviser in a Subsequent Benchmarking Exercise, the Parties shall bear the costs equally.

7                                         The Parties shall, within a reasonable time, assess, in the light of the information provided in accordance with paragraph 5 or paragraph 6 as appropriate, whether there are any Payment Protection Products or features of Payment Protection Products that are offered by GECF Group Companies’ Competitors to consumers in the relevant Territory but that the relevant GEFA Company does not offer to the relevant GECF Group Company.

8                                         For the avoidance of doubt the information specific to GECC in any and all Benchmarking Reports and Product Development Plans produced under this agreement shall be treated in the same way as if it were Confidential Information disclosed by a party under the agreement.

9                                         If:

9.1                               GECC considers that the information provided by GEFA in accordance with paragraph 6 does not provide an accurate view of the market for Payment Protection Products in the relevant Territory; or

9.2                               the Parties are not able to agree on the assessment carried out under paragraph 7; or

9.3                               the Parties are not able to agree a Product Development Plan in accordance with Clause 9.4.4,

then Clause 15 of this agreement shall apply

Schedule 15
Potential Substitute Business

Criteria for determining when Potential Substitute Business becomes Substitute Business

The Parties agree that any substitute Payment Protection Products which directly replace the Existing Business will be Substitute Business and will be subject to the existing terms, both the Retention Rate and Profit Share as set out in Schedule 1 and the Local Agreements.

The Parties agree that the following scenarios shall fall within or outside the definition of Substitute Business, as set out below.  This is not an exhaustive list and any additional scenarios that may arise from time to time will be agreed between the senior management of GEFA and GECC centrally.

Furthermore, if the senior management of GEFA and GECC centrally agree a Payment Protection Product is partly Substitute Business and partly New Business, they will agree terms based on a weighted average of the Existing Business and New Business terms.

Scenario	Type of Business	Exceptions

Any modification to Existing Business its terms, conditions or exclusions whether a minor change is made or a change in benefits to meet GECC finance agreements by modification to cover or an addition or removal of a cover section or sections.

Is Substitute Business

Resolicitation activity GEFA currently does not offer on the back of Existing Business. “Resolicitation” means resolicitation activity in the marketing of a Payment Protection Product by mail or phone to uninsured GECC finance customers who have not opted to purchase the GEFA Payment Protection Product at the point of sale of the finance agreement.

Is New Business

If GECC intends to replace the Existing Business provided at initial point of sale of the finance agreement with a Resolicitation Payment Protection Product it will be Substitute Business and GECC will advise GEFA of its intent. If GECC stops actively promoting the Existing Business provided at the initial point of sale of the finance agreement by means of training or account management or

Scenario	Type of Business	Exceptions

incentives or other method which adversely impacts on the Existing Business performance, measured by insurance penetration of the Existing Business, then any Resolicitation Scheme will be restructured as Substitute Business with the appropriate Retention Rate and Profit Share terms applied.

A joint borrower cover Payment. Protection Product where GEFA currently only offers a single cover Payment Protection Product.	Is Substitute Business for the first named principal borrower. Is New Business for the second named borrower.

As GEFA cannot split terms within one Payment Protection Product, aggregate terms will be provided combining the proportion of the Risk Rate allocated to the first named principal borrower and the second named borrower.

New GECC business partnership. This shall include new partnerships with retailers, dealers or broker groups.	Is New Business	It is not intended to include individual additions of a retailer, dealer or broker which will be provided with terms as Substitute Business, unless a separate Scheme is required.

A Payment Protection Product offered to an age range excluded from Existing Business or other Payment Protection Product targeting another specific group of customers not currently provided under Existing Business.

Is New Business
Committed Payments Products designed to protect in whole or in part GECC finance commitments if they are in replacement of Existing Business.	Is Substitute Business

Scenario	Type of Business	Exceptions
Committed Payments Products not designed to protect GECC finance commitments.	Is New Business
A Payment Protection Product provided for a new and distinct GECC finance activity including any new and distinct loan product, which does not replace an existing loan product, offered by GECC.	Is New Business

Any Payment Protection Product provided to a new or distinct loan product, which replaces an existing loan product, will be Substitute Business.  If the new loan product increases the volume of Existing Business’s Gross Written Premium then blended terms will be agreed.

Acquired GECF Business.	Is New Business	If Existing Business is transferred to the Acquired GECF Business, the terms for the Existing Business will remain unchanged.

Schedule 16
Business Proposal Pricing Process

Part I

1                                         Where:

1.1                               GECC or any GECF Group Company request an Offering pursuant to Clause 9.4.4 and such an Offering described in the relevant Product Development Plan constitutes Potential Substitute Business; or

1.2                               paragraph 9.2 of Part A of Schedule 5 applies and the Parties need to determine the pricing of a New Business Proposal or Amended New Business Proposal,

the procedure set out in this Schedule shall apply.

2                                         Where the Offering, New Business Proposal or Amended Business Proposal as appropriate (in any case the “Business Proposal”):

2.1                               does not include the establishment of a new form of distribution channel for the relevant Payment Protection Product (a “New Channel”), the process set out in Part II of this Schedule shall apply; or

2.2                               does involve a New Channel for the relevant Payment Protection Product then the process set out in Part III of this Schedule shall apply.

PART II

3                                         Where the Business Proposal does not include a New Channel, GEFA or the relevant GEFA Company will provide GECC or the relevant GECF Group Company with a pricing proposal for the Business Proposal. The pricing proposal shall comprise two elements (i) the Retention Rate as has already been agreed by the Parties for the relevant Payment Protection Product as set out in Schedule 1 of this agreement (for Potential Substitute Business) or Clause 5 of this agreement (for Potential New Business) as the case may be; and (ii) the Risk Rate.

4                                         Where GECC or the relevant GECF Group Company agrees to the pricing proposal, then the Parties shall proceed to implement the Product Development Plan.

5                                         Where GECC or the relevant GECF Group Company does not agree to the pricing proposal, then the dispute shall be referred to the dispute resolution process set out in Clauses 15.2 of the agreement. If the Parties are not able to resolve the dispute within 10 Business Days of the matter being referred to the dispute resolution process then either Party may refer the pricing proposal to Watson Wyatt or other independent actuary as agreed by the Parties (the “Actuary”). The Actuary shall determine the price by calculating the Risk Rate. The Actuary shall act as an Expert and not as an arbitrator and the Actuary’s decision shall be final and binding on the parties. The Actuary shall then determine his own pricing proposal for the Business Proposal. Either Party shall be entitled to receive a copy of the assumptions upon which the Actuary determined the Risk Rate.

6                                         Where the Parties refer the matter to the Actuary, the price shall be calculated by adding the Risk Rate as determined by the Actuary to the Retention Rate. Where:

6.1                               the Parties agree to the price, then the Parties will proceed to implement the Business Proposal and (where the New Business Proposal is a New Business Proposal or Amended Business Proposal) the terms of Paragraphs 10 and 11 of Part A of Schedule 5 shall apply; or

6.2                               GECC or the relevant GECF Company does not accept the price, then the Product Development Plan will be abandoned; or

6.3                               GEFA or the relevant GEFA Company does not accept the price, then (i) GECC and the relevant GECF Group Company shall have no obligation to appoint GEFA or any GEFA Company as its provider, whether exclusive or otherwise, for the relevant Local Agreement in respect of the Business Proposal and (ii) GECC shall be free to enter into discussions, tenders, negotiations, arrangements and agreements with third parties and/or other companies in the GECF Group in respect of the Business Proposal and (iii) the relevant GECF Group Company shall not be obliged to invite the relevant GEFA Company to participate in the tender process but shall provide the relevant GEFA Company with a copy of the tender documentation.

Part III

7                                         Where:

7.1                               The Business Proposal does include a New Channel and **.

7.2                               Any increase in the Retention Rate set out in the relevant Local Agreement must **. GEFA shall provide substantiation for the revised Retention Rate based on a proposed pricing unit for each premium sold via the New Channel.

7.3                               GEFA shall also provide:

7.3.1                     (if the New Channel is to be provided by GEFA or a GEFA Company directly) the benchmarked costings of the New Channel; or

7.3.2                     (if the New Channel is to be provided by an outsourced supplier) the relevant tender documentation for such outsourcing.

The pricing and capabilities offered by GEFA must be competitive with the benchmarked or tender costings identified.

7.4                               If the pricing and capabilities offered by GEFA pursuant to paragraph 7.3 are competitive and the Risk Rate is accepted by GECC, then the Parties shall finalise the terms of the addendum to the Local Agreement or, where relevant, the terms of a New Local Agreement.

8                                         Where GECC or the relevant GECF Group Company does not agree to the proposed revised Retention Rate then the matter will be referred to the dispute resolution process set out in Clause 15.

9                                         Where:

9.1                               GECC or the relevant GECF Group Company agrees to the revised Retention Rate and the Risk Rate proposed by GEFA, then the Parties shall proceed to implement the Product Development Plan, or

9.2                               GECC or the relevant GECF Group Company does not agree to the Risk Rate, then the dispute shall be referred to the dispute resolution process set out in Clause 15.2 of the agreement. If the Parties are not able to resolve the dispute within 10 Business Days of the matter being referred to the dispute resolution process then either Party may refer the dispute to the Actuary. The Actuary shall determine the price by calculating the Risk Rate. The Actuary shall act as an Expert and not as an arbitrator and the Actuary’s decision shall be final and binding on the parties. The Actuary shall then determine his own pricing proposal for the Business Proposal. Either Party shall be entitled to receive a copy of the assumptions upon which the Actuary determined the Risk Rate.

10                                  Where the Parties refer the matter to the Actuary, the price shall be calculated by adding the Risk Rate as determined by the Actuary to the revised Retention Rate.

Where:

10.1                        the Parties agree to the price, then the Parties will proceed to implement the Business Proposal and (where the Business Proposal is a New Business Proposal or Amended Business Proposal) the terms of Paragraphs 10 and 11 of Part A of Schedule 5 shall apply; or

10.2                        GECC or the relevant GECF Company does not accept the price, then the Product Development Plan will be abandoned; or

10.3                        GEFA or the relevant GEFA Company does not accept the price, then (i) GECC and the relevant GECF Group Company shall have no obligation to appoint GEFA or any GEFA Company as its provider, whether exclusive or otherwise, for the relevant Local Agreement in respect of the Business Proposal and (ii) GECC and the relevant GECF Group Company shall be free to enter into discussions, tenders, negotiations, arrangements and agreements with third parties and/or other companies in the GECF Group in respect of the Business Proposal and (iii) the relevant GECF Group Company shall not be obliged to invite the relevant GEFA Company to participate in the tender process but shall provide the relevant GEFA Company with a copy of the tender documentation.